Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

November 24, 2019

by and among

THE CHARLES SCHWAB CORPORATION,

AMERICANO ACQUISITION CORP.,

and

TD AMERITRADE HOLDING CORPORATION

EXHIBITS

Exhibit A -	Certificate of Incorporation of Surviving Corporation
Exhibit B -	Parent Charter Amendment

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 24, 2019, by and among The Charles Schwab Corporation, a Delaware corporation (“Parent”), Americano Acquisition Corp., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and TD Ameritrade Holding Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Strategic Development Committee of the Board of Directors of the Company, a committee consisting only of independent and disinterested directors of the Company (the “Company Special Committee”), has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) directed that the approval and adoption of this Agreement (including the Merger) be submitted to a vote at a meeting of the Company’s stockholders, and (iv) recommended the approval and adoption of this Agreement (including the Merger) by the Company’s stockholders;

WHEREAS, the Board of Directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Parent Share Issuance and the Parent Charter Amendment) are fair to and in the best interests of Parent’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Parent Share Issuance and the Parent Charter Amendment), (iii) directed that the Parent Share Issuance and the Parent Charter Amendment be submitted to a vote at a meeting of Parent’s stockholders, and (iv) recommended the approval of the Parent Share Issuance and the Parent Charter Amendment by Parent’s stockholders;

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the sole stockholder of Merger Sub, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) directed that this Agreement (including the Merger) be submitted for approval and adoption by the sole stockholder of Merger Sub and (iv) recommended the approval and adoption of this Agreement (including the Merger) by the sole stockholder of Merger Sub;

WHEREAS, the parties intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury regulations promulgated thereunder (the “Treasury Regulations”) and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations thereunder;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, TD Bank is entering into a voting and support agreement with Parent (the “TD Support Agreement”) pursuant to which, among other things, TD Bank is agreeing, subject to the terms of the TD Support Agreement, to vote all shares of Company Common Stock owned by TD Bank in favor of the approval and adoption of this Agreement (including the Merger);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, each of the Significant Company Stockholders is entering into a voting and support agreement with Parent (the “Significant Company Stockholder Support Agreement”) pursuant to which, among other things, each of the Significant Company Stockholders is agreeing, subject to the terms of the Significant Company Stockholder Support Agreement, to vote all shares of Company Common Stock owned by such holder in favor of the approval and adoption of this Agreement (including the Merger);

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WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of the Significant Parent Stockholders is entering into a voting and support agreement with the Company (the “Significant Parent Stockholder Support Agreement”) pursuant to which, among other things, each of the Significant Parent Stockholders is agreeing, subject to the terms of the Significant Parent Stockholder Support Agreement, to vote all shares of Parent Common Stock owned by such holder in favor of the Parent Share Issuance and the Parent Charter Amendment;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the parties to enter into this Agreement, TD Bank and Parent are executing a stockholder agreement (the “Stockholder Agreement”), to be effective as of the Closing, setting forth certain rights and obligations of TD Bank and Parent after the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the parties to enter into this Agreement, Parent, the Significant Parent Stockholders and TD Bank are executing a registration rights agreement (the “Registration Rights Agreement”), to be effective as of the Closing, setting forth certain rights and obligations of Parent, the Significant Parent Stockholders and TD Bank after the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, Parent and certain Subsidiaries of TD Bank are executing an amendment and restatement of the IDA Agreement (the “Amended and Restated IDA Agreement”), to be effective as of the Closing, setting forth certain rights and obligations of Parent and such other Persons after the Closing; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the Merger and to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

Article 1
Definitions

Section 1.01.      Definitions. (a) As used in this Agreement, the following terms have the following meanings:

“Advisory Agreement” means an investment advisory agreement entered into by an RIA Subsidiary with an Advisory Client for the purpose of providing Investment Advisory Services to such Advisory Client.

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“Advisory Client” means any client or customer of an RIA Subsidiary for Investment Advisory Services.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For the avoidance of doubt, for purposes hereof, TD Bank will be treated as an Affiliate of the Company, regardless of whether it would otherwise fall within this definition.

“Ancillary Agreements” means the TD Support Agreement, the Significant Company Stockholder Support Agreement, the Significant Parent Stockholder Support Agreement, the Stockholder Agreement, the Registration Rights Agreement and the Amended and Restated IDA Agreement.

“Antitrust Laws” shall mean the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Law(s)” means, with respect to any Person, any U.S. or non-U.S. federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or Self-Regulatory Organization that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise in this Agreement. References to “Applicable Law” or “Applicable Laws” shall be deemed to include Antitrust Laws.

“BHC Act” means the Bank Holding Company Act of 1956.

“Broker-Dealer” means a “broker” or “dealer” (as defined in Sections 3(a)(4) and 3(a)(5) of the Securities Exchange Act).

“Brokerage Client” means any client or customer of a Broker-Dealer who receives Brokerage Services from such Broker-Dealer.

“Brokerage Services” means brokerage, broker-dealer transaction processing, dealer, distributorship, custodial, and related services, or any other services that involve acting as a Broker-Dealer, and performing ancillary services and activities related or incidental thereto.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“CEA” means the Commodity Exchange Act.

“CFTC” means the U.S. Commodity Futures Trading Commission.

“Client” means any Advisory Client or Brokerage Client.

“Code” means the Internal Revenue Code of 1986.

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“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor organization or other authorized employee representative representing Service Providers.

“Company 401(k) Plan” means the TD Ameritrade Holding Corporation Associates 401(k) Profit Sharing Plan and Trust, as amended from time to time.

“Company Acquisition Proposal” means any indication of interest, proposal or offer from any Person or Group, other than Parent and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of the consolidated assets of the Company, or to which 15% or more of the revenues or earnings of the Company on a consolidated basis are attributable, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity or voting securities of (1) the Company or (2) any of its Subsidiaries to which 15% or more of the revenues or earnings of the Company on a consolidated basis are attributable, (iii) tender offer or exchange offer that, if consummated, would result in such Person or Group beneficially owning 15% or more of any class of equity or voting securities of (1) the Company or (2) any of its Subsidiaries to which 15% or more of the revenues or earnings of the Company on a consolidated basis are attributable, or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, under which such Person or Group would acquire, directly or indirectly, (A) assets (including securities of Subsidiaries) equal to 15% or more of the consolidated assets of the Company, or to which 15% or more of the revenues or earnings of the Company on a consolidated basis are attributable, or (B) beneficial ownership of 15% or more of any class of equity or voting securities of (1) the Company or (2) any of its Subsidiaries to which 15% or more of the revenues or earnings of the Company on a consolidated basis are attributable.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2019, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2019.

“Company Balance Sheet Date” means September 30, 2019.

“Company Common Stock” means the common stock, $0.01 par value, of the Company.

“Company Condition Regulatory Approvals” means the Consents set forth on Section 9.03(b) of the Company Disclosure Schedule.

“Company Director Plan” means the TD Ameritrade Holding Corporation 2006 Directors Incentive Plan, as amended from time to time.

“Company Disclosure Schedule” means the Company Disclosure Schedule delivered to Parent on the date of this Agreement.

“Company Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy, or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries for the current or future benefit of any Service Provider, or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability.

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“Company Equity Awards” means Company Stock Options, Company RSU Awards and Company PSU Awards.

“Company Material Adverse Effect” means any event, circumstance, development, change, or effect that, individually or in the aggregate, is or is reasonably likely to result in, a material adverse effect on (x) the condition (financial or otherwise), assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) the ability of the Company and its Subsidiaries to timely consummate the Closing (including the Merger) on the terms set forth herein, or to perform their agreements or covenants hereunder; provided that, in the case of clause (x) only, no event, change, effect, development or occurrence to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect, or whether a Company Material Adverse Effect would reasonably be expected to occur: (i) any changes after the date hereof in general United States or global economic conditions, including changes in United States or global securities, credit, financial, debt or other capital markets, (ii) any changes after the date hereof in conditions generally affecting the securities brokerage industry, (iii) any decline, in and of itself, in the market price or trading volume of the Company Common Stock (it being understood and agreed that the foregoing shall not preclude Parent from asserting that any facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (iv) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude Parent from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (v) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement (it being understood and agreed that the foregoing shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the public announcement or the pendency of this Agreement), (vi) any changes after the date hereof in any Applicable Law or GAAP (or authoritative interpretations thereof) or (vii) any action or omission taken by the Company pursuant to the written consent or request of Parent, except in the case of each of clauses (i), (ii) or (vi), to the extent that any such event, change, effect, development or occurrence has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such event, change, effect, development or occurrence has on other companies operating in the securities brokerage industry.

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“Company Stock Plans” means the TD Ameritrade Holding Corporation Long-Term Incentive Plan and the TD Ameritrade Holding Corporation 2006 Directors Incentive Plan, in each case, as amended from time to time.

“Company Tax Representation Letter” means a tax representation letter in the form to be agreed upon by the Company and Parent and executed by the Company in connection with a request pursuant to Section 8.12(a).

“Consent” means any consent, approval, waiver, license, permit, variance, exemption, franchise, clearance, authorization, acknowledgment, Order or other confirmation.

“Contract” means any written or oral contract, agreement, obligation, understanding or instrument, lease or license.

“DTC” means the Depository Trust Company.

“DTCC” means the Depository Trust & Clearing Corporation.

“Environmental Law” means any Applicable Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, consents (including consents required by Contract), variances, exemptions, orders, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Law and affecting, or relating to, the business of the Company or any of its Subsidiaries, or the business of Parent or any of its Subsidiaries, as applicable.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would (at any relevant time) be treated as a single employer under Section 414 of the Code.

“ERISA Client” means each Client that is (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (ii) a plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code, (iii) an employee benefit plan, plan, account or arrangement that is subject to any Similar Law, or (iv) any entity whose underlying assets are considered to include “plan assets” (as defined by the regulations of the Department of Labor, as amended by Section 3(42) of ERISA) of any such employee benefit plan, plan, account or arrangement, or a Person acting on behalf of such a Client.

“Excluded Arrangements” means (i) any employment, severance or other similar arrangements with managers, directors, officers, employees or other Service Providers, in each case, in their capacities as such (including, for avoidance of doubt, any invention or non-disclosure, restrictive covenant or similar agreements), (ii) compensation for services performed by a Related Party as a manager, director, officer, employee or other Service Provider and amounts reimbursable for routine travel and other business expenses, in each case, in the ordinary course of business consistent with past practice, (iii) this Agreement and the Ancillary Agreements and (iv) any other arrangement set forth on Section 6.07 of the Company Disclosure Schedule.

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“FCM” means a “futures commission merchant” (as defined in Section 1a(28) of the CEA).

“FCM Subsidiary” means TD Ameritrade Futures & Forex LLC.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fiduciary Shares” means any shares of Company Common Stock or Parent Common Stock owned by the Company, Parent or any of their respective Subsidiaries (i) in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account, or (ii) as a result of debts previously contracted.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“FINRA Application” means an application pursuant to FINRA Rule 1017 seeking FINRA’s approval of the change of ownership or control of a FINRA member Broker-Dealer.

“GAAP” means United States generally accepted accounting principles.

“Government Official” means any public or elected official or officer, employee (regardless of rank), or person acting on behalf of a national, provincial, or local government, including a department, agency, instrumentality, state-owned or state-controlled company, public international organization (e.g., the United Nations, World Bank), or non-U.S. political party, non-U.S. party official or any candidate for political office.  Officers, employees (regardless of rank), or Persons acting on behalf of an entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions, or has its key officers and directors appointed by a government should also be considered “Government Officials”.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority, including FINRA or any other applicable Self-Regulatory Organization.

“Group” means a “group” as defined in Section 13(d) of the Securities Exchange Act.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Applicable Law relating to the environment or natural resources or that is otherwise regulated by any Governmental Authority with jurisdiction over the environment or natural resources, including petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HOLA” means the Home Owners’ Loan Act of 1933.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IDA Agreement” means that certain Insured Deposit Account Agreement, effective as of January 1, 2013, by and among TD Bank USA, National Association, a national bank with its main office in the State of Maine, TD Bank, National Association, a national bank with its main office in the State of Delaware, TD Ameritrade, Inc., a corporation incorporated under the laws of the State of New York, TD Ameritrade Clearing, Inc., a corporation incorporated under the laws of the State of Nebraska, TD Ameritrade Trust Company, a non-depository trust company duly incorporated in the State of Maine and, solely with respect to Sections 7(b), 14 and 15(c) thereof, TD Bank.

“Intellectual Property” means any and all of the following, whether or not registered, and all rights therein, arising in the United States or any other jurisdiction throughout the world: (i) trademarks, service marks, trade names, certification marks, logos, trade dress, brand names, corporate names, Internet domain names, Internet account names (including social networking and media names) and other indicia of origin, together with all goodwill associated therewith or symbolized thereby, and all registrations and applications relating to the foregoing; (ii) patents and pending patent applications and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof; (iii) registered and unregistered copyrights (including those in Software), all registrations and applications to register the same, and all renewals, extensions, reversions and restorations thereof; (iv) trade secrets and rights in confidential technology and information, know-how, inventions, improvements, processes, formulae, algorithms, models, methodologies, customer and supplier lists, pricing and cost information and business and marketing plans and proposals; (v) rights in Software; (vi) other similar types of proprietary or intellectual property; and (vii) claims or causes of action arising out of or related to any past, present and future infringement, misappropriation or other violation of any of the foregoing.

“International Plan” means any Company Employee Plan that is not a U.S. Plan.

“Investment Advisers Act” means the Investment Advisers Act of 1940.

“Investment Advisory Services” means investment management or investment advisory services, including any subadvisory services, or any other services that involve acting as an “investment adviser” within the meaning of the Investment Advisers Act, and performing ancillary services and activities related or incidental thereto.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the Internal Revenue Service.

“IT Assets” means any and all computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment, and all associated documentation, owned by, or licensed or leased to, the Company or any of its Subsidiaries.

“Key Employee” means an employee of the Company or any of its Subsidiaries who holds the position of managing director or above or who participates in the TD Ameritrade Holding Corporation Management Incentive Plan.

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“knowledge” of any Person that is not an individual means the knowledge, after reasonable inquiry, of those officers of the Company or Parent, as the case may be, set forth in Section 1.01 of the Company Disclosure Schedule or Section 1.01 of the Parent Disclosure Schedule, as applicable.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a Third Party and licensed or sublicensed to or purported to be licensed or sublicensed to the Company or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Maximum Percentage” means 9.9% or such lower percentage of shares of Parent Common Stock as the Federal Reserve Board permits TD Bank to acquire in the Merger consistent with a determination that TD Bank does not control Parent for purposes of the BHC Act or HOLA immediately after Closing.

“NASDAQ” means The NASDAQ Stock Market LLC, or any successor thereto.

“New Client” means a Person who becomes an Advisory Client during the period from the date of this Agreement through the Closing.

“NFA” means the National Futures Association.

“NSCC” means the National Securities Clearing Corporation.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority or arbitrator (in each case, whether temporary, preliminary or permanent).

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Acquisition Proposal” means any indication of interest, proposal or offer from any Person or Group, other than the Company and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of Parent or its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of the consolidated assets of Parent, or to which 15% or more of the revenues or earnings of Parent on a consolidated basis are attributable, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity or voting securities of (1) Parent or (2) any of its Subsidiaries to which 15% or more of the revenues or earnings of Parent on a consolidated basis are attributable, (iii) tender offer or exchange offer that, if consummated, would result in such Person or Group beneficially owning 15% or more of any class of equity or voting securities of (1) Parent or (2) any of its Subsidiaries to which 15% or more of the revenues or earnings of Parent on a consolidated basis are attributable, or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Parent or any of its Subsidiaries, under which such Person or Group would acquire, directly or indirectly, (A) assets (including securities of Subsidiaries) equal to 15% or more of the consolidated assets of Parent, or to which 15% or more of the revenues or earnings of Parent on a consolidated basis are attributable, or (B) beneficial ownership of 15% or more of any class of equity or voting securities of (1) Parent or (2) any of its Subsidiaries to which 15% or more of the revenues or earnings of the Parent on a consolidated basis are attributable.

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“Parent Advisory Agreement” means an investment advisory agreement entered into by a Parent RIA Subsidiary with a Parent Advisory Client for the purpose of providing Investment Advisory Services to such Parent Advisory Client.

“Parent Advisory Client” means any client or customer of a Parent RIA Subsidiary for Investment Advisory Services.

“Parent Balance Sheet” means the consolidated balance sheet of Parent and its Subsidiaries as of September 30, 2019, and the footnotes to such consolidated balance sheet, in each case set forth in Parent’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2019.

“Parent Balance Sheet Date” means September 30, 2019.

“Parent Broker-Dealer Subsidiary” means Charles Schwab & Co., Inc.

“Parent Common Stock” means the voting common stock, $0.01 par value, of Parent.

“Parent Condition Regulatory Approvals” means the Consents set forth on Section 9.02(b) of the Parent Disclosure Schedule.

“Parent Disclosure Schedule” means the Parent Disclosure Schedule delivered to the Company on the date of this Agreement.

“Parent FCM Subsidiary” means Charles Schwab Futures, Inc.

“Parent Material Adverse Effect” means any event, circumstance, development, change, or effect that, individually or in the aggregate, is or is reasonably likely to result in, a material adverse effect on (x) the condition (financial or otherwise), assets, liabilities, business or results of operations of Parent and its Subsidiaries, taken as a whole, or (y) the ability of Parent and its Subsidiaries to timely consummate the Closing (including the Merger) on the terms set forth herein, or to perform their agreements or covenants hereunder; provided that, in the case of clause (x) only, no event, change, effect, development or occurrence to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Parent Material Adverse Effect, or whether a Parent Material Adverse Effect would reasonably be expected to occur: (i) any changes after the date hereof in general United States or global economic conditions, including changes in United States or global securities, credit, financial, debt or other capital markets, (ii) any changes after the date hereof in conditions generally affecting the securities brokerage industry, (iii) any decline, in and of itself, in the market price or trading volume of Parent Common Stock (it being understood and agreed that the foregoing shall not preclude the Company from asserting that any facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (iv) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude the Company from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (v) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement (it being understood and agreed that the foregoing shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the public announcement or the pendency of this Agreement), (vi) any changes after the date hereof in any Applicable Law or GAAP (or authoritative interpretations thereof) or (vii) any action or omission taken by Parent pursuant to the written consent or request of the Company, except in the case of each of clauses (i), (ii) or (vi), to the extent that any such event, change, effect, development or occurrence has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such event, change, effect, development or occurrence has on other companies operating in the securities brokerage industry.

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“Parent Nonvoting Common Stock” means the nonvoting common stock, $0.01 par value, of Parent.

“Parent RIA Subsidiary” means each of Charles Schwab & Co., Inc., Charles Schwab Investment Advisory, Inc., Charles Schwab Investment Management, Inc., and Charles Schwab Private Client Investment Advisory, Inc.

“Parent Tax Representation Letter” means a tax representation letter in the form to be agreed upon by the Company and Parent and executed by Parent in connection with a request pursuant to Section 8.12(a).

“Parent Transfer Agent Subsidiary” means any Subsidiary of the Parent that is registered or required to be registered as a transfer agent with the SEC pursuant to the Securities Exchange Act.

“Permitted Lien” means (i) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and, in each case, with respect to which adequate reserves have been established in accordance with GAAP, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, in each case, arising in the ordinary course of business, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, in each case, arising in the ordinary course of business, (iv) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that do not, in any case, materially detract from the value or the use of the property subject thereto, (v) statutory landlords’ liens and liens granted to landlords under any lease, (vi) non-exclusive licenses to Intellectual Property granted in the ordinary course of business, (vii) any Liens which are disclosed on the Company Balance Sheet (in the case of Liens applicable to the Company or any of its Subsidiaries) or the Parent Balance Sheet (in the case of Liens applicable to Parent or any of its Subsidiaries), or the notes thereto or (viii) any Liens that are not material to the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, taken as a whole.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision.

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“Proceeding” means any legal, administrative, arbitral or other proceedings (including disciplinary proceedings), claims, suits, actions or governmental or regulatory investigations or inquiries of any nature.

“Regulatory Documents” means, with respect to a Person, all Filings (including the current Form ADV of the Company and its Affiliates, the current Form BD(s) of the TD Broker-Dealers and the current Form 7-R of the FCM Subsidiary), together with any amendments required to be made with respect thereto, filed, or required to be filed, by such Person with any applicable Governmental Authority pursuant to Applicable Law, including the Securities Laws or the applicable rules and regulations of any Governmental Authority.

“RIA Subsidiaries” means TD Ameritrade Investment Management, LLC, TD Ameritrade, Inc. and Tradewise Advisors, Inc.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Securities Laws” means the Securities Act, the Securities Exchange Act, the Investment Company Act, the Investment Advisers Act, state “blue sky”, securities and investment advisory laws, all applicable foreign securities laws and, in each case, the rules of each applicable Self-Regulatory Organization.

“Self-Regulatory Organization” means a self-regulatory organization, including any “self-regulatory organization” as such term is defined in Section 3(a)(26) of the Securities Exchange Act, any “self-regulatory organization” as such term is defined in CFTC Rule 1.3, and any other U.S. or non-U.S. securities exchange, futures exchange, futures association, commodities exchange, clearinghouse or clearing organization.

“Service Provider” means any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“Significant Company Stockholder” has the meaning given the term “Stockholder” in the Significant Company Stockholder Support Agreement.

“Significant Parent Stockholder” has the meaning given the term “Stockholder” in the Significant Parent Stockholder Support Agreement.

“Significant Subsidiary” means, with respect to any Person, each Subsidiary of such Person that is a “significant subsidiary” (as defined in Regulation S-X) of such Person.

“Similar Law” means any law similar to Title I of ERISA or Section 4975 of the Code.

“Software” means all (i) computer programs and other software including any and all software implementations of algorithms, models and, methodologies, assemblers, applets, compilers, development tools, design tools and user interfaces, whether in source code or object code form, (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise, and (iii) updates, upgrades, modifications, improvements, enhancements, derivative works, new versions, new releases and corrections to or based on any of the foregoing.

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“Subsidiary” means, when used with reference to a Person, (i) any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body or Persons performing similar functions, or more than 50% of the outstanding voting securities of which, are owned, directly or indirectly, by such first Person or (ii) any other Person with respect to which such first Person controls the management. For purposes of this Agreement, a Subsidiary shall be considered a “wholly owned Subsidiary” of a Person as long as such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to Applicable Law) of such Subsidiary.

“Tax” means any income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and any other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest, penalties and additions to tax (including penalties for failure to file or late filing of any tax return, report or other filing, and any interest in respect of such penalties, additions to tax or additional amounts imposed by any federal, state, local, non-U.S. or other Taxing Authority).

“Tax Return” means any report, return, document, statement, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, claims for refunds, any documents with respect to or accompanying payments of estimated Taxes or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreement” means any existing agreement binding any Person or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, other than agreements entered into in the ordinary course of business that do not have as a principal purpose addressing Tax matters.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any tax.

“TD A” means TD Ameritrade, Inc.

“TD AC” means TD Ameritrade Clearing, Inc.

“TD Bank” means The Toronto-Dominion Bank, a Canadian-chartered bank.

“TD Broker-Dealers” means each of TD A and TD AC.

“TD Subsidiary Banks” means TD Bank, National Association, TD Bank USA, National Association, and any other insured depository institution that may be controlled by TD Bank for purposes of the BHC Act and to which TD Bank may cause funds to be swept under the IDA Agreement or any amendment thereto.

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“Third Party” means any Person or Group, other than the Company, Parent, any of their respective Affiliates or the Representatives of any such Persons acting in such capacity.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements (including the Merger).

“Transfer Agent Subsidiary” means any Subsidiary of the Company that is registered or required to be registered as a transfer agent with the SEC pursuant to the Securities Exchange Act.

“U.S. Plan” means any Company Employee Plan that covers Service Providers located primarily within the U.S.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.

(b)         Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Affected Employees	7.05(a)
Affirmative Client Consents	6.06(a)(iii)
Affirmative Consent Client	6.06(a)
Agreement	Preamble
Amended and Restated IDA Agreement	Recitals
Assumed PSU Award	2.05(c)
Assumed RSU Award	2.05(b)
Assumed Stock Option	2.05(a)
Bankruptcy and Equity Exceptions	4.02(a)(ii)
BD Compliance Policies	4.17(f)
Benefits Continuation Period	7.05(a)
Burdensome Condition	(c)
Cash Sweep Program	4.17(i)
Certificate	2.03(iv)
Certificate of Merger	2.02(a)
Client Negative Consent Letter	6.06(a)
Closing	2.01
Closing Date	2.01
Collection Expenses	10.03(f)
Company	Preamble
Company Acquisition Proposal	10.03(a)
Company Adverse Recommendation Change	6.03(a)(iii)
Company Approval Time	6.03(b)
Company Board Recommendation	4.02(b)(iv)
Company Director RSU Award	2.05(b)
Company Expense Reimbursement	10.03(c)
Company Governmental Authorizations	4.03(ix)
Company Indemnified Parties	7.04(a)
Company Insurance Policies	4.26
Company Intervening Event	6.03(g)
Company Material Contract	4.19(a)

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Term	Section
Company New Board Designee	8.10(a)(i)
Company Organizational Documents	4.01
Company Permits	4.13(a)
Company Preferred Stock	4.05(a)(ii)
Company PSU Award	2.05(c)
Company Registered IP	4.23(a)
Company Regulatory Agreement	4.14(g)
Company RSU Award	2.05(b)
Company SEC Documents	4.07(b)
Company Securities	4.05(a)(iii)
Company Special Committee	Recitals
Company Stock Option	2.05(a)
Company Stockholder Approval	4.02(a)(ii)
Company Stockholder Meeting	8.03(a)(i)
Company Superior Proposal	6.03(f)
Company Termination Fee	10.03(a)
Confidentiality Agreement	6.02(a)
Davis Polk	8.12(a)
Delaware Law	2.02(a)
DTCC Notification	8.01(f)
Effective Time	2.02(a)
End Date	10.01(b)(i)
Exchange Agent	2.04(a)
Exchange Fund	2.04(a)
Exchange Ratio	2.03(i)
Excluded Shares	2.03(i)
FCM Compliance Policies	4.18(f)
Indenture	6.05
internal controls	4.07(f)
Joint Proxy Statement/Prospectus	8.02(a)(i)
Lease	4.24(ii)
Merger	2.02(b)
Merger Consideration	2.03(i)
Merger Sub	Preamble
New Board Designees	8.10(a)(ii)
Noncontrol Determinations	9.02(c)
Other Regulatory Notification	8.01(g)
Owned	2.03(i)
Parent	Preamble
Parent Acquisition Proposal	10.03(b)
Parent Adverse Recommendation Change	7.02(a)(iii)
Parent Approval Time	7.02(b)
Parent BD Compliance Policies	5.16(f)
Parent Board Recommendation	5.02(b)
Parent Charter Amendment	3.03
Parent Equity Units	5.05(a)
Parent Expense Reimbursement	10.03(d)

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Term	Section
Parent FCM Compliance Policies	5.16(f)
Parent Governmental Authorizations	5.03
Parent Intervening Event	7.02(g)
Parent Organizational Documents	5.01
Parent Permits	5.12
Parent Plan	7.05(b)
Parent Preferred Stock	5.05(a)
Parent Regulatory Agreement	5.13(e)
Parent SEC Documents	5.06(b)
Parent Securities	5.05(a)
Parent Share Issuance	5.02(a)
Parent Stock Rights	5.05(a)
Parents Stock Units	5.05(a)
Parent Stockholder Approval	5.02(a)
Parent Stockholder Meeting	8.03(b)(i)
Parent Superior Proposal	7.02(f)
Parent Termination Fee	10.03(b)
Premium Cap	7.04(b)
PTE 84-14	4.14(c)
principal executive officer	4.07(e)
principal financial officer	4.07(e)
Related Party	4.19(a)(xvi)
Related Party Contract	4.19(a)(xvi)
Registration Rights Agreement	Recitals
Registration Statement	8.02(a)(ii)
Regulation S-K	4.11
Regulation S-X	6.01(m)
Regulatory Agencies	4.07(a)
Representatives	6.03(a)
Significant Company Stockholder Support Agreement	Recitals
Significant Parent Stockholder Support Agreement	Recitals
Stockholder Agreement	Recitals
Surviving Corporation	2.02(b)
TD New Board Designee	8.10(a)(ii)
TD Support Agreement	Recitals
Transaction Litigation	8.07
Transition Team	6.04(a)
Treasury Regulations	Recitals
Uncertificated Share	2.03(iv)
WLRK	8.12(a)

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Section 1.02.      Other Definitional and Interpretative Provisions. The following rules of interpretation shall apply to this Agreement: (i) the words “hereof”, “hereby”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (iii) references to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified; (iv) all Exhibits and schedules annexed to this Agreement or referred to in this Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule, are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (v) any capitalized term used in any Exhibit, the Company Disclosure Schedule or the Parent Disclosure Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement; (vi) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (vii) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; (viii) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (ix) references to Applicable Law shall be deemed to refer to such Applicable Law as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder; (x) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedule hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule; (xi) references to any Person include the successors and permitted assigns of that Person; (xii) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively; (xiii) references to “dollars” and “$” means U.S. dollars; (xiv) the term “made available” and words of similar import mean that the relevant documents, instruments or materials were (A) posted and made available to the other party on the Intralinks/Project Coffee_Latte due diligence data site, with respect to the Company, or on the Intralinks/Project Coffee_Americano due diligence data site, with respect to Parent, as applicable, maintained by such party in connection with the transactions contemplated hereby, in each case, prior to the date hereof; (B) provided via electronic mail or in person prior to the date hereof; or (C) filed or furnished to the SEC and publicly available on the SEC’s EDGAR reporting system prior to the date hereof; (xv) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; and (xvi) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Article 2
Closing; Merger

Section 2.01.      Closing. The closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 at 10:00 a.m., Eastern time, on the third (3rd) Business Day after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions by the party or parties entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by Applicable Law, waived by the party or parties entitled to the benefit thereof, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the date on which the Closing occurs, the “Closing Date”).

Section 2.02.      The Merger. (a) At the Closing, the Company shall file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by the General Corporation Law of the State of Delaware (the “Delaware Law”) in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as Parent and the Company shall agree and is specified in the Certificate of Merger).

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(b)         At the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with the Delaware Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(c)         From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the Delaware Law.

Section 2.03.     Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of the Company Common Stock:

(i) each share of Company Common Stock outstanding immediately prior to the Effective Time, other than shares of Company Common Stock to be cancelled pursuant to Section 2.03(ii) (the “Excluded Shares”), shall be converted into the right to receive 1.0837 (the “Exchange Ratio”) shares of Parent Common Stock (subject to the following proviso, the “Merger Consideration”); provided, however, that if the Merger Consideration issuable in respect of shares of Company Common Stock that are Owned by TD Bank and its Affiliates as of immediately prior to the Effective Time, together with any other shares of Parent Common Stock then Owned by TD Bank and its Affiliates, would equal a number of shares of Parent Common Stock exceeding the Maximum Percentage of the issued and outstanding shares of Parent Common Stock as of immediately following the Effective Time (for the avoidance of doubt, after giving effect to the Parent Share Issuance), the Merger Consideration issuable to TD Bank and its Affiliates will be (A) a number of shares of Parent Common Stock equal to the Maximum Percentage of the issued and outstanding shares of Parent Common Stock as of immediately following the Effective Time (and after giving effect to this proviso) less the amount of any other shares of Parent Common Stock then Owned by TD Bank and its Affiliates and (B) the remainder of the Merger Consideration will be shares of Parent Nonvoting Common Stock. For the avoidance of doubt, shares of Parent Common Stock held by Parent as treasury stock or owned by Parent or any Subsidiary of Parent will not be considered to be “issued and outstanding” for purposes of this Section 2.03(i). For purposes hereof, “Owned” means the ownership by a Person of any securities as interpreted by the Federal Reserve Board under the BHC Act or HOLA.

(ii) each share of Company Common Stock held immediately prior to the Effective Time by the Company as treasury stock or by Parent (other than any such shares held by Parent that are Fiduciary Shares) shall be cancelled, and no consideration shall be paid with respect thereto;

(iii) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(iv) all outstanding shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and (x) each share of Company Common Stock that was immediately prior to the Effective Time represented by a certificate (each, a “Certificate”) and (y) each uncertificated share of Company Common Stock (an “Uncertificated Share”) which immediately prior to the Effective Time was registered to a holder on the stock transfer books of the Company (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.04(f) and any cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.07, in each case to be issued or paid in accordance with Section 2.04, without interest.

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Section 2.04.     Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging (i) Certificates or (ii) Uncertificated Shares for the Merger Consideration payable in respect of the shares of Company Common Stock. As of the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.04 through the Exchange Agent, evidence of shares in book-entry form representing the shares of Parent Common Stock issuable pursuant to Section 2.03(i) in exchange for outstanding shares of Company Common Stock. Parent agrees to make available, directly or indirectly, to the Exchange Agent from time to time as needed additional cash sufficient to pay any dividends or other distributions to which such holders are entitled pursuant to Section 2.04(f) and cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.07. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock represented by a Certificate at the Effective Time a letter of transmittal and instructions which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent for use in such exchange. All evidence of shares in book-entry form and cash deposited with the Exchange Agent pursuant to this Section 2.04 shall be referred to in this Agreement as the “Exchange Fund.” Parent shall cause the Exchange Agent to deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article 2 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment or losses thereon shall affect the dividends or other distributions to which holders of Company Common Stock are entitled pursuant to Section 2.04(f) or cash in lieu of fractional interests to which holders of Company Common Stock are entitled pursuant to Section 2.07. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent upon termination of the Exchange Fund.

(b)         Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, in respect of each share of Company Common Stock represented by such Certificate or Uncertificated Share (A) the Merger Consideration and (B) cash in lieu of any fractional shares of Parent Common Stock and any dividends and distributions with respect thereto as contemplated by Section 2.07 and Section 2.04(f)). The shares of Parent Common Stock constituting part of such Merger Consideration shall be in uncertificated book-entry form, unless a physical certificate is required under Applicable Law.

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(c)         If any portion of the Merger Consideration (or cash in lieu of any fractional shares of Parent Common Stock or any dividends and distributions with respect thereto contemplated by Section 2.07 or Section 2.04(f)) is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(d)         Upon the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration (and cash in lieu of any fractional shares of Parent Common Stock and any dividends and distributions with respect to the Merger Consideration as contemplated by Section 2.07 and Section 2.04(f)) with respect thereto in accordance with the procedures set forth in, or as otherwise contemplated by, this Article 2.

(e)         Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months following the Closing Date shall be delivered to Parent or as otherwise instructed by Parent, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration (and cash in lieu of any fractional shares of Parent Common Stock and any dividends and distributions with respect thereto as contemplated by Section 2.07 and Section 2.04(f)), without any interest thereon. Notwithstanding the foregoing, Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) shall not be liable to any holder of shares of Company Common Stock for any amounts properly paid to a public official in compliance with applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)         Following the surrender of any Certificates or the transfer of any Uncertificated Shares as provided in this Section 2.04, Parent shall pay, or cause to be paid, without interest, to the Person in whose name the shares of Parent Common Stock constituting the Merger Consideration have been registered, (i) in connection with the payment of the Merger Consideration, (x) the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.07, and (y) the aggregate amount of all dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date on or after the Effective Time that were paid prior to the time of such surrender or transfer, and (ii) at the appropriate payment date after the payment of the Merger Consideration, the amount of all dividends or other distributions payable with respect to whole shares of Parent Common Stock constituting the Merger Consideration with a record date on or after the Effective Time and prior to the time of such surrender or transfer and with a payment date subsequent to the time of such surrender or transfer. No dividends or other distributions with respect to shares of Parent Common Stock constituting the Merger Consideration, and no cash payment in lieu of fractional shares pursuant to Section 2.07, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.04.

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(g)        The payment of any transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) incurred solely by a holder of Company Common Stock in connection with the Merger, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.

Section 2.05.      Company Equity Awards.

(a)        Company Stock Options. At the Effective Time, each option to purchase shares of Company Common Stock under any Company Stock Plan that is outstanding and unexercised immediately prior to the Effective Time (each, a “Company Stock Option”) whether vested or unvested shall, by virtue of the Merger and without further action on the part of the Company, Parent or the holder thereof, be assumed by Parent and become, as of the Effective Time, an option (an “Assumed Stock Option”) to purchase, on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to each such Company Stock Option immediately prior to the Effective Time, shares of Parent Common Stock, except that (A) the number of shares of Parent Common Stock subject to such Assumed Stock Option shall equal the product of (x) the number of shares of Company Common Stock that were subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share, and (B) the per-share exercise price shall equal the quotient of (1) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time, divided by (2) the Exchange Ratio, rounded up to the nearest whole cent; provided that each Company Stock Option (A) which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and (B) shall be adjusted in a manner that complies with Section 409A of the Code.

(b)        Company Restricted Stock Units. At the Effective Time, each restricted stock unit award with respect to shares of Company Common Stock that is outstanding under any Company Stock Plan (other than the Company Director Plan) as of immediately prior to the Effective Time (each, a “Company RSU Award”) whether vested or unvested, shall, by virtue of the Merger and without further action on the part of the Company, Parent or the holder thereof, be assumed by Parent and become, as of the Effective Time, a restricted stock unit award with respect to shares of Parent Common Stock (each, an “Assumed RSU Award”) on the same terms and conditions (including applicable vesting provisions) as applied to each such Company RSU Award immediately prior to the Effective Time, except that the number of shares of Parent Common Stock subject to such Assumed RSU Award shall equal the product of (x) the number of shares of Company Common Stock that were subject to such Company RSU Award immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded to the nearest whole share. Except as provided in this Section 2.05(b), each Assumed RSU Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company RSU Award immediately prior to the Effective Time.

(c)        Company Performance-Based Restricted Stock Units. At the Effective Time, each restricted stock unit award with respect to shares of Company Common Stock that is outstanding under any Company Stock Plan as of immediately prior to the Effective Time that is eligible to vest based on the achievement of performance goals (each, a “Company PSU Award”) shall by virtue of the Merger and without any action on the part of the Company, Parent or the holder thereof, be converted as of the Effective Time into a Parent restricted stock unit award representing the right to receive shares of Parent Common Stock with respect to each share of Company Common Stock underlying such Company PSU Award (with the number of shares of Company Common Stock earned to be determined based on the greater of (i) the actual level of achievement of the applicable performance goals as determined by the Compensation Committee prior to the Effective Time using the information available as of the latest practicable date prior to the Effective Time and (ii) the target level) (each, an “Assumed PSU Award”), except that the number of shares of Parent Common Stock subject to such Assumed PSU Award shall equal the product of (x) the number of shares of Company Common Stock that were subject to such Company PSU Award (as determined in accordance with this Section 2.05(c)) immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded to the nearest whole share. Except as provided in this Section 2.05(c), each Assumed PSU Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company PSU Award (pursuant to the terms thereof following the conversion of such Company PSU Award into a restricted stock unit award) immediately prior to the Effective Time.

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(d)        Company Director Restricted Stock Units. At the Effective Time, each restricted stock unit award with respect to shares of Company Common Stock outstanding under the Company Director Plan as of immediately prior to the Effective Time, including each deferred restricted stock unit award and each stock unit issued in respect of deferred cash fees (each, a “Company Director RSU Award”) whether vested or unvested, shall vest, if unvested, and be cancelled and converted into the right to receive the Merger Consideration in accordance with Section 2.03, as if such Company Director RSU Award had been settled in shares of Company Common Stock immediately prior to the Effective Time; provided, that each such Company Director RSU Award that constitutes “deferred compensation” for purposes of Section 409A of the Code shall instead be settled at the earliest time that would not result in the application of additional Taxes or penalties under Section 409A of the Code, and each Company Director RSU Award for which settlement is delayed shall be converted into a fully vested Assumed RSU Award in the manner described in Section 2.05(b).

(e)         Reservation of Shares. As soon as practicable following the Closing Date (but in no event more than ten (10) Business Days following the Closing Date), Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the issuance of the shares of Parent Common Stock subject to the Assumed Stock Options, the Assumed RSU Awards and the Assumed PSU Awards and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed Stock Options, Assumed RSU Awards and Assumed PSU Awards remain outstanding.

(f)         Board Actions. Prior to the Effective Time, the Board of Directors of the Company (and/or the H.R. and Compensation Committee of the Board of Directors of the Company) and the Board of Directors of Parent (and/or the Compensation Committee of the Board of Directors of Parent) shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 2.05.

Section 2.06.      Adjustments. Without limiting or affecting any of the provisions of Section 6.01 or Section 7.01, if, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement.

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Section 2.07.      Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock shall be issued in the Merger. All fractional shares of Parent Common Stock that a holder of shares of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and, if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled by the closing price of Parent Common Stock on the NYSE on the last trading day preceding the Closing Date.

Section 2.08.      Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Applicable Law, including federal, state, local or non-U.S. Tax law. If the Exchange Agent, Parent or the Surviving Corporation, as the case may be, so withholds and pays over all amounts so withheld to the appropriate Taxing Authority within the period required under Applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding. The Exchange Agent, Parent or the Surviving Corporation, as applicable, shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Taxing Authority within the period required under Applicable Law.

Section 2.09.      Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a customary bond issued for lost, stolen or destroyed stock certificates, in such amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.10.      Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, any of its Subsidiaries or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any of its Subsidiaries or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Article 3
Organizational Documents; Directors and Officers

Section 3.01.      Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company shall be amended so that it reads in its entirety as set forth on Exhibit A. From and after the Effective Time, the certificate of incorporation of the Company as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation from and after the Effective Time until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation or by Applicable Law, except that the name of the corporation reflected therein shall be “TD Ameritrade Holding Corporation”.

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Section 3.02.      Directors and Officers of the Surviving Corporation. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

Section 3.03.      Certificate of Incorporation and Bylaws of Parent. Immediately prior to the Effective Time, the certificate of incorporation of Parent shall be amended in the form set forth on Exhibit B (the “Parent Charter Amendment”).

Article 4
Representations and Warranties of the Company

Subject to Section 11.05, except (i) other than with respect to the representations and warranties in Section 4.01, Section 4.02, Section 4.05, Section 4.06(b), Section 4.28, Section 4.29, Section 4.30 and Section 4.31, as disclosed in any publicly available Company SEC Document filed after September 30, 2018 and before the date of this Agreement or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01.      Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate powers required to own or lease all of its properties or assets and to carry on its business as now conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement (the “Company Organizational Documents”).

Section 4.02.      Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, are within the corporate powers of the Company and, except for the Company Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of (i) the holders of a majority of the outstanding shares of Company Common Stock approving and adopting this Agreement and (ii) the holders (other than TD Bank, the Significant Company Stockholders and their respective Affiliates) of a majority of the outstanding shares of Company Common Stock (other than shares of Company Common Stock held by TD Bank, the Significant Company Stockholders and their respective Affiliates) approving and adopting this Agreement, are the only votes of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (collectively, the “Company Stockholder Approval”). This Agreement, and each of the Ancillary Agreements to which the Company is a party, have been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto and thereto) each constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Exceptions”)).

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(b)        At a meeting duly called and held, the Board of Directors of the Company, acting upon the unanimous recommendation of the Company Special Committee, unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Company’s stockholders, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) directing that the approval and adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders, and (iv) recommending approval and adoption of this Agreement (including the Merger) by the Company’s stockholders (such recommendation, the “Company Board Recommendation”). Except as permitted by Section 6.03, the Board of Directors of the Company has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

Section 4.03.      Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by the Company of the Transactions, require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (i) the filing of each of the Certificate of Merger and Parent Charter Amendment with the Delaware Secretary of State, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing by TD Bank of any required Filings with the Federal Reserve Board under the BHC Act and approval of such Filings, (iii) compliance with any applicable requirements of the HSR Act, (iv) compliance with any applicable requirements of the Securities Act, the Securities Exchange Act and any other applicable U.S. state or federal securities laws or pursuant to the listing requirements of NASDAQ or NYSE, (v) the filing of a FINRA Application relating to the Transactions by each of the TD Broker-Dealers and FINRA’s approval thereof, (vi) the submission of the DTCC Notifications, (vii) the submission of the Other Regulatory Notifications, (viii) the Consents set forth on Section 4.03 of the Company Disclosure Schedule, and (ix) any other actions, Consents or Filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (clauses (i) – (ix), collectively “Company Governmental Authorizations”).

Section 4.04.      Non-contravention. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the Transactions, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Organizational Documents, (ii) assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Contract binding upon the Company or any of its Subsidiaries or any governmental Consents (including Consents required by Contract) affecting, or relating in any way to, the Company or any of its Subsidiaries or any of its or their respective assets or businesses, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 4.05.      Capitalization. (a) The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Company Common Stock and (ii) 100,000,000 shares of preferred stock of the Company, par value $0.01 per share (“Company Preferred Stock”). As of November 18, 2019, there were outstanding (i) 540,558,193 shares of Company Common Stock (none of which is subject to vesting conditions or is treasury stock or is owned by the Company or any of its Subsidiaries (other than any Fiduciary Shares)), (ii) no shares of Company Preferred Stock, (iii) Company Stock Options to purchase an aggregate of 503,247 shares of Company Common Stock (of which options to purchase an aggregate of 377,435 shares of Company Common Stock were exercisable and 125,812 were incentive stock options), (iv) 1,949,736 shares of Company Common Stock were subject to outstanding Company RSU Awards, (v) 934,037 shares of Company Common Stock were subject to outstanding Company PSU Awards, determined assuming maximum performance levels were achieved, (vi) 195,588 shares of Company Common Stock were issuable in respect of Company Director RSU Awards, and (vii) 4,412,099 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans. Except as set forth in this Section 4.05(a) and for changes since November 18, 2019 resulting from (A) the exercise of Company Stock Options outstanding on such date or issued after such date, (B) the vesting and settlement of any Company RSU Awards and Company PSU Awards, and (C) the issuance of Company Equity Awards, in each case as and to the extent permitted by Section 6.01, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interest in, the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(b)        All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company (other than any such shares owned by Subsidiaries of the Company that are Fiduciary Shares). Section 4.05(b) of the Company Disclosure Schedule sets forth a true and complete list of all outstanding Company Equity Awards as of November 18, 2019, including with respect to each such equity award, the holder, date of grant, vesting schedule, whether the award provides for accelerated vesting upon the consummation of the transactions contemplated by this Agreement, whether subject to performance conditions, number of shares of Company Common Stock subject to such award (assuming maximum performance levels were achieved, if applicable), the amount of any accrued but unpaid dividend equivalent rights relating to such award and, for Company Stock Options, the applicable exercise price, expiration date and whether it is an incentive stock option. Five (5) Business Days prior to the Closing Date, the Company shall provide Parent with a revised version of Section 4.05(b) of the Company Disclosure Schedule, updated as of such date. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Company Securities.

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(c)        There are no shareholders agreements, voting trusts, registration rights agreements or other similar agreements or understandings to which the Company or any Subsidiary of the Company is a party with respect to the capital stock or other equity interests of the Company.

Section 4.06.      Subsidiaries. (a) Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.06(a) of the Company Disclosure Schedule sets forth a true and complete list of each Significant Subsidiary of the Company as of the date of this Agreement, and its jurisdiction of incorporation or organization.

(b)        All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company or any securities described in the foregoing clauses (i) through (iii) of this Section 4.06(b). Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person (other than capital stock or other voting securities of, or other ownership interests in, any Person owned by the Company or any Subsidiary of the Company (x) in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account or (y) as a result of debts previously contracted).

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Section 4.07.      Regulatory Reports, SEC Filings and the Sarbanes-Oxley Act. (a) The Company and each of its Subsidiaries have timely filed with or furnished all material Filings, together with any material amendments, required to be made with respect thereto, that they were required to file or furnish (as applicable) since January 1, 2017 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the CFTC, (v) any foreign regulatory authority and (vi) any Self-Regulatory Organization (clauses (i) – (vi), collectively “Regulatory Agencies”), including any material Filing required to be filed or furnished (as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all material fees and assessments due and payable in connection therewith.

(b)        As of its filing date, each Filing filed with or furnished to the SEC by the Company since January 1, 2017 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”) and filed prior to the date of this Agreement complied, and each Company SEC Document filed subsequent to the date of this Agreement (assuming, in the case of the Joint Proxy Statement/Prospectus, that the representation and warranty set forth in Section 5.08 is true and correct) will comply, in all material respects with the applicable requirements of NASDAQ, the Securities Act, the Securities Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(c)        As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Document filed prior to the date of this Agreement did not, and each Company SEC Document filed subsequent to the date of this Agreement (assuming, in the case of the Joint Proxy Statement/Prospectus, that the representation and warranty set forth in Section 5.08 is true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)        The Company is, and since January 1, 2017 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

(e)        The Company and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Securities Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Securities Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the Securities Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

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(f)         The Company and its Subsidiaries have established and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Securities Exchange Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent prior to the date of this Agreement a true and complete summary of any disclosure of the type described in the preceding sentence made by management to the Company’s auditors and audit committee since January 1, 2017.

(g)        Since January 1, 2017, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Securities Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ, and the statements contained in any such certifications are true and complete.

Section 4.08.      Financial Statements and Financial Matters.

(a)        The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal, recurring and immaterial year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries.

(b)        From January 1, 2017 to the date of this Agreement, the Company has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

Section 4.09.      Disclosure Documents. The information relating to the Company and its Subsidiaries that is provided by the Company, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus will not (i) in the case of the Registration Statement, at the time the Registration Statement or any amendment or supplement thereto becomes effective and at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, and (ii) in the case of the Joint Proxy Statement/Prospectus, at the time the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the stockholders of the Company and Parent and at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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Section 4.10.      Absence of Certain Changes. (a) Since the Company Balance Sheet Date through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)        Since the Company Balance Sheet Date through the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01.

Section 4.11.      No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, (iii) liabilities arising in connection with the transactions contemplated hereby, and (iv) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act (“Regulation S-K”) that have not been so described in the Company SEC Documents.

Section 4.12.      Litigation. There is no Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of the Company or any of its Subsidiaries, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Transactions. There is no Order outstanding or threatened against or affecting the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of any of the Company or any of its Subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would, or would reasonably be expected to, prevent, enjoin, alter or materially delay any of the Transactions.

Section 4.13.      Permits. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries hold all governmental Consents necessary for the operation of their respective businesses (the “Company Permits”). The Company and each of its Subsidiaries are and since January 1, 2017, have been in compliance with the terms of the Company Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Proceeding pending, or, to the knowledge of the Company, threatened that seeks, or, to the knowledge of the Company, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Company Permit except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(b)        Neither the Company nor any of its Subsidiaries has any material business, conducts any material operations or engages in any material activities, in each case, outside of the U.S. and its territories.

(c)       Section 4.13(c) of the Company Disclosure Schedule sets forth a complete list of all securities exchange, commodities exchange, boards of trade, clearing organizations, trade associations and similar organizations in which the Company or any of its Subsidiaries hold memberships or have been granted trading privileges.

Section 4.14.      Compliance with Applicable Laws. (a) The Company and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all Applicable Laws (including the BHC Act and Federal Reserve Board regulations).

(b)        Neither the Company nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that are not material to the Company and its Subsidiaries, taken as a whole.

(c)        To the knowledge of the Company, none of the Company, its Subsidiaries or any of their respective employees (in their capacity as such) acts as a fiduciary by providing investment advice with respect to “plan assets” (within the meaning of Section 3(42) of ERISA) of any “benefit plan investor” (within the meaning of Section 3(42) of ERISA) (other than in respect of the Company Employee Plans), or any plan, arrangement or entity that is subject to any Similar Law. Neither the Company nor any of its Subsidiaries is precluded from acting as a fiduciary by operation of Section 411 of ERISA. The accounts of each ERISA Client have been managed by the Company or its Subsidiaries in compliance in all material respects with all applicable requirements under ERISA, Section 4975 of the Code and any Similar Law. There is no pending or, to the knowledge of the Company, threatened audit or investigation by the IRS, the Department of Labor or any other Governmental Authority with respect to the Company’s provision of services to any ERISA Clients. Neither the Company nor any of its Subsidiaries has engaged in any non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code or violated any Similar Law with respect to any ERISA Client that would reasonably be expected to result in material liability to the Company. None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of the directors of any of its Subsidiaries has been convicted of any felony or other crime described in Section I(g) of Department of Labor Class Exemption PTE 84-14 (“PTE 84-14”) that would prevent the Company or any of its Subsidiaries from qualifying as a qualified professional asset manager as defined in PTE 84-14. Any revenue-sharing arrangements entered into by the Company or any of its Subsidiaries with respect to assets managed for any ERISA Clients are in compliance with Applicable Law in all material respects.

(d)        The Company and each of its Subsidiaries are engaged only in those activities permissible under section 4 of the BHC Act (12 U.S.C. § 1843) for a bank holding company that has not successfully elected to be treated as a financial holding company.

(e)        Subject to Section 11.06, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2017, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

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(f)         Subject to Section 11.06, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2017, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(g)        Subject to Section 11.06, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2017, a recipient of any supervisory letter from, or since January 1, 2017, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Authority that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor have the Company nor any of its Subsidiaries been advised since January 1, 2017 or have knowledge, of any pending or threatened regulatory investigation or that any Regulatory Agency or other Governmental Agency is considering issuing, initiating, ordering or requesting any Company Regulatory Agreement.

(h)        TD Ameritrade Trust Company is, and since January 1, 2017 has been, in compliance with any minimum capital requirements established by the State of Maine.

Section 4.15.      RIA Compliance Matters. (a) Each RIA Subsidiary is and has been, (i) at all times required by Applicable Law, duly registered as an investment adviser under the Investment Advisers Act and under all applicable state statutes (if required to be so registered under Applicable Law), and (ii) since January 1, 2017, duly registered and licensed as an investment adviser under all other Applicable Laws or exempt therefrom. Except for the RIA Subsidiaries, neither the Company nor any of its Subsidiaries provides Investment Advisory Services in any jurisdiction or is required to be registered under the Investment Advisers Act or any similar law in any jurisdiction.

(b)        Each RIA Subsidiary has designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7 under the Investment Advisers Act. Each RIA Subsidiary has established in compliance with requirements of Applicable Law, and maintained in effect at all times required by Applicable Law since January 1, 2017, (i) written anti-money laundering policies and procedures that incorporate, among other things, a written customer identification program, (ii) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, (iii) written cyber security and identity theft policies and procedures, (iv) written supervisory procedures and a supervisory control system, (v) written policies and procedures designed to protect non-public personal information about customers, clients and other third Parties, (vi) written recordkeeping policies and procedures and (vii) other policies required to be maintained by such RIA Subsidiary under Applicable Law, including Rules 204A-1 and 206(4)-7 under the Investment Advisers Act, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(c)        With respect to each RIA Subsidiary, except as would not reasonably be expected to be, individually or in the aggregate, material to such RIA Subsidiary, (i) none of such RIA Subsidiary, its control persons, its directors, officers, or employees (other than employees whose functions are solely clerical or ministerial), nor, to the knowledge of the Company, any of such RIA Subsidiary’s other “associated persons” (as defined in the Investment Advisers Act) is (A) subject to ineligibility pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as an “associated person” of a registered investment adviser, (B) subject to disqualification pursuant to Rule 206(4)-3 under the Investment Advisers Act or (C) subject to disqualification under Rule 506(d) of Regulation D under the Securities Act, unless in the case of clause (A), (B) or (C), such RIA Subsidiary or “associated person” has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, nor (ii) is there any Proceeding pending or, to the knowledge of the Company, threatened by any Governmental Authority that would reasonably be expected to result in the ineligibility or disqualification of such RIA Subsidiary, or any of its “associated persons” to serve in such capacities or that would provide a basis for such ineligibility or disqualification.

(d)        Each RIA Subsidiary is, and since January 1, 2017, has been, in compliance with (A) the applicable provisions of the Investment Advisers Act and (B) all Applicable Laws of the jurisdictions in which such RIA Subsidiary acts as an investment adviser, except in each case for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)        The Company has provided Parent with a list of all examinations relating to an RIA Subsidiary from the SEC since January 1, 2017. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no unresolved issues with the SEC with respect to an RIA Subsidiary.

(f)         Neither the Company nor any of its Subsidiaries is, nor since January 1, 2017, has been, required to be registered, licensed or qualified as a bank, trust company, commodity trading advisor, commodity pool operator, introducing broker, swap dealer, transfer agent, real estate broker, municipal advisor, insurance company or insurance broker, except in each case as would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(g)        As of the date hereof, no RIA Subsidiary is currently subject to, or has received any notice of, an examination, inspection, investigation or inquiry by a Governmental Authority, and no such examination or inspection has been started or completed for which no examination report is available.

(h)        No RIA Subsidiary is prohibited from charging fees to any Person pursuant to Rule 206(4)-5 under the Investment Advisers Act or any similar “pay-to-play” rule or requirement, except as would not reasonably be expected to be, individually or in the aggregate, material to the RIA Subsidiary.

Section 4.16.      Client Agreements. (a) Each Advisory Agreement includes all provisions required by and complies in all respects with the Investment Advisers Act, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Advisory Client is, or to the knowledge of the Company is required to be, registered as an investment company under the Investment Company Act. No RIA Subsidiary sponsors any public or private investment funds.

(b)        Each RIA Subsidiary and each of the Company’s other Subsidiaries has complied with all applicable obligations, requirements and conditions of each Advisory Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(c)         No RIA Subsidiary provides Investment Advisory Services to any Person other than the Advisory Clients. Each RIA Subsidiary provides Investment Advisory Services to Advisory Clients solely pursuant to written Advisory Agreements.

Section 4.17.      Broker-Dealer Compliance Matters. (a) The TD Broker-Dealers are the only Subsidiaries of the Company that are Broker-Dealers. Since January 1, 2017, each TD Broker-Dealer has been duly registered as a Broker-Dealer with the SEC and each state and other jurisdictions in which it is required to be so registered. Each TD Broker-Dealer is, and since January 1, 2017 has been a member in good standing of FINRA and each other Self-Regulatory Organization of which it is required to be a member. Each natural Person whose functions require him or her to be licensed as a representative or principal of, and registered with, each TD Broker-Dealers is registered with FINRA and all applicable states and other jurisdictions, such registrations are not, and since January 1, 2017 have not been, suspended, revoked or rescinded and remain in full force and effect, and no such natural Person is registered with more than one Broker-Dealer in any jurisdiction where such multiple registrations would violate any Applicable Law.

(b)        The Company has made available to Parent correct and complete copies of each of the TD Broker-Dealer’s current Form BDs. The Company will make available to Parent correct and complete copies of any Form BD filed with the SEC before the Closing Date by it or any of its Subsidiaries. Each current Form BD of the TD Broker-Dealers is, and any Form BD of the TD Broker-Dealers filed before the Closing Date will be at the time of filing, in compliance in all material respects with the applicable requirements of the Securities Exchange Act, the rules thereunder and the rules of any Self-Regulatory Organization, as applicable.

(c)         The Regulatory Documents of the TD Broker-Dealers have complied, and have been timely filed, in all material respects with and under Applicable Law and the rules and regulations of the SEC promulgated thereunder and any Self-Regulatory Organization rules applicable to such Regulatory Documents, as in effect at the time the Regulatory Documents were filed. With respect to such Regulatory Documents filed with the SEC since January 1, 2017, no such Regulatory Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances under which they were made.

(d)        (i) None of the TD Broker-Dealers, or any of the Company’s other Subsidiaries, nor any of the TD Broker-Dealers’ “associated persons” (as defined in the Securities Exchange Act) is (A) ineligible pursuant to Section 15(b) of the Securities Exchange Act to serve as a Broker-Dealer or as an “associated person” of a Broker-Dealer, (B) subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Securities Exchange Act, (C) subject to any material disciplinary proceedings or Orders that would be required to be disclosed on Form BD or Forms U-4 or U-5 (and which disciplinary proceedings or Orders are not actually disclosed on such Person’s current Form BD or current Forms U-4 or U-5) to the extent that such Person or its associated persons is required to file such forms, or (D) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such Person as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Securities Exchange Act, and (ii) there is no Proceeding pending or, to the knowledge of the Company, threatened by any Governmental Authority that would reasonably be expected to result in any of the circumstances described in the foregoing clauses (i)(A), (i)(B), (i)(C) and (i)(D).

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(e)        No fact relating to the TD Broker-Dealers or any “control affiliate” of the TD Broker-Dealers, as defined in Form BD requires any response in the affirmative to any question in Item 11 of Form BD, except to the extent that such facts have been reflected on Form BD of each TD Broker-Dealer, as applicable.

(f)         The Brokerage Services performed by each TD Broker-Dealer have been conducted in compliance with all material requirements of the Securities Exchange Act, the rules and regulations of the SEC, FINRA, and any applicable state securities regulatory authority or Self-Regulatory Organizations, as applicable. Each TD Broker-Dealer has established, in compliance with requirements of Applicable Law, and maintained in effect at all times required by Applicable Law since January 1, 2017, written policies and procedures reasonably designed to achieve compliance with the Securities Exchange Act, the SEC rules thereunder, and the rules of each applicable Self-Regulatory Organization (“BD Compliance Policies”), including those required by (i) applicable FINRA rules, including FINRA Rule 3110, 3120 and 3130, (ii) Rule 15c3-5 under the Securities Exchange Act, (iii) anti-money laundering laws, including a written customer identification program in compliance therewith, (iv) privacy laws including policies and procedures with respect to the protection of nonpublic personal information about customers, clients and other Third Parties and (v) identity theft laws, and approved such principals, managers and other supervisors as are required under the aforementioned laws, rules and regulations. All such BD Compliance Policies comply in all material respects with Applicable Laws.

(g)        Each TD Broker-Dealer currently maintains, and since January 1, 2017 has maintained, “net capital” (as such term is defined in Rule 15c3-1(c)(2) under the Securities Exchange Act) equal to or in excess of the minimum “net capital” required to be maintained by such TD Broker-Dealer, and in an amount sufficient to ensure that it is not required to file a notice under Rule 17a-11 under the Securities Exchange Act.

(h)        No Governmental Authority has, since January 1, 2017, formally initiated any administrative proceeding or investigation into the TD Broker-Dealers and no TD Broker-Dealer has received a written “wells notice”, other written indication of the commencement of an enforcement action from the SEC, FINRA or any other Governmental Authority, or other notice alleging any material noncompliance with any Applicable Law governing the operations of Broker-Dealers. The Company has no knowledge of any unresolved material violation or material exception raised by any Governmental Authority with respect to the TD Broker-Dealers. Since January 1, 2017, neither TD Broker-Dealer has settled any claim or proceeding of the SEC, FINRA or any other Governmental Authority. Neither TD Broker-Dealer has had an order, decree or judgement entered against such TD Broker-Dealer in connection with any Applicable Law governing the operation of Broker-Dealers. As of the date hereof, neither TD Broker-Dealer is currently subject to, or has received any notice of, an examination, inspection, investigation or inquiry by a Governmental Authority, and no examination or inspection has been started or completed for which no examination report is available.

(i)         Each TD Broker-Dealer has received written affirmative consent from each of its Brokerage Clients as required under Rule 15c3-3(j)(2)(ii), including notification of the general terms and conditions of the products available through the cash sweep program or arrangement (a “Cash Sweep Program”) and that the products available to Brokerage Clients under the Cash Sweep Program may change, and each TD Broker-Dealer and its applicable Affiliates that are Subsidiaries of the Company has conducted its Cash Sweep Program in accordance with Applicable Laws.

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Section 4.18.      FCM Compliance Matters. (a)  The FCM Subsidiary is the only Subsidiary of the Company that is an FCM. Since January 1, 2017, the FCM Subsidiary has been (i) duly registered as an FCM under the CEA, and (ii) a member in good standing of the NFA and each other Self-Regulatory Organization of which it is required to be a member. Each natural Person whose functions require him or her to be licensed as an associated person of, and registered with, the FCM Subsidiary is registered with the NFA and all applicable states and other jurisdictions, and such registrations are not, and since January 1, 2017 have not been, suspended, revoked or rescinded and remain in full force and effect, and no such natural Person is registered with more than one FCM in any jurisdiction where such multiple registrations would violate any Applicable Law. Each natural Person who is required to be listed as a principal of the FCM Subsidiary has filed a current Form 8-R with the NFA, which is accurate in all material respects.

(b)        The Company has made available to Parent a correct and complete copy of the FCM Subsidiary’s current Form 7-R. The Company will make available to Parent correct and complete copies of any Form 7-R filed with the NFA before the Closing Date by it or any of its Subsidiaries. The current Form 7-R of the FCM Subsidiary is, and any Form 7-R of the Company or any Subsidiary filed before the Closing Date will be at the time of filing, in compliance in all material respects with the applicable requirements of the CEA, the rules thereunder and the rules of any Self-Regulatory Organization, as applicable.

(c)        The Regulatory Documents of the FCM Subsidiary have complied, and have been timely filed, in all material respects with and under Applicable Law and the rules and regulations of the CFTC promulgated thereunder and any Self-Regulatory Organization rules applicable to such Regulatory Documents, as in effect at the time the Regulatory Documents were filed.

(d)        (i) None of the FCM Subsidiary, or any of the Company’s other Subsidiaries, nor any of the FCM Subsidiary’s “associated persons” (as defined in CFTC Rule 1.3) or “principals” (as defined in CFTC Rule 3.1) is (A) ineligible to serve as an FCM or as an “associated person” or “principal” of an FCM, (B) subject to a “statutory disqualification” under Section 8a(2) of the CEA, (C) subject to any material disciplinary proceedings or Orders that would be required to be disclosed on Form 7-R or Form 8-R (and which disciplinary proceedings or Orders are not actually disclosed on such Person’s current Form 7-R or current Form 8-R) to the extent that such Person or its associated persons or principals is required to file such forms, or (D) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such Person as an FCM or associated person or principal of an FCM under Section 8a(4) of the CEA, and (ii) there is no Proceeding pending or, to the knowledge of the Company, threatened by any Governmental Authority that would reasonably be expected to result in any of the circumstances described in the foregoing clauses (A), (B), (C) and (D).

(e)        No fact relating to the FCM Subsidiary or any “principal” of the FCM Subsidiary, as defined in Form 8-R, requires any response in the affirmative to any question relating to “Criminal Disclosures” in the FCM Subsidiary’s Form 7-R or in the principal’s Form 8-R, except to the extent that such facts have been reflected on such forms.

(f)         The services performed by the FCM Subsidiary have been conducted in compliance with all material requirements of the CEA, the rules and regulations of the CFTC, the NFA, and any applicable state regulatory authority or Self-Regulatory Organizations, as applicable. The FCM Subsidiary has established, in compliance with requirements of Applicable Law, and maintained in effect at all times required by Applicable Law since January 1, 2017, written policies and procedures reasonably designed to achieve compliance with the CEA, the CFTC rules thereunder, and the rules of each applicable Self-Regulatory Organization (“FCM Compliance Policies”), including those required by applicable NFA rules. All such FCM Compliance Policies comply in all material respects with Applicable Laws.

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(g)        The FCM Subsidiary currently maintains, and since January 1, 2017 has maintained, “adjusted net capital” (as such term is defined in CFTC Rule 1.17) equal to or in excess of the minimum “adjusted net capital” required to be maintained by the FCM Subsidiary, and in an amount sufficient to ensure that it is not required to file a notice under CFTC Rule 1.12 or NFA Financial Requirements Section 2.

(h)        No Governmental Authority has, since January 1, 2017, formally initiated any administrative proceeding or investigation into the FCM Subsidiary and the FCM Subsidiary has not received any written indication of the commencement of an enforcement action from the CFTC, the NFA or any other Governmental Authority, or other notice alleging any material noncompliance with any Applicable Law governing the operations of the FCM Subsidiary. The Company has no knowledge of any unresolved material violation or material exception raised by any Governmental Authority with respect to the FCM Subsidiary. Since January 1, 2017, the FCM Subsidiary has not settled any claim or proceeding of the CFTC, the NFA or any other Governmental Authority. The FCM Subsidiary has not had an order, decree or judgement entered against it in connection with any Applicable Law governing the operation of an FCM. As of the date hereof, the FCM Subsidiary is not currently subject to, or has not received any notice of, an examination, inspection, investigation or inquiry by a Governmental Authority, and no examination or inspection has been started or completed for which no examination report is available.

Section 4.19.      Material Contracts. (a) Section 4.19(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which the Company or any of its Subsidiaries becomes a party or by which it becomes bound after the date of this Agreement, a “Company Material Contract”):

(i)       any Contract pursuant to which the Company or any of its Subsidiaries incurred payment obligations or received payments in excess of $10,000,000 during the twelve (12) month period ended September 30, 2019, or is expected to incur payment obligations or receive payments in excess of (A) $10,000,000 during any twelve (12) month period ending after September 30, 2019 or (B) $10,000,000 over the remaining term of the Contract;

(ii)      any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of Parent, the Company or any of their respective Affiliates after the Effective Time, (B) contains any material exclusivity or “most favored nation” obligations or restrictions or similar provisions that are binding on the Company or any of its Subsidiaries (or, after the Effective Time, that would be binding on Parent or any of its Affiliates) or (C) otherwise limits or restricts, in any material respect, the Company or any of its Subsidiaries (or, after the Effective Time, Parent or any of its Affiliates) from hiring or soliciting any Person for employment;

(iii)     any deposit sweep agreement or similar agreement;

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(iv)     (A) any standard form Contract pursuant to which the Company or any of its Subsidiaries provides Brokerage Services or Investment Advisory Services to any Client and (B) any material Contract (or group of Contracts that, in the aggregate, are material) pursuant to which the Company or any of its Subsidiaries provides Brokerage Services or Investment Advisory Services to any Client that is not on any such standard form and includes material deviations from any such standard form;

(v)      any material subadvisory agreement;

(vi)     any material custody or sub-custody agreement, transfer agent agreement, administrative and accounting agreement, shareholders services agreements, distribution agreement, prime brokerage or other brokerage related agreement, or similar agreement;

(vii)    any material Contract that provides for any referral arrangement, commission-sharing arrangement or co-marketing arrangement, including, any finder’s agreement for soliciting, distributing or promoting Investment Advisory Services or Brokerage Services by or to the Company or any of its Subsidiaries;

(viii)   any Contract reasonably expected to result in payments made or received by the Company and its Subsidiaries in excess of $10,000,000 in any year and for which the execution, delivery and performance by the Company of this Agreement or the consummation of any of the Transactions would require any consent or other action by any Person (including notice by the Company) thereunder, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, thereunder, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation (including triggering of a price adjustment, right of renegotiation or other remedy) or the loss of any benefit to which the Company or any of its Subsidiaries is entitled thereunder;

(ix)      promissory notes, loan agreements, indentures, evidences of indebtedness or other instruments providing for or relating to the lending of money, (A) if as borrower or guarantor, in aggregate principal amount in excess of $15,000,000, and (B) if as lender, in aggregate principal amount in excess of $5,000,000;

(x)       any Contract restricting the payment of dividends or the making of distributions to stockholders of the Company or the repurchase of stock or other equity of the Company;

(xi)      any Collective Bargaining Agreements;

(xii)     any material joint venture, profit-sharing, partnership or other similar agreements;

(xiii)    any Contracts or series of related Contracts entered into within the last three (3) years or containing any material surviving obligations relating to the acquisition or disposition of the assets or securities of any Person or any business for a price in excess of $10,000,000 (in each case, whether by merger, sale of stock, sale of assets or otherwise);

(xiv)   any lease or sublease for real or personal property for which annual rental payments made by the Company and its Subsidiaries during the twelve (12) month period ended September 30, 2019 or expected to be made by the Company and its Subsidiaries during any twelve (12) month period ending after September 30, 2019 are greater than $5,000,000;

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(xv)     all material Contracts pursuant to which the Company or any of its Subsidiaries (A) receives or is granted any license or sublicense to, or covenant not to be sued under, any Intellectual Property (other than licenses to Software that is commercially available on non-discriminatory pricing terms) or (B) grants any license or sublicense to, or covenant not to be sued under, any Intellectual Property (other than immaterial, non-exclusive licenses granted in the ordinary course of business);

(xvi)   any Contracts or other transactions with any (A) executive officer or director of the Company, (B) record or, to the knowledge of the Company, beneficial owner of five percent (5%) or more of the voting securities of the Company (including TD Bank), or (C) affiliate (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act) of any such executive officer, director or beneficial owner (each of the foregoing, a “Related Party” and each such Contract, a “Related Party Contract”);

(xvii)  any other Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K; and

(xviii) any other Contract that is material to the Company and its Subsidiaries, taken as a whole.

(b)        All of the Company Material Contracts are, subject to the Bankruptcy and Equity Exceptions, valid and binding obligations of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (except for such Company Material Contracts that are terminated after the date of this Agreement in accordance with their respective terms; provided that if such termination is at the option of the Company or any of its Subsidiaries, such termination must be in the ordinary course of business), except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no Person is seeking to terminate or challenging the validity or enforceability of any Company Material Contract, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any of the other parties thereto has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Company Material Contract, except for those violations and defaults (or potential defaults) which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.20.      Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)        All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (giving effect to all extensions) in accordance with all Applicable Law, and all such Tax Returns are true and complete.

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(b)        The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or (i) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve, in each case for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books and records.

(c)        (i) All federal income Tax Returns of the affiliated group of which the Company is the common parent through the Tax year ended December 31, 2015 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired, and (ii) neither the Company nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the limitation period applicable to the assessment or collection of any federal income Tax.

(d)        There is no Proceeding (including an audit) pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(e)        There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between the Company or any of its Subsidiaries and any Taxing Authority.

(f)         During the two (2)-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g)        There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(h)         No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and/or the Company’s Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(i)         Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company or any of its Subsidiaries was the common parent, (ii) is party to any Tax Sharing Agreement (other than any such agreement solely between the Company and its Subsidiaries), or (iii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any Tax Sharing Agreement or as a transferee or successor.

(j)         Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

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Section 4.21.      Employees and Employee Benefit Plans. (a) Section 4.21 of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each material Company Employee Plan and each Company Employee Plan that is subject to ERISA, and specifies whether each such Company Employee Plan is a U.S. Plan or an International Plan. For each material Company Employee Plan and each Company Employee Plan that is subject to ERISA, the Company has made available to Parent a copy of such plan (or a description, if such plan is not written) and all amendments thereto and material written interpretations thereof, together with a copy of (if applicable) (i) each trust, insurance or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service Forms 5500, (iv) the most recent favorable determination or opinion letter from the Internal Revenue Service, (v) the most recently prepared actuarial reports and financial statements in connection with each such Company Employee Plan, (vi) all documents and correspondence relating thereto received from or provided to the Department of Labor, the PBGC, the Internal Revenue Service or any other Governmental Authority during the past year, and (vii) all current employee handbooks, manuals and policies.

(b)           The Company has made available to Parent a list, as of the date of this Agreement, containing with respect to each Key Employee: (i) name, (ii) date of hire, (iii) position, (iv) employment location, (v) base salary or wage rate, (vi) the current incentive opportunities of such employee and (vii) the legal entity that employs such employee. As of the date hereof, (A) no Key Employee who is a member of the Senior Operating Committee has indicated and (B) no other Key Employee has indicated in writing to the Company or any of its Subsidiaries that he or she intends to resign or retire as a result of the Transactions or otherwise within one year after the Closing Date.

(c)           Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has since January 1, 2013, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA.

(d)           Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired and, to the knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the Internal Revenue Service Closing Agreement Program if discovered during an Internal Revenue Service audit or investigation. Each trust created under any such Company Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

(e)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2017, each Company Employee Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Proceeding (other than routine claims for benefits and including an audit) is pending against or involves or, to the Company’s knowledge, is threatened against or reasonably expected to involve, any Company Employee Plan before any court or arbitrator or any Governmental Authority, including the IRS, the Department of Labor or the PBGC. To the knowledge of the Company, since January 1, 2017, no events have occurred with respect to any Company Employee Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against the Company or any of its Subsidiaries, except for events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(f)            With respect to each director, officer, employee or independent contractor (including each former director, officer, employee or independent contractor) of the Company or any of its Subsidiaries, the consummation of the Transactions will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Plan or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent to merge, amend or terminate any Company Employee Plan.

(g)           Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Company Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of the Company or any of its Subsidiaries (other than coverage mandated by Applicable Law).

(h)           There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates relating to, or making a change in employee participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the fiscal year ended on the Company Balance Sheet Date, except as required in order to comply with Applicable Law.

(i)            Without limiting the generality of Section 4.20(f), no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any tax incurred by such individual, including under Section 409A or 4999 of the Code.

(j)            Each Company Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended (if applicable) to comply and has been operated in compliance with, and the Company and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code in all material respects.

(k)           With respect to any Company Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company or any of its Subsidiaries to incur any material liability under ERISA or the Code.

(l)            Each International Plan (i) has been maintained in compliance with its terms and Applicable Law, except for failures that have a Company Material Adverse Effect, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

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(m)          No employee of the Company or any of its Subsidiaries is employed by the Company or any of its Subsidiaries outside of the United States.

Section 4.22.      Labor Matters. (a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, sexual misconduct, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes.

(b)           Neither the Company nor any of its Subsidiaries is, or since January 1, 2017 has been, a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, and there have not been any, and to the Company’s knowledge there are no threatened, organizational campaigns, card solicitations, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any current or former Service Provider. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no unfair labor practice complaints pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any current or former Service Provider with respect to the Company or its Subsidiaries. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries.

(c)           The Company and each of its Subsidiaries is, and has been since January 1, 2017, in material compliance with WARN and has no liabilities or other obligations thereunder. Neither the Company nor any of its Subsidiaries has taken any action that would reasonably be expected to cause Parent or any of its Affiliates to have any material liability or other obligation following the Closing Date under WARN.

Section 4.23.      Intellectual Property. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the registrations (including patents and domain name registrations) and applications for registration for Owned Intellectual Property (the “Company Registered IP”) has lapsed, expired, been abandoned or been adjudged invalid or unenforceable, and, to the knowledge of the Company, all Company Registered IP is valid, enforceable and subsisting.

(b)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are the sole and exclusive owners of all Owned Intellectual Property and hold all of their right, title and interest in and to all Owned Intellectual Property free and clear of all Liens (other than non-exclusive licenses granted by the Company or one of its Subsidiaries in the ordinary course of business), (ii) immediately following the Closing, the Company and its Subsidiaries will own or have a valid and enforceable license to use any and all of the Intellectual Property necessary to, or used or held for use in, the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted, and (iii) to the knowledge of the Company, there exist no material restrictions on the use of any of the Owned Intellectual Property.

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(c)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no current or former employee, contractor or consultant of the Company or any of its Subsidiaries owns any rights in or to any of the Owned Intellectual Property and, to the extent that any such Intellectual Property has been developed or created by any Third Party (including any current or former employee, contractor or consultant) for or on behalf of the Company or any of its Subsidiaries, the Company or one of its Subsidiaries, as applicable, has a written agreement with such Third Party with respect thereto, and thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a valid and unrestricted right to exploit, sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted, such Intellectual Property.

(d)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, neither the Company nor any of its Subsidiaries nor the conduct of their respective businesses has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party, (ii) there is no Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (A) alleging that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party or (B) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any Subsidiary in any of the Owned Intellectual Property, and (iii) to the knowledge of the Company, no Third Party has infringed, misappropriated, diluted or otherwise violated any Owned Intellectual Property.

(e)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have provided reasonable notice of its privacy and personal data collection and use policies on its websites and other customer and public communications and the Company and its Subsidiaries have complied with such policies, contractual requirements and all Applicable Law relating to (A) the privacy of the users of the Company’s and its Subsidiaries’ respective products, services and websites and (B) the collection, use, processing, storage and disclosure of any personally-identifiable information (including personal health information and any and all “personal data” as that term is defined in European Union’s General Data Protection Regulation and any and all other information, the collection, use, processing, storage and disclosure of which is regulated by an Applicable Law in relation to data protection or data privacy) and other data or information collected, used, processed, stored or disclosed by the Company or any of its Subsidiaries (or any Third Party that collects, uses, processes, stores or discloses such data or information on behalf of the Company or any of its Subsidiaries), (ii) there is no Proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (or against any Third Party working on behalf of the Company or any of its Subsidiaries) alleging any violation of such policies, contractual requirements or Applicable Law, (iii) none of this Agreement, any Ancillary Agreement to which the Company is a party or the consummation of the Transactions will violate any such policy, contractual requirements or Applicable Law and (iv) the Company and its Subsidiaries (and any Third Party working on behalf of the Company and its Subsidiaries) have taken commercially reasonable steps consistent with normal industry practice to protect the types of information referred to in this Section 4.23(e) against loss and unauthorized access, use, modification, disclosure or other misuse, and, to the knowledge of the Company, there has been no unauthorized access, use, modification, disclosure or other misuse of such data or information.

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(f)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the IT Assets operate in accordance with their specifications and related documentation and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted, (ii) the Company and its Subsidiaries take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures, and (iii) there has been no unauthorized use, access, interruption, modification or corruption of the IT Assets (or any information or transactions stored or contained therein or transmitted thereby).

Section 4.24.      Properties. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has good, valid and marketable fee simple title to, or valid leasehold interests in, as the case may be, each parcel of real property owned or used by the Company or any of its Subsidiaries, free and clear of all Liens, except for Permitted Liens, (ii) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is, subject to the Bankruptcy and Equity Exceptions, a valid and binding obligation of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and in full force and effect and enforceable in accordance with its terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (except for such Leases that are terminated after the date of this Agreement in accordance with their respective terms; provided that if such termination is at the option of the Company or any of its Subsidiaries such termination must be in the ordinary course of business), (iii) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of any Lease, and (iv) neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under any Lease.

Section 4.25.      Environmental Matters. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)   no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding (including a review) is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries that relates to, or arises under, any Environmental Law, Environmental Permit or Hazardous Substance;

(ii)  the Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance with all Environmental Laws and all Environmental Permits and hold all applicable Environmental Permits; and

(iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in any such liability or obligation.

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(b)           Except as set forth on Section 4.25(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, leases or operates any real property, or conducts any operations, in New Jersey or Connecticut.

Section 4.26.      Insurance. The Company has made available to Parent, prior to the date of this Agreement, a list and summaries of all material insurance policies and fidelity bonds for which the Company or any of its Subsidiaries is a policyholder or which covers the business, operations, employees, officers, directors or assets of the Company or any of its Subsidiaries (the “Company Insurance Policies”). The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Insurance Policies (i) are sufficient for compliance by the Company and its Subsidiaries with all Company Material Contracts and (ii) will not terminate or lapse by their terms by reason of the consummation of the Transactions. Section 4.26 of the Company Disclosure Schedule sets forth the amount per annum the Company paid in its last full fiscal year ending prior to the date of this Agreement for the Company’s existing directors’ and officers’ insurance policies.

Section 4.27.      Transactions with Affiliates. To the knowledge of the Company, since January 1, 2017, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404 of Regulation S-K that have not been otherwise disclosed in the Company SEC Documents filed prior to the date hereof.

Section 4.28.      Antitakeover Statutes. Assuming the representations and warranties set forth in Section 5.21 and Section 5.24 are true and correct, neither the restrictions set forth in Section 203 of the Delaware Law nor any other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, any Ancillary Agreement or any of the Transactions.

Section 4.29.      Opinion of Financial Advisors. The Company Special Committee has received the oral opinion (confirmed by delivery of a written opinion promptly after the date thereof) of each of PJT Partners LP and Sandler O’Neill & Partners, L.P., financial advisors to the Company Special Committee, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (other than TD Bank, the Significant Company Stockholders and their respective Affiliates).

Section 4.30.      Finders’ Fees. Except for PJT Partners LP and Sandler O’Neill & Partners, L.P., a copy of whose engagement agreement has been provided to Parent prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the Transactions.

Section 4.31.      No Ownership of Parent Common Stock. Neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Parent Common Stock (other than Fiduciary Shares) and neither the Company nor any of its Subsidiaries has any rights to acquire any shares of Parent Common Stock (other than any Fiduciary Shares). There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries.

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Section 4.32.      No Ownership of Company Common Stock. No Subsidiary of the Company (i) beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock (other than Fiduciary Shares) or (ii) has any rights to acquire any shares of Company Common Stock (other than Fiduciary Shares).

Section 4.33.      No Other Company Representations and Warranties. Except for the representations and warranties made by the Company in this Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 11.05 and the introduction to this Article 4) (but without limiting any representations and warranties in any Ancillary Agreement), neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms”, “virtual data rooms”, management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. The Company and its Subsidiaries disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives. The Company acknowledges and agrees that, except for the representations and warranties made by Parent in Article 5 (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 11.05 and the introduction to Article 5) (but without limiting any representations and warranties in any Ancillary Agreement), neither Parent nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to Parent or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. The Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Notwithstanding the foregoing, this Section 4.33 shall not limit Parent’s, Merger Sub’s or the Company’s remedies in the case of fraud.

Article 5
Representations and Warranties of Parent

Subject to Section 11.05, except (i) other than with respect to the representations and warranties in Section 5.01, Section 5.02, Section 5.05, Section 5.22, Section 5.23 and Section 5.24, as disclosed in any publicly available Parent SEC Document filed after September 30, 2018 and before the date of this Agreement or (ii) as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

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Section 5.01.      Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all corporate powers required to own or lease all of its properties or assets and to carry on its business as now conducted. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Prior to the date of this Agreement, Parent has made available to the Company true and complete copies of the certificate of incorporation and bylaws of each of Parent and Merger Sub, in each case, as in effect on the date of this Agreement (the “Parent Organizational Documents”). Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02.      Corporate Authorization. (a) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and any Ancillary Agreements to which such Person is or is specified to be a party, and the consummation by Parent and Merger Sub of the Transactions, are within the corporate powers of each of Parent and Merger Sub and, except for the Parent Stockholder Approval and the required approval and adoption of the Merger Agreement by the stockholder of Merger Sub, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. The affirmative vote of (i) a majority of all votes cast by holders of outstanding shares of Parent Common Stock at a duly called and held meeting of Parent’s stockholders at which a quorum is present approving the issuance of shares of Parent Common Stock in connection with the Merger (the “Parent Share Issuance”) and (ii) the holders of a majority of the outstanding shares of Parent Common Stock approving the Parent Charter Amendment are the only votes of the holders of Parent’s capital stock necessary in connection with the consummation of the Merger (collectively, the “Parent Stockholder Approval”). This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and each of the Ancillary Agreements to which Parent or Merger Sub is or is specified to be a party have been or will be duly executed and delivered by such Person, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) each constitutes (or will constitute) a valid and binding agreement of each of Parent and Merger Sub that is a party thereto enforceable against such Person in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

(b)           At a meeting duly called and held, the Board of Directors of Parent unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby (including the Parent Share Issuance and the Parent Charter Amendment) are fair to and in the best interests of Parent’s stockholders, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby (including the Parent Share Issuance and the Parent Charter Amendment), (iii) directing that the Parent Share Issuance and the Parent Charter Amendment be submitted to a vote at a meeting of Parent’s stockholders and (iv) recommending approval of the Parent Share Issuance and the Parent Charter Amendment by Parent’s stockholders (such recommendation, the “Parent Board Recommendation”). The Board of Directors of Merger Sub has unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the sole stockholder of Merger Sub, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) directing that this Agreement be submitted for approval and adoption by the sole stockholder of Merger Sub, and (iv) recommending approval and adoption of this Agreement (including the Merger) by the sole stockholder of Merger Sub. Except as permitted by Section 7.02, the Board of Directors of neither Parent nor Merger Sub has subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

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Section 5.03.      Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and any Ancillary Agreements to which such Person is or is specified to be a party, and the consummation by each of Parent and Merger Sub of the Transactions to which such Person is a party, require no action by or in respect of Consents of, or Filings with, any Governmental Authority other than (i) the filing of each of the Certificate of Merger and Parent Charter Amendment with the Delaware Secretary of State, and appropriate documents with the relevant authorities of other states in which Parent or Merger Sub is qualified to do business, (ii) the filing by Parent of any required Filings with the Federal Reserve Board under HOLA and approval of such filings, (iii) the filing by Parent with the Superintendent of the Maine Bureau of Financial Institutions to acquire control of TD Ameritrade Trust Company and approval of such filing, (iv) compliance with any applicable requirements of the HSR Act, (v) compliance with any applicable requirements of the Securities Act, the Securities Exchange Act and any other applicable U.S. state or federal securities laws or pursuant to the listing requirements of NASDAQ or NYSE, (vi) the filing of a FINRA Application relating to the Transactions by each of the TD Broker-Dealers and FINRA’s approval thereof, (vii) the submission of the DTCC Notifications, (viii) the submission of the Other Regulatory Notifications, (ix) the Consents set forth on Section 5.03 of the Parent Disclosure Schedule, and (x) any other actions, Consents or Filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (clauses (i) – (x), collectively the “Parent Governmental Authorizations”).

Section 5.04.      Non-contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and any Ancillary Agreements to which such Person is or is specified to be a party, and the consummation of the Transactions to which it is a party, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Parent Organizational Documents, (ii) assuming compliance with the matters referred to in Section 5.03 and receipt of the Parent Stockholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03 and receipt of the Parent Stockholder Approval, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any Contract binding upon Parent or any of its Subsidiaries or any governmental Consents (including Consents required by Contract) affecting, or relating in any way to, the of Parent or any of its Subsidiaries or any of its or their respective assets or businesses, or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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Section 5.05.      Capitalization. (a) The authorized capital stock of Parent as of the date hereof consists of (i) 3,000,000,000 shares of Parent Common Stock and (ii) 9,940,000 shares of preferred stock of Parent, par value $0.01 per share (“Parent Preferred Stock”). As of the Closing Date, following the Parent Charter Amendment, the authorized capital stock of Parent shall consist of (i) 3,000,000,000 shares of Parent Common Stock, (ii) 300,000,000 shares of Parent Nonvoting Common Stock and (iii) 9,940,000 shares of Parent Preferred Stock. As of November 18, 2019, there were outstanding (i) 1,284,579,346 shares of Parent Common Stock, (ii) 400,000 shares of Series A Parent Preferred Stock, (iii) 600,000 shares of Series C Parent Preferred Stock, (iv) 750,000 shares of Series D Parent Preferred Stock, (v) 6,000 shares of Series E Parent Preferred Stock, (vi) 5,000 shares of Series F Parent Preferred Stock, (vii) options to purchase shares of Parent Common Stock (“Parent Stock Options”) with respect to an aggregate of 26,879,545 shares of Parent Common Stock, (viii) restricted stock units with respect to an aggregate of 7,118,107 shares of Parent Common Stock (“Parent RSU Awards”) and (ix) performance-based restricted stock units with respect to an aggregate of 966,113 shares of Parent Common Stock (“Parent PSU Awards,” together with Parent Stock Options, Parent RSU Awards and any other equity or equity-linked awards granted after November 18, 2019, “Parent Equity Awards”), determined assuming maximum performance levels were achieved. The shares of Parent Common Stock and Parent Nonvoting Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof will be free of preemptive right. Except as set forth in this Section 5.05(a) and for changes since November 18, 2019 resulting from (A) the exercise or vesting and settlement of Parent Equity Awards outstanding on such date or issued after such date or (B) the issuance of Parent Equity Awards after such date, as of the date hereof, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interest in, Parent, (ii) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, Parent, (iii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, Parent, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”). Parent owns all of the issued and outstanding capital stock of Merger Sub.

(b)           All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of Parent owns any shares of capital stock of Parent (other than any such shares owned by Subsidiaries of Parent that are Fiduciary Shares). Neither Parent nor any of its Subsidiaries is a party to any agreement with respect to the Parent Securities.

Section 5.06.      Regulatory Reports, SEC Filings and the Sarbanes-Oxley Act. (a) Parent and each of its Subsidiaries have timely filed with or furnished all material Filings, together with any material amendments, required to be made with respect thereto, that they were required to file or furnish (as applicable) since January 1, 2017 with any Regulatory Agency, including any material Filing required to be filed or furnished (as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all material fees and assessments due and payable in connection therewith.

(b)           As of its filing date, each Filing filed with or furnished to the SEC by Parent since January 1, 2017 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”) filed prior to the date of this Agreement complied, and each Parent SEC Document filed subsequent to the date of this Agreement (assuming, in the case of each of the Registration Statement and the Joint Proxy Statement/Prospectus, that the representation and warranty set forth in Section 4.09 is true and correct) will comply, in all material respects with the applicable requirements of the NYSE, the Securities Act, the Securities Exchange Act and the Sarbanes-Oxley Act, as the case may be.

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(c)           As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Parent SEC Document filed prior to the date of this Agreement did not, and each Parent SEC Document filed subsequent to the date of this Agreement (assuming, in the case of each of the Registration Statement and the Joint Proxy Statement/Prospectus, that the representation and warranty set forth in Section 4.09 is true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)           Parent is, and since January 1, 2017 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(e)           Parent and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Securities Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Securities Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the Securities Exchange Act.

(f)            Parent and its Subsidiaries have established and maintain a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of the internal controls prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Board of Directors of Parent (x) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Parent has made available to the Company prior to the date of this Agreement a true and complete summary of any disclosure of the type described in the preceding sentence made by management to Parent’s auditors and audit committee since January 1, 2017.

(g)           Since January 1, 2017, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Securities Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are true and complete.

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Section 5.07.      Financial Statements and Financial Matters. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal, recurring and immaterial year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries.

(b)           From January 1, 2017 to the date of this Agreement, Parent has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

Section 5.08.      Disclosure Documents. The information relating to Parent and its Subsidiaries that is provided by Parent, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus will not (i) in the case of the Registration Statement, at the time the Registration Statement or any amendment or supplement thereto becomes effective and at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, and (ii) in the case of the Joint Proxy Statement/Prospectus, at the time the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the stockholders of the Company and Parent and at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 5.09.      Absence of Certain Changes. (a) Since the Parent Balance Sheet Date through the date of this Agreement, (i) the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Since the Parent Balance Sheet Date through the date of this Agreement, there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of Section 7.01.

Section 5.10.      No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date, (iii) liabilities arising in connection with the transactions contemplated hereby, and (iv) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so described in the Parent SEC Documents.

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Section 5.11.      Litigation. There is no Proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such or any of the respective properties of Parent or any of its Subsidiaries, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions. There is no Order outstanding against Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such or any of the respective properties of any of Parent or any of its Subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that would, or would reasonably be expected to, prevent, enjoin, alter or materially delay the Transactions.

Section 5.12.      Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries hold all governmental Consents necessary for the operation of their respective businesses (the “Parent Permits”). Parent and each of its Subsidiaries are and since January 1, 2017, have been in compliance with the terms of Parent Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Proceeding pending, or, to the knowledge of Parent, threatened that seeks, or, to the knowledge of Parent, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Parent Permit except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.13.      Compliance with Applicable Laws. (a) Parent and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all Applicable Laws (including HOLA and Federal Reserve Board regulations).

(b)           Neither Parent nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that are not material to Parent and its Subsidiaries, taken as a whole.

(c)           Subject to Section 11.06, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Parent and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2017, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

(d)           Subject to Section 11.06, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2017, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

(e)           Subject to Section 11.06, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2017, a recipient of any supervisory letter from, or since January 1, 2017, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Authority that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor have Parent nor any of its Subsidiaries been advised since January 1, 2017 or have knowledge, of any pending or threatened regulatory investigation or that any Regulatory Agency or other Governmental Agency is considering issuing, initiating, ordering or requesting any Parent Regulatory Agreement.

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Section 5.14.      RIA Compliance Matters (a) Each Parent RIA Subsidiary is and has been, (i) at all times required by Applicable Law, duly registered as an investment adviser under the Investment Advisers Act and under all applicable state statutes (if required to be so registered under Applicable Law), and (ii) since January 1, 2017, duly registered and licensed as an investment adviser under all other Applicable Laws or exempt therefrom. Except for the Parent RIA Subsidiaries, neither Parent nor any of its Subsidiaries provides Investment Advisory Services in any jurisdiction or is required to be registered under the Investment Advisers Act or any similar law in any jurisdiction.

(b)           Each Parent RIA Subsidiary has designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7 under the Investment Advisers Act. Each Parent RIA Subsidiary has established in compliance with requirements of Applicable Law, and maintained in effect at all times required by Applicable Law since January 1, 2017, (i) written anti-money laundering policies and procedures that incorporate, among other things, a written customer identification program, (ii) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, (iii) written cyber security and identity theft policies and procedures, (iv) written supervisory procedures and a supervisory control system, (v) written policies and procedures designed to protect non-public personal information about customers, clients and other third Parties, (vi) written recordkeeping policies and procedures and (vii) other policies required to be maintained by such Parent RIA Subsidiary under Applicable Law, including Rules 204A-1 and 206(4)-7 under the Investment Advisers Act, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)           With respect to each Parent RIA Subsidiary, except as would not reasonably be expected to be, individually or in the aggregate, material to such Parent RIA Subsidiary, (i) none of such Parent RIA Subsidiary, its control persons, its directors, officers, or employees (other than employees whose functions are solely clerical or ministerial), nor, to the knowledge of Parent, any of such Parent RIA Subsidiary’s other “associated persons” (as defined in the Investment Advisers Act) is (A) subject to ineligibility pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as an “associated person” of a registered investment adviser, (B) subject to disqualification pursuant to Rule 206(4)-3 under the Investment Advisers Act or (C) subject to disqualification under Rule 506(d) of Regulation D under the Securities Act, unless in the case of clause (A), (B) or (C), such Parent RIA Subsidiary or “associated person” has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, nor (ii) is there any Proceeding pending or, to the knowledge of Parent, threatened by any Governmental Authority that would reasonably be expected to result in the ineligibility or disqualification of such Parent RIA Subsidiary, or any of its “associated persons” to serve in such capacities or that would provide a basis for such ineligibility or disqualification.

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(d)           Each Parent RIA Subsidiary is, and since January 1, 2017, has been, in compliance with (A) the applicable provisions of the Investment Advisers Act and (B) all other Applicable Laws of the jurisdictions in which such Parent RIA Subsidiary acts as an investment adviser, except in each case for such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e)           Parent has provided the Company with a list of all inspection or examinations relating to a Parent RIA Subsidiary from the SEC since January 1, 2017. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no unresolved issues with the SEC with respect to a Parent RIA Subsidiary.

(f)            Neither Parent nor any of its Subsidiaries is, nor since January 1, 2017, has been, required to be registered, licensed or qualified as a bank, trust company, commodity trading advisor, commodity pool operator, introducing broker, swap dealer, transfer agent, real estate broker, municipal advisor, insurance company or insurance broker, except in each case as would not reasonably be expected to be, individually or in the aggregate, material to Parent.

(g)           As of the date hereof, no Parent RIA Subsidiary is currently subject to, or has received any notice of, an examination, inspection, investigation or inquiry by a Governmental Authority, and no such examination or inspection has been started or completed for which no examination report is available.

Section 5.15.      Client Agreements. (a) Each Parent Advisory Agreement includes all provisions required by and complies in all respects with the Investment Advisers Act, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Each Parent RIA Subsidiary and each of its Affiliates has complied with all applicable obligations, requirements and conditions of each Parent Advisory Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)           No Parent RIA Subsidiary provides Investment Advisory Services to any Person other than the Parent Advisory Clients. Each Parent RIA Subsidiary provides Investment Advisory Services to Parent Advisory Clients solely pursuant to written Parent Advisory Agreements.

Section 5.16.      Broker-Dealer Compliance Matters. (a) The Parent Broker-Dealer Subsidiary is the only Subsidiary of Parent that is a Broker-Dealer. Since January 1, 2017, the Parent Broker-Dealer Subsidiary has been duly registered as a Broker-Dealer with the SEC and each state and other jurisdictions in which it is required to be so registered. The Parent Broker-Dealer Subsidiary is, and since January 1, 2017 has been, a member in good standing of FINRA and each other Self-Regulatory Organization of which it is required to be a member. Each natural Person whose functions require him or her to be licensed as a representative or principal of, and registered with, the Parent Broker-Dealer Subsidiary is registered with FINRA and all applicable states and other jurisdictions, such registrations are not, and since January 1, 2017 have not been, suspended, revoked or rescinded and remain in full force and effect, and no such natural Person is registered with more than one Broker-Dealer in any jurisdiction where such multiple registrations would violate any Applicable Law.

(b)           Parent has made available to the Company a correct and complete copy of the Parent Broker-Dealer Subsidiary’s current Form BD. Parent will make available to the Company correct and complete copies of any Form BD filed with the SEC before the Closing Date by it or any of its Subsidiaries. The current Form BD of the Parent Broker-Dealer Subsidiary is, and any Form BD of the Parent Broker-Dealer Subsidiary filed before the Closing Date will be at the time of filing, in compliance in all material respects with the applicable requirements of the Securities Exchange Act, the rules thereunder and the rules of any Self-Regulatory Organization, as applicable.

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(c)           The Regulatory Documents of the Parent Broker-Dealer Subsidiary have complied, and have been timely filed, in all material respects with and under Applicable Law and the rules and regulations of the SEC promulgated thereunder and any Self-Regulatory Organization rules applicable to such Regulatory Documents, as in effect at the time the Regulatory Documents were filed. With respect to such Regulatory Documents filed with the SEC since January 1, 2017, no such Regulatory Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances under which they were made.

(d)           (i) None of the Parent Broker-Dealer Subsidiary, or any of its Affiliates, nor any of the Parent Broker-Dealer Subsidiary’s “associated persons” (as defined in the Securities Exchange Act) is (A) ineligible pursuant to Section 15(b) of the Securities Exchange Act to serve as a Broker-Dealer or as an “associated person” of a Broker-Dealer, (B) subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Securities Exchange Act, (C) subject to any material disciplinary proceedings or Orders that would be required to be disclosed on Form BD or Forms U-4 or U-5 (and which disciplinary proceedings or Orders are not actually disclosed on such Person’s current Form BD or current Forms U-4 or U-5) to the extent that such Person or its associated persons is required to file such forms, or (D) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such Person as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Securities Exchange Act, and (ii) there is no Proceeding pending or, to the knowledge of Parent, threatened by any Governmental Authority that would reasonably be expected to result in any of the circumstances described in the foregoing clauses (i)(A), (i)(B), (i)(C) and (i)(D).

(e)           No fact relating to the Parent Broker-Dealer Subsidiary or any “control affiliate” of the Parent Broker-Dealer Subsidiary, as defined in Form BD requires any response in the affirmative to any question in Item 11 of Form BD, except to the extent that such facts have been reflected on Form BD of the Parent Broker-Dealer Subsidiary.

(f)           The Brokerage Services performed by the Parent Broker-Dealer Subsidiary have been conducted in compliance with all material requirements of the Securities Exchange Act, the rules and regulations of the SEC, FINRA, and any applicable state securities regulatory authority or Self-Regulatory Organizations, as applicable. The Parent Broker-Dealer Subsidiary has established, in compliance with requirements of Applicable Law, and maintained in effect at all times required by Applicable Law since January 1, 2017, written policies and procedures reasonably designed to achieve compliance with the Securities Exchange Act, the SEC rules thereunder, and the rules of each applicable Self-Regulatory Organization (“Parent BD Compliance Policies”), including those required by (i) applicable FINRA rules, including FINRA Rule 3110, 3120 and 3130, (ii) Rule 15c3-5 under the Securities Exchange Act, (iii) anti-money laundering laws, including a written customer identification program in compliance therewith, (iv) privacy laws including policies and procedures with respect to the protection of nonpublic personal information about customers, clients and other Third Parties and (v) identity theft laws, and approved such principals, managers and other supervisors as are required under the aforementioned laws, rules and regulations. All such Parent BD Compliance Policies comply in all material respects with Applicable Laws.

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(g)           The Parent Broker-Dealer Subsidiary currently maintains, and since January 1, 2017 has maintained, “net capital” (as such term is defined in Rule 15c3-1(c)(2) under the Securities Exchange Act) equal to or in excess of the minimum “net capital” required to be maintained by the Parent Broker-Dealer Subsidiary, and in an amount sufficient to ensure that it is not required to file a notice under Rule 17a-11 under the Securities Exchange Act.

(h)           No Governmental Authority has, since January 1, 2017, formally initiated any administrative proceeding or investigation into the Parent Broker-Dealer Subsidiary and the Parent Broker-Dealer Subsidiary has not received a written “wells notice”, other written indication of the commencement of an enforcement action from the SEC, FINRA or any other Governmental Authority, or other notice alleging any material noncompliance with any Applicable Law governing the operations of Broker-Dealers. Parent has no knowledge of any unresolved material violation or material exception raised by any Governmental Authority with respect to the Parent Broker-Dealer Subsidiary. Since January 1, 2017, the Parent Broker-Dealer Subsidiary has not settled any claim or proceeding of the SEC, FINRA or any other Governmental Authority. The Parent Broker-Dealer Subsidiary has not had an order, decree or judgement entered against the Parent Broker-Dealer Subsidiary in connection with any Applicable Law governing the operation of Broker-Dealers. As of the date hereof, the Parent Broker-Dealer Subsidiary is not currently subject to, and has not received any notice of, an examination, inspection, investigation or inquiry by a Governmental Authority, and no examination or inspection has been started or completed for which no examination report is available.

(i)            The Parent Broker-Dealer Subsidiary has received written affirmative consent from each of its Brokerage Clients as required under Rule 15c3-3(j)(2)(ii), including notification of the general terms and conditions of the products available through the Cash Sweep Program and that the products available to Brokerage Clients under the Cash Sweep Program may change, and the Parent Broker-Dealer Subsidiary and its applicable Affiliates has conducted its Cash Sweep Program in accordance with Applicable Laws.

Section 5.17.      FCM Compliance Matters. (a) The Parent FCM Subsidiary is the only Subsidiary of Parent that is an FCM. Since January 1, 2017, the Parent FCM Subsidiary has been (i) duly registered as an FCM under the CEA, and (ii) a member in good standing of the NFA and each other Self-Regulatory Organization of which it is required to be a member. Each natural Person whose functions require him or her to be licensed as an associated person of, and registered with, the Parent FCM Subsidiary is registered with the NFA and all applicable states and other jurisdictions, and such registrations are not, and since January 1, 2017 have not been, suspended, revoked or rescinded and remain in full force and effect, and no such natural Person is registered with more than one FCM in any jurisdiction where such multiple registrations would violate any Applicable Law. Each natural Person who is required to be listed as a principal of the Parent FCM Subsidiary has filed a current Form 8-R with the NFA, which is accurate in all material respects.(b)Parent has made available to the Company a correct and complete copy of the Parent FCM Subsidiary’s current Form 7-R. Parent will make available to the Company correct and complete copies of any Form 7-R filed with the NFA before the Closing Date by it or any of its Affiliates. The current Form 7-R of the Parent FCM Subsidiary is, and any Form 7-R of Parent or any Affiliate filed before the Closing Date will be at the time of filing, in compliance in all material respects with the applicable requirements of the CEA, the rules thereunder and the rules of any Self-Regulatory Organization, as applicable.

(c)           The Regulatory Documents of the Parent FCM Subsidiary have complied, and have been timely filed, in all material respects with and under Applicable Law and the rules and regulations of the CFTC promulgated thereunder and any Self-Regulatory Organization rules applicable to such Regulatory Documents, as in effect at the time the Regulatory Documents were filed.

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(d)           (i) None of the Parent FCM Subsidiary or any of their Affiliates, nor any of the Parent FCM Subsidiary’s “associated persons” (as defined in CFTC Rule 1.3) or “principals” (as defined in CFTC Rule 3.1) is (A) ineligible to serve as an FCM or as an “associated person” or “principal” of an FCM, (B) subject to a “statutory disqualification” under Section 8a(2) of the CEA, (C) subject to any material disciplinary proceedings or Orders that would be required to be disclosed on Form 7-R or Form 8-R (and which disciplinary proceedings or Orders are not actually disclosed on such Person’s current Form 7-R or current Form 8-R) to the extent that such Person or its associated persons or principals is required to file such forms, or (D) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such Person as an FCM or associated person or principal of an FCM under Section 8a(4) of the CEA, and (ii) there is no Proceeding pending or, to the knowledge of Parent, threatened by any Governmental Authority that would reasonably be expected to result in any of the circumstances described in the foregoing clauses (i)(A), (i)(B), (i)(C) and (i)(D).

(e)           No fact relating to the Parent FCM Subsidiary or any “principal” of the Parent FCM Subsidiary, as defined in Form 8-R, requires any response in the affirmative to any question relating to “Criminal Disclosures” in the Parent FCM Subsidiary’s Form 7-R or in the principal’s Form 8-R, except to the extent that such facts have been reflected on such forms.

(f)            The services performed by the Parent FCM Subsidiary have been conducted in compliance with all material requirements of the CEA, the rules and regulations of the CFTC, the NFA, and any applicable state regulatory authority or Self-Regulatory Organizations, as applicable. The Parent FCM Subsidiary has established, in compliance with requirements of Applicable Law, and maintained in effect at all times required by Applicable Law since January 1, 2017, written policies and procedures reasonably designed to achieve compliance with the CEA, the CFTC rules thereunder, and the rules of each applicable Self-Regulatory Organization (“Parent FCM Compliance Policies”), including those required by applicable NFA rules. All such Parent FCM Compliance Policies comply in all material respects with Applicable Laws.

(g)           The Parent FCM Subsidiary currently maintains, and since January 1, 2017 has maintained, “adjusted net capital” (as such term is defined in CFTC Rule 1.17) equal to or in excess of the minimum “adjusted net capital” required to be maintained by the Parent FCM Subsidiary, and in an amount sufficient to ensure that it is not required to file a notice under CFTC Rule 1.12 or NFA Financial Requirements Section 2.

(h)           No Governmental Authority has, since January 1, 2017, formally initiated any administrative proceeding or investigation into the Parent FCM Subsidiary and the Parent FCM Subsidiary has not received any written indication of the commencement of an enforcement action from the CFTC, the NFA or any other Governmental Authority, or other notice alleging any material noncompliance with any Applicable Law governing the operations of the Parent FCM Subsidiary. Parent has no knowledge of any unresolved material violation or material exception raised by any Governmental Authority with respect to the Parent FCM Subsidiary. Since January 1, 2017, the Parent FCM Subsidiary has not settled any claim or proceeding of the CFTC, the NFA or any other Governmental Authority. The Parent FCM Subsidiary has not had an order, decree or judgement entered against it in connection with any Applicable Law governing the operation of an FCM. As of the date hereof, the Parent FCM Subsidiary is not currently subject to, or has not received any notice of, an examination, inspection, investigation or inquiry by a Governmental Authority, and no examination or inspection has been started or completed for which no examination report is available.

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Section 5.18.      Material Contracts. Section 5.18 of the Parent Disclosure Schedule sets forth a list as of the date of this Agreement of each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) to which Parent or any of its Subsidiaries is a party or by which it is bound (each, a “Parent Material Contract”). All of the Parent Material Contracts are, subject to the Bankruptcy and Equity Exceptions, valid and binding obligations of Parent or a Subsidiary of Parent (as the case may be) and, to the knowledge of Parent, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against Parent or its Subsidiaries (as the case may be) and, to the knowledge of Parent, each of the other parties thereto (except for such Parent Material Contracts that are terminated after the date of this Agreement in accordance with their respective terms), except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.19.      Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)           All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due (giving effect to all extensions) in accordance with all Applicable Law, and all such Tax Returns are true and complete.

(b)           Parent and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or (i) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve, in each case for all Taxes through the end of the last period for which Parent and its Subsidiaries ordinarily record items on their respective books and records.

(c)           (i) All federal income Tax Returns of the affiliated group of which Parent is the common parent through the Tax year ended December 31, 2015 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired, and (ii) neither Parent nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which Parent or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the limitation period applicable to the assessment or collection of any federal income Tax.

(d)          There is no Proceeding (including an audit) pending or, to Parent’s knowledge, threatened in writing against or with respect to Parent or its Subsidiaries in respect of any Tax or Tax asset.

(e)           There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between Parent or any of its Subsidiaries and any Taxing Authority.

(f)            During the two (2)-year period ending on the date of this Agreement, Parent was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

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(g)           There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Parent or any of its Subsidiaries.

(h)           No claim has been made in writing by any Taxing Authority in a jurisdiction where Parent and/or Parent’s Subsidiaries do not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(i)            Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which Parent or any of its Subsidiaries was the common parent, (ii) is party to any Tax Sharing Agreement (other than any such agreement solely between Parent and its Subsidiaries), or (iii) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any Tax Sharing Agreement or as a transferee or successor.

(j)            Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.20.      Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)           no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding (including a review) is pending or, to the knowledge of Parent, threatened by any Governmental Authority or other Person relating to Parent or any of its Subsidiaries that relates to, or arises under, any Environmental Law, Environmental Permit or Hazardous Substance;

(b)           Parent and its Subsidiaries are, and since January 1, 2017 have been, in compliance with all Environmental Laws and all Environmental Permits and hold all applicable Environmental Permits; and

(c)           there are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in any such liability or obligation.

Section 5.21.      Antitakeover Statutes. Assuming the representations and warranties set forth in Section 4.28 and 4.31 are true and correct, no “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, any Ancillary Agreement or any of the Transactions.

Section 5.22.      Opinion of Financial Advisor. The Board of Directors of Parent has received the oral opinion (confirmed by delivery of a written opinion promptly after the date thereof) of Credit Suisse Securities (USA) LLC, financial advisor to Parent, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Exchange Ratio in the Merger pursuant to this Agreement is fair, from a financial point of view, to Parent.

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Section 5.23.      Finders’ Fees. Except for Credit Suisse Securities (USA) LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the Transactions.

Section 5.24.      No Ownership of Company Common Stock. Neither Parent nor any Subsidiary of Parent (i) beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock (other than any Fiduciary Shares) or (ii) has any rights to acquire any shares of Company Common Stock (other than any Fiduciary Shares). There are no voting trusts or other agreements or understandings to which Parent or any Subsidiary of Parent is a party with respect to the voting of the capital stock or other equity interest of the Company.

Section 5.25.      No Other Parent Representations and Warranties. Except for the representations and warranties made by Parent in this Article 5 (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 11.05 and the introduction to this Article 5) (but without limiting any representations and warranties in any Ancillary Agreement), neither Parent nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to the Company or made available to the Company in any “data rooms”, “virtual data rooms”, management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. Parent and its Subsidiaries disclaim any other representations or warranties, whether made by Parent or any of its Subsidiaries or any of their respective Affiliates or Representatives. Parent acknowledges and agrees that, except for the representations and warranties made by the Company in Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 11.05 and the introduction to Article 4) (but without limiting any representations and warranties in any Ancillary Agreement), neither the Company nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. Parent specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Notwithstanding the foregoing, this Section 5.25 shall not limit Parent’s, Merger Sub’s or the Company’s remedies in the case of fraud.

Article 6
Covenants of the Company

The Company agrees that:

Section 6.01.      Conduct of the Company. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except (x) as required by Applicable Law, (y) as set forth in Section 6.01 of the Company Disclosure Schedule, or (z) as otherwise required or expressly permitted by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and in compliance in all material respects with all Applicable Laws and use its reasonable best efforts to (A) preserve intact its business organization and relationships with customers, members, suppliers, licensors, licensees, Governmental Authorities with jurisdiction over the Company’s operations and other Third Parties having material business relationships with the Company and its Subsidiaries, (B) keep available the services of its present directors, officers and employees and (C) maintain in effect all material Company Permits; provided that neither the Company nor any of its Subsidiaries shall take any action to comply with the foregoing that would breach any of Section 6.01(a) through (t). Without limiting the generality of the foregoing, except (x) as required by Applicable Law, (y) as set forth in Section 6.01 of the Company Disclosure Schedule, or (z) as otherwise required or expressly permitted by this Agreement, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed (other than with respect to Section 6.01(a), Section 6.01(b), Section 6.01(c), Section 6.01(d), Section 6.01(j)(iii) or Section 6.01(o)), the Company shall not, and shall cause each of its Subsidiaries not to:

(a)              adopt or propose any change to its certificate of incorporation, bylaws or other organizational documents (whether by merger, consolidation or otherwise) (including the Company Organizational Documents);

(b)              (i) merge or consolidate with any other Person, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than (A) acquisitions of assets, securities or property in the ordinary course of business consistent with past practice in an amount not to exceed $10,000,000 in the aggregate for all such acquisitions, together with all capital contributions permitted by Section 6.01(h)(i)(B); provided, that no transaction otherwise permitted under this clause (A) shall be permitted if it, individually or in the aggregate, would, or would reasonably be expected to, prevent, enjoin, alter or materially delay the Transactions, (B) acquisitions of securities under the Company’s investment portfolio consistent with the Company’s investment policy in effect as of the date hereof and (C) transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries, or (iii) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization or restructuring;

(c)              (i) split, combine or reclassify any shares of its capital stock (other than transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries), (ii) amend any term or alter any rights of any of its outstanding equity securities, (iii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities, other than (A) in the case of the Company, regular cash dividends in the ordinary course of business consistent with past practice (including with respect to record and payment dates) in an amount not to exceed $0.31 per share of Company Common Stock per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to Company Common Stock), or (B) dividends or distributions by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company, or (iv) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of the Company or any Subsidiary of the Company, other than repurchases of shares of Company Common Stock in connection with the exercise of Company Stock Options or the vesting or settlement of Company RSU Awards or Company PSU Awards, in each case outstanding as of the date of this Agreement in accordance with the present terms of the Company Stock Plans and of such Company Stock Options, Company RSU Awards and Company PSU Awards;

(d)              issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants, options to acquire or other derivative instruments with respect to, any such capital stock or any such convertible securities, other than the issuance of any shares of Company Common Stock upon the exercise of Company Stock Options, the vesting or settlement of shares of Company RSU Awards or Company PSU Awards that are outstanding on the date of this Agreement in accordance with the present terms of the Company Stock Plans and such Company Stock Options, Company RSU Awards and Company PSU Awards;

(e)              authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than (i) as set forth in Section 6.01(e) of the Company Disclosure Schedule and (ii) any other capital expenditures not to exceed $5,000,000 in the aggregate;

(f)              sell, lease, license or otherwise dispose of any Subsidiary or any division thereof or of the Company or any assets, securities or property, other than (i) in the ordinary course of business consistent with past practice for fair market value in an amount not to exceed $10,000,000 in the aggregate, (ii) dispositions of securities under the Company’s investment portfolio consistent with the Company’s investment policy in effect as of the date hereof, or (iii) transactions (A) solely among the Company and one or more of its wholly owned Subsidiaries or (B) solely among the Company’s wholly owned Subsidiaries;

(g)              sell, assign, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of, create or incur any Lien (other than a Permitted Lien) on or otherwise fail to take any action necessary to maintain, enforce or protect, any Owned Intellectual Property or Licensed Intellectual Property, other than in the ordinary course of business consistent with past practice (i) pursuant to non-exclusive licenses or (ii) for the purpose of disposing of obsolete or worthless assets;

(h)              (i) make any material loans, advances or capital contributions to any other Person, other than (A) loans, advances or capital contributions (1) by the Company to one or more of its wholly owned Subsidiaries or (2) by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company or (B) capital contributions required under the terms of Company Material Contracts in effect as of the date hereof and made available to Parent or (ii) (A) incur, assume, guarantee or repurchase any indebtedness for borrowed money (provided that all such indebtedness for borrowed money permitted to be incurred in this clause (ii)(A) must be prepayable at any time by the Company without penalty) or (B) incur any indebtedness for borrowed money with a fixed term unless, in the case of debt with a stated maturity of longer than one year and an option by the Company or any of its Subsidiaries to call or redeem such debt, it provides that such debt may not be redeemed until after the six (6) month anniversary of issuance;

(i)               create or incur any Lien (except for a Permitted Lien) on any material asset;

(j)               (i) enter into any Company Material Contract (including by amendment of any Contract that is not a Company Material Contract such that such Contract becomes a Company Material Contract), other than in the ordinary course of business consistent with past practice (except that no Company Material Contract pursuant to Section 4.19(a)(i) shall be entered into), (ii) terminate, renew, extend or amend in any material respect any Company Material Contract or waive any material right thereunder, other than in the ordinary course of business consistent with past practice or (iii) enter into, terminate, renew, extend or amend or waive any right under any Related Party Contract (including the IDA Agreement);

(k)              terminate, suspend, abrogate, amend or modify any material Company Permit in a manner material and adverse to the Company and its Subsidiaries, taken as a whole;

(l)               except as required by (A) Applicable Law or (B) Company Employee Plans as in effect as of the date hereof, (i) grant any change in control, retention, severance or termination pay to (or amend any existing arrangement with) any of their respective current or former Service Providers, (ii) enter into any employment, offer letter, term sheet, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective current or former Service Providers, (iii) establish, adopt, amend or enter into any Company Employee Plan or Collective Bargaining Agreement, (iv) grant or amend any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider, (v) increase the compensation, bonus or other benefits payable to any of their respective current or former Service Providers, (vi) hire any Key Employees or (vii) terminate (other than for cause) any Key Employees;

(m)              make any material change in any method of accounting or accounting principles or practice, except for any such change required by GAAP or Regulation S-X under the Securities Exchange Act (“Regulation S-X”), as approved by its independent public accountants;

(n)              (i) make or change any Tax election; (ii) change any annual Tax accounting period; (iii) adopt or change any method of Tax accounting; (iv) enter into any material closing agreement with respect to Taxes; or (v) settle or surrender any material Tax claim, audit or assessment;

(o)              take any action that would materially alter, increase or decrease the level of customer funds swept to the TD Subsidiary Banks under the IDA Agreement, or that would materially alter any terms and conditions currently in place with respect to Customer Accounts under the IDA Agreement;

(p)              settle or compromise, or propose to settle or compromise, any claim, action, suit, investigation, regulatory examination or proceeding, pending or threatened, and involving or against the Company or any of its Subsidiaries, other than those involving only a monetary payment by the Company or any of its Subsidiaries in an amount not to exceed $5,000,000 individually or $25,000,000 in the aggregate; provided, that in no event shall the Company or any of its Subsidiaries settle or compromise, or propose to settle or compromise, without Parent’s prior written consent, (i) any class action or collective action claims or (ii) any other claim, action, suit, investigation, regulatory examination or proceeding (1) that relates to the Transactions, (2) that seeks injunctive or other equitable relief, or (3) that relates to or asserts (A) patent infringement by the Company or any of its Subsidiaries or (B) patent infringement by a Third Party of any patent owned or controlled by the Company or any of its Subsidiaries;

(q)              enter into any transaction between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s Affiliates (other than the Company and its Subsidiaries), on the other hand;

(r)              knowingly and intentionally take any action that would reasonably be expected to make any representation or warranty of the Company hereunder inaccurate in any material respect at, or immediately prior to, the Effective Time;

(s)              enter into or materially expand any business outside of the U.S. and its territories; or

(t)              agree, commit or publicly propose to do any of the foregoing.

Section 6.02.      Access to Information; Confidentiality. (a) Upon reasonable notice and subject to Applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to Parent and its Representatives, reasonable access, during normal business hours during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, to all of its properties, books, contracts and records, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent all other information concerning its businesses, properties and personnel as Parent may reasonably request, and instruct its Representatives to reasonably cooperate with Parent in its investigation. All information furnished pursuant to this Agreement shall be subject to the confidentiality agreement, dated as of January 18, 2019, between Parent and the Company (the “Confidentiality Agreement”). No information or knowledge obtained in any investigation pursuant to this Section 6.02(a) shall affect or be deemed to modify any representation or warranty made by the Company or Parent pursuant to this Agreement.

(b)                 Notwithstanding anything to the contrary in this Section 6.02, Section 8.01 or Section 8.02, neither the Company nor any of its Subsidiaries shall be required to provide access to its properties, books, contracts, records or personnel if such access would unreasonably disrupt its operations, or provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or contravene any Applicable Law or binding agreement entered into prior to the date of this Agreement; provided that the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply (including redacting such information (i) to remove references concerning valuation, (ii) as necessary to comply with contractual arrangements in effect on or after the date hereof, and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns); provided, however, that in no event shall Parent have access to individual performance or evaluation records, medical histories or other similar information that in the reasonable opinion of the Company the disclosure of which would reasonably be expected to subject the Company or any of its Subsidiaries to risk of liability.

Section 6.03.      No Solicitation by the Company. (a) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as otherwise set forth in this Section 6.03, the Company shall not, and shall cause its Subsidiaries, and its and its Subsidiaries’ officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors and representatives (including, in the case of the Company, the Company Special Committee) (collectively, “Representatives”), not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Company Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any Third Party that the Company knows, or should reasonably be expected to know, is seeking to make, or has made, a Company Acquisition Proposal, (iii) (A) fail to make, or withdraw or qualify, amend or modify in any manner adverse to Parent, the Company Board Recommendation (it being understood that any failure to publicly, and without qualification (x) recommend against any Company Acquisition Proposal and (y) reaffirm the Company Board Recommendation, in each case, within ten (10) Business Days after a Company Acquisition Proposal is made public or any request by Parent to do so will be treated as a withdrawal of the Company Board Recommendation for purposes hereof), (B) fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus or (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve any Company Acquisition Proposal (any of the foregoing in this clause (iii), a “Company Adverse Recommendation Change”), (iv) take any action to make any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations of the State of Delaware, including Section 203 of the Delaware Law, inapplicable to any Third Party or any Company Acquisition Proposal, or (v) fail to enforce, or grant any waiver or release under, any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries.

(b)              Notwithstanding the foregoing, if at any time prior to the receipt of the Company Stockholder Approval (the “Company Approval Time”) (and in no event after the Company Approval Time), the Board of Directors of the Company receives a bona fide written Company Acquisition Proposal made after the date hereof which has not resulted from a violation of this Section 6.03, the Board of Directors of the Company may, subject to compliance with this Section 6.03(b), Section 6.03(c) and Section 6.03(e), (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement an unsolicited bona fide written Company Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, is or is reasonably likely to lead to a Company Superior Proposal, (ii) furnish to such Third Party and its Representatives and financing sources nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, a copy of which shall be provided, promptly after its execution, to Parent for informational purposes; provided that all such non-public information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party, and (iii) following receipt of a Company Superior Proposal after the date of this Agreement, make (at the recommendation of the Company Special Committee) a Company Adverse Recommendation Change, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from (x) complying with Rule 14e-2(a) under the Securities Exchange Act with regard to a Company Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 6.03; or (y) making any required disclosure to the stockholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with Applicable Law; provided that any Company Adverse Recommendation Change involving or relating to a Company Acquisition Proposal may only be made in accordance with the provisions of this Section 6.03(b), Section 6.03(c) and Section 6.03(e) and even if permitted by this sentence, shall have the consequences set forth in this Agreement. For the avoidance of doubt, a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Securities Exchange Act shall not be a Company Adverse Recommendation Change.

(c)              In addition to the requirements set forth in Section 6.03(b), the Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) of Section 6.03(b) unless the Company shall have first delivered to Parent written notice advising Parent that the Company intends to take such action, and the Company shall continue to advise Parent, on a current basis, after taking such action of the status and material terms of any discussions and negotiations with the applicable Third Party. In addition, the Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal, any indication that a Third Party is considering making a Company Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that, to the knowledge of the Company or any member of its Board of Directors, is considering making, is reasonably likely to make or has made, a Company Acquisition Proposal, which notice shall be provided in writing and shall identify the relevant Third Party and, to the extent known, the material terms and conditions of, any such Company Acquisition Proposal, indication or request (including any material changes thereto). The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Company Acquisition Proposal, indication or request (including any changes thereto) and shall promptly (but in no event later than twenty-four (24) hours after receipt) provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Company Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters).

(d)              Notwithstanding anything in this Agreement to the contrary, at any time prior to the Company Approval Time (and in no event after the Company Approval Time), the Board of Directors of the Company (at the recommendation of the Company Special Committee) may effect a Company Adverse Recommendation Change involving or relating to a Company Intervening Event if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; provided that (i) the Company shall (A) promptly notify Parent in writing of its intention to take such action and (B) negotiate in good faith with Parent for five (5) Business Days following such notice regarding revisions to the terms of this Agreement proposed by Parent, and (ii) the Board of Directors of the Company shall not effect any Company Adverse Recommendation Change involving or relating to a Company Intervening Event unless, after the five (5) Business Day period described in the foregoing clause (B), the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law.

(e)              Without limiting or affecting Section 6.03(a), Section 6.03(b) or Section 6.03(c), the Board of Directors of the Company shall not make a Company Adverse Recommendation Change involving or relating to a Company Superior Proposal unless (i) the Company promptly notifies Parent, in writing at least five (5) Business Days before taking such action, that the Company intends to take such action, which notice attaches the most current version of any proposed agreement or a detailed summary of all material terms of such Company Superior Proposal and the identity of the offeror, (ii) if requested by Parent, during such five (5) Business Day period, the Company and its Representatives have discussed and negotiated in good faith with Parent regarding any proposal by Parent to amend the terms of this Agreement in response to such Company Superior Proposal and (iii) after such five (5) Business Day period, the Board of Directors of the Company determines in good faith, taking into account any proposal by Parent to amend the terms of this Agreement, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Company Superior Proposal, a new written notification from the Company consistent with that described in clause (i) of this Section 6.03(e) shall be required and a new notice period under clause (i) of this Section 6.03(e) shall commence, during which notice period the Company shall be required to comply with the requirements of this Section 6.03(e) anew, except that such new notice period shall be for three (3) Business Days (as opposed to five (5) Business Days)). After delivery of such written notice pursuant to the immediately preceding sentence, the Company shall promptly keep Parent informed of all material developments affecting the material terms of any such Company Superior Proposal (and the Company shall provide Parent with copies of any additional written materials received that relate to such Company Superior Proposal).

(f)               “Company Superior Proposal” means any bona fide, written Company Acquisition Proposal (other than a Company Acquisition Proposal which has resulted from a violation of this Section 6.03) (with all references to “15%” in the definition of Company Acquisition Proposal being deemed to be references to “50%” and clauses (ii)(2), (iii)(2) and (iv)(B)(2) being disregarded) on terms that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Company Acquisition Proposal that the Board of Directors of the Company considers to be appropriate (including the identity of the Person making the Company Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to consummation and availability of necessary financing), would result in a transaction (i) that, if consummated, is more favorable to the Company’s stockholders from a financial point of view (taking into account, among other items, the tax attributes of such transaction) than the Merger (taking into account any proposal by Parent to amend the terms of this Agreement), (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Company Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Company Acquisition Proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

(g)              “Company Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the Board of Directors or executive officers of the Company as of or prior to the date of this Agreement, and (ii) does not relate to or involve any Company Acquisition Proposal; provided that (A) in no event shall any action taken by either party pursuant to the affirmative covenants set forth in Section 8.01, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Company Intervening Event, and (B) in no event shall any event, change, effect, development or occurrence that would fall within any of the exceptions to the definition of “Parent Material Adverse Effect” constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Company Intervening Event.

(h)              The Company shall, and shall cause its Subsidiaries and its and its Subsidiaries’ respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Company Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

(i)              Notwithstanding (i) any Company Adverse Recommendation Change, (ii) the making of any Company Acquisition Proposal or (iii) anything in this Agreement to the contrary, until termination of this Agreement (x) in no event may the Company or any of its Subsidiaries (A) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to a Company Acquisition Proposal (other than a confidentiality agreement in accordance with Section 6.03(b)), (B) except as required by Applicable Law, make, facilitate or provide information in connection with any SEC or other Filings in connection with the transactions contemplated by any Company Acquisition Proposal or (C) seek any Consents in connection with the transactions contemplated by any Company Acquisition Proposal and (y) the Company shall otherwise remain subject to all of its obligations under this Agreement, including, for the avoidance of doubt, the obligation to hold the Company Stockholder Meeting.

Section 6.04.      Transition. (a) In order to facilitate the integration and the operations of the Company and Parent and their respective Subsidiaries and to permit the coordination of their related operations on a timely basis after the Effective Time, and in an effort to accelerate to the earliest time possible after the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized as a result of the Merger, upon Parent’s request, the parties shall establish a transition planning team of at least six members (the “Transition Team”) comprised of an equal number of representatives of Parent and the Company, which shall be responsible for facilitating a transition and integration planning process to ensure the successful combination of the operations of Parent and the Company. Upon Parent’s request, subject to Applicable Law, the Transition Team shall be responsible for developing and implementing a detailed action plan for the combination of the businesses from and after the Effective Time and shall (i) confer on a regular and continued basis regarding the status of the transition and integration planning process, (ii) communicate and consult with its members with respect to the manner in which the respective businesses will be conducted from and after the Effective Time and (iii) coordinate human resources integration.

(b)              Between the date of this Agreement and the Closing Date, (i) (A) Parent may implement retention and/or incentive programs for certain employees of Parent and of Company (which programs, for the avoidance of doubt, may be implemented in Parent’s sole discretion), under which programs employees of the Company will be considered for participation based on substantially the same factors and in substantially the same manner as similarly situated employees of Parent and (B) at the reasonable request of Parent, the Company shall cooperate in good faith with Parent to establish and implement Company-sponsored employee retention and transition incentive programs designed to encourage the retention and performance of employees and groups of employees of the Company and its Subsidiaries who are mutually identified by the Company and Parent, and (ii) the Company shall, and shall cause its Subsidiaries to, coordinate with Parent with respect to the formulation and dissemination of internal and external communications and announcements relating to the impact on employees of the Company and its Subsidiaries of the Merger and the integration of the operations of the Company with those of Parent. Notwithstanding anything to the contrary in this Agreement, the adoption of a retention and transition incentive program described above in this Section 6.04(b) pursuant to the mutual written agreement of the Company and Parent, and the obligations and liabilities relating to such agreed program, shall be disregarded for purposes of determining the completeness, truthfulness and accuracy of the representations of the Company set forth in Article 4 and for purposes of determining the Company’s compliance with its covenants under Section 6.01.

Section 6.05.      Indenture.

(a)              The Company shall timely provide or cause to be provided, in accordance with the provisions of the Company’s indenture, dated October 22, 2014 (as supplemented, the “Indenture”), as supplemented by the supplemental indentures related thereto, relating to the Company’s Floating Rate Senior Notes due November 2021, 2.95% Senior Notes due April 2022, 3.75% Senior Notes due April 2024, 3.625% Senior Notes due April 2025, 3.30% Senior Notes due April 2027 and 2.750% Senior Notes due October 2029, to the trustee under the Indenture, any certificates or legal opinions (to the extent such certificates and opinions would not conflict with Applicable Laws and would be accurate in light of the facts and circumstances at the time delivered) required by the Indenture to be provided in connection with the Merger prior to the Effective Time. Parent and its counsel shall be given a reasonable opportunity to review and comment on any such certificate before such document is provided to such trustee.

(b)              If Parent so elects, the Company shall use commercially reasonable efforts, at Parent’s expense, to cause the Indenture to be amended, in a manner and form reasonably acceptable to Parent, effective as of to the Closing Date and subject to the consummation of the Closing, to provide that, with respect to any notes covered by the Indenture, the Company or its applicable Subsidiaries shall not redeem such notes prior to the six (6) month anniversary of the Closing Date.

Section 6.06.      Advisory Client Consents.

(a)              Negative Consents; Affirmative Consents. Each RIA Subsidiary shall use its reasonable best efforts to obtain, in accordance with Applicable Law and the applicable Advisory Agreement, the consent of each Advisory Client to the deemed assignment of its Advisory Agreement as a result of the Transactions prior to Closing. Without limiting the generality of the foregoing, each RIA Subsidiary shall send, within 30 days of the date hereof, notices complying with all Applicable Laws and applicable Advisory Agreements (each, a “Client Negative Consent Letter”), to each Person that is an Advisory Client as of the date hereof (i) informing such Advisory Client of the Transactions, (ii) informing such Advisory Client that such RIA Subsidiary intends to continue to provide Investment Advisory Services to such Advisory Client after Closing and requesting such Advisory Client’s consent thereto and (iii) containing any other information required by Applicable Law or any Self-Regulatory Organization or the applicable Advisory Agreements. Parent and the Company agree that the consent and approval of each Advisory Client with respect to its Advisory Agreement sought under this Section 6.06(a) shall be deemed given by such Advisory Client for all purposes under this Agreement upon the earlier of (A) receipt of such Advisory Client’s affirmative written consent or approval in response to the Client Negative Consent Letter and (B) except in the case of Affirmative Consent Clients, the 60th day after the respective RIA Subsidiary sent to such Advisory Client a Client Negative Consent Letter, in each case under the foregoing clauses (A) or (B), (I) so as to permit the respective RIA Subsidiary, in accordance with Applicable Law and the applicable Contracts, to continue to provide Investment Advisory Services on substantially the same terms and conditions as in effect on the date hereof, to such Advisory Client following the Closing, (II) provided such Advisory Client has not, prior to Closing, terminated its Advisory Agreement (including the assignment, transfer or conversion thereof to a Third Party), notified the respective RIA Subsidiary that it objects to the Transactions or intends to so terminate its Advisory Agreement, or revoked its consent, and (III) provided, if such Advisory Client has not provided affirmative written consent or approval within thirty (30) days after delivery of the Client Negative Consent Letter, the respective RIA Subsidiary has sent a second Client Negative Consent Letter to such Advisory Client. Notwithstanding the forgoing, in the event that the affirmative written consent of any Advisory Client is required under Applicable Law or Advisory Agreement in connection with the Transactions (including the deemed assignment of the Client’s Advisory Agreement in accordance with clause (I) above) (any such Client, an “Affirmative Consent Client”), then the respective RIA Subsidiary, with the cooperation of Parent, shall use reasonable best efforts to obtain such affirmative written consent prior to Closing. Parent and each RIA Subsidiary agree that a New Client shall be deemed to have provided the consent contemplated by this Section 6.06(a) if (i) the consent (or, as applicable, deemed consent) of such New Client to the Transactions has been obtained in accordance with this Section 6.06(a) or (ii) the respective RIA Subsidiary has disclosed in writing, in accordance with Applicable Law, the Transactions to such New Client before such New Client became an Advisory Client and, in any case under the foregoing clauses (i) or (ii), such New Client has not, prior to Closing, terminated its Advisory Agreement (including the assignment, transfer or conversion thereof to a Third Party), notified the respective RIA Subsidiary that it objects to the Transactions or intends to so terminate its Advisory Agreement, or revoked its consent. Parent shall have a reasonable opportunity to review and comment on all materials used to seek Advisory Client consents, or disclose the Transactions to New Clients, for purposes of this Section 6.06(a) prior to distribution. The Company agrees to cause RIA Subsidiaries to cooperate with and support its efforts under this Section 6.06(a).

(b)              Cooperation. Parent shall (i) reasonably cooperate with and assist the Company and the RIA Subsidiaries in connection with obtaining the approvals and consents sought pursuant to this Section 6.06 and (ii) promptly provide to each RIA Subsidiary in writing all information concerning Parent and its Affiliates as is required under Applicable Law, reasonably required or otherwise reasonably requested in order for such RIA Subsidiary to seek to obtain the approvals and consents to be sought pursuant to this Section 6.06. Each Party shall cause all information relating to such Party and its Affiliates supplied by it for inclusion in such requests for approvals and consents, at the time of the mailing or delivery of such requests for approvals and consents or supplemental communications related thereto, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.07.      Termination of Related Party Contracts. Except with respect to the Excluded Arrangements, prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, take all actions within its control to terminate all Contracts between or among the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand, including the Contracts listed on Section 6.07(a) of the Company Disclosure Schedule but excluding the Contracts listed on Section 6.07(b) of the Company Disclosure Schedule, in each case, without any continuing liability of the Company or any of its Subsidiaries thereunder; provided, that, prior to terminating any Contract not listed on Section 6.07(a) of the Company Disclosure Schedule, the Company will notify Parent and Parent may elect for such Contract to remain in effect.

Article 7
Covenants of Parent

Parent agrees that:

Section 7.01.      Conduct of Parent. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except (x) as required by Applicable Law, (y) as set forth in Section 7.01 of the Parent Disclosure Schedule, or (z) as otherwise required or expressly permitted by this Agreement, unless the Company shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, conduct its business in compliance in all material respects with all Applicable Laws and shall not, and shall cause each of its Subsidiaries not to:

(a)              conduct its business outside the ordinary course of business to the extent it would, or would reasonably be expected to, prevent, enjoin, alter or materially delay the Transactions;

(b)              adopt or propose any change to the Parent Organizational Documents in a manner that would be materially adverse to the Company’s stockholders (whether by merger, consolidation or otherwise);

(c)              (i) merge or consolidate with any other Person, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, or (iii) sell, lease, license or otherwise dispose of any Subsidiary or any division thereof or of Parent or any assets, securities or property, in each case in this clause (c) that, individually or in the aggregate, would, or would reasonably be expected to, prevent, enjoin, alter or materially delay the Transactions;

(d)              adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring with respect to Parent or Merger Sub or any Significant Subsidiary, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization or restructuring;

(e)              (i) split, combine or reclassify any shares of Parent Common Stock or (ii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of Parent Common Stock or any shares of any Subsidiary of Parent’s capital stock or other securities, other than (A) in the case of Parent, regular cash dividends in the ordinary course of business consistent with past practice (including with respect to record and payment dates) in an amount not to exceed (1) for the fourth quarter of 2019, $0.17 and (2) for subsequent quarters, an amount approved by the Board of Directors of Parent consistent with the requirements set forth on Section 7.01(e) of the Parent Disclosure Schedule, in each case, per share of Parent Common Stock (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to Parent Common Stock), or (B) dividends or distributions by a Subsidiary of Parent to Parent or a wholly owned Subsidiary of Parent;

(f)              knowingly and intentionally take any action that would reasonably be expected to make any representation or warranty of Parent hereunder inaccurate in any material respect at, or immediately prior to, the Effective Time; or

(g)              agree, commit or publicly propose to do any of the foregoing.

Section 7.02.      No Solicitation by Parent. (a) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as otherwise set forth in this Section 7.02, Parent shall not, and shall cause its Subsidiaries, and its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Parent Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Parent or any of its Subsidiaries or afford access to the business, properties, assets, books or records of Parent or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any Third Party that Parent knows, or should reasonably be expected to know, is seeking to make, or has made, a Parent Acquisition Proposal, (iii) (A) fail to make or withdraw or qualify, amend or modify in any manner adverse to the Company, the Parent Board Recommendation (it being understood that any failure to publicly, and without qualification (x) recommend against any Parent Acquisition Proposal and (y) reaffirm the Parent Board Recommendation, in each case, within ten (10) Business Days after a Parent Acquisition Proposal is made public or any request by the Company to do so will be treated as a withdrawal of the Parent Board Recommendation for purposes hereof), (B) fail to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus or (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve any Parent Acquisition Proposal (any of the foregoing in this clause (iii), a “Parent Adverse Recommendation Change”), (iv) take any action to make any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations of the State of Delaware, including Section 203 of the Delaware Law, inapplicable to any Third Party or any Parent Acquisition Proposal or (v) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Parent or any of its Subsidiaries.

(b)              Notwithstanding the foregoing, if at any time prior to the receipt of the Parent Stockholder Approval (the “Parent Approval Time”) (and in no event after the Parent Approval Time), the Board of Directors of Parent receives a bona fide written Parent Acquisition Proposal made after the date hereof which has not resulted from a violation of this Section 7.02, the Board of Directors of Parent may, subject to compliance with this Section 7.02(b), Section 7.02(c) and Section 7.02(e), (i) engage in negotiations or discussions with any Third Party that, subject to Parent’s compliance with Section 7.02(a), has made after the date of this Agreement an unsolicited bona fide written Parent Acquisition Proposal that the Board of Directors of Parent determines in good faith, after consultation with its financial advisor and outside legal counsel, is or is reasonably likely to lead to a Parent Superior Proposal, (ii) furnish to such Third Party and its Representatives and financing sources nonpublic information relating to Parent or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to Parent than those contained in the Confidentiality Agreement, a copy of which shall be provided, promptly after its execution, to the Company for informational purposes; provided that all such non-public information (to the extent that such information has not been previously provided or made available to the Company) is provided or made available to the Company, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party, and (iii) following receipt of a Parent Superior Proposal after the date of this Agreement, make a Parent Adverse Recommendation Change, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of Parent determines in good faith, after consultation with Parent’s outside legal counsel and financial advisor, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of Parent from (x) complying with Rule 14e-2(a) under the Securities Exchange Act with regard to a Parent Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 7.02; or (y) making any required disclosure to the stockholders of Parent if the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with Applicable Law; provided that any Parent Adverse Recommendation Change involving or relating to a Parent Acquisition Proposal may only be made in accordance with the provisions of this Section 7.02(b), Section 7.02(c) and Section 7.02(e) and even if permitted by this sentence, shall have the consequences set forth in this Agreement. For the avoidance of doubt, a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Securities Exchange Act shall not be a Parent Adverse Recommendation Change.

(c)              In addition to the requirements set forth in Section 7.02(b), the Board of Directors of Parent shall not take any of the actions referred to in clauses (i) through (iii) of Section 7.02(b) unless Parent shall have first delivered to the Company written notice advising the Company that Parent intends to take such action, and Parent shall continue to advise the Company, on a current basis, after taking such action of the status and material terms of any discussions and negotiations with the applicable Third Party. In addition, Parent shall notify the Company promptly (but in no event later than twenty-four (24) hours) after receipt by Parent (or any of its Representatives) of any Parent Acquisition Proposal, any indication that a Third Party is considering making a Parent Acquisition Proposal or any request for information relating to Parent or any of its Subsidiaries or for access to the business, properties, assets, books or records of Parent or any of its Subsidiaries by any Third Party that, to the knowledge of Parent or any member of its Board of Directors, is considering making, is reasonably likely to make or has made, a Parent Acquisition Proposal, which notice shall be provided in writing and shall identify the relevant Third Party and, to the extent known, the material terms and conditions of, any such Parent Acquisition Proposal, indication or request (including any material changes thereto). Parent shall keep the Company fully informed, on a current basis, of the status and details of any such Parent Acquisition Proposal, indication or request (including any changes thereto) and shall promptly (but in no event later than twenty-four (24) hours after receipt) provide to the Company copies of all material correspondence and written materials sent or provided to Parent or any of its Subsidiaries that describes any terms or conditions of any Parent Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters).

(d)              Notwithstanding anything in this Agreement to the contrary, at any time prior to the Parent Approval Time (and in no event after the Parent Approval Time), the Board of Directors of Parent may effect a Parent Adverse Recommendation Change involving or relating to a Parent Intervening Event if the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; provided that (i) Parent shall (A) promptly notify the Company in writing of its intention to take such action and (B) negotiate in good faith with the Company for five (5) Business Days following such notice regarding revisions to the terms of this Agreement proposed by Parent, and (ii) the Board of Directors of Parent shall not effect any Parent Adverse Recommendation Change involving or relating to a Parent Intervening Event unless, after the five (5) Business Day period described in the foregoing clause (B), the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law.

(e)              Without limiting or affecting Section 7.02(a), Section 7.02(b) or Section 7.02(c), the Board of Directors of Parent shall not make a Parent Adverse Recommendation Change involving or relating to a Parent Superior Proposal unless (i) Parent promptly notifies the Company, in writing at least five (5) Business Days before taking such action, that Parent intends to take such action, which notice attaches the most current version of any proposed agreement or a detailed summary of all material terms of such Parent Superior Proposal and the identity of the offeror, (ii) if requested by the Company, during such five (5) Business Day period, Parent and its Representatives have discussed and negotiated in good faith with the Company regarding any proposal by the Company to amend the terms of this Agreement in response to such Parent Superior Proposal and (iii) after such five (5) Business Day period, the Board of Directors of Parent determines in good faith, taking into account any proposal by the Company to amend the terms of this Agreement, that such Parent Acquisition Proposal continues to constitute a Parent Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Parent Superior Proposal, a new written notification from Parent consistent with that described in clause (i) of this Section 7.02(e) shall be required and a new notice period under clause (i) of this Section 7.02(e) shall commence, during which notice period Parent shall be required to comply with the requirements of this Section 7.02(e) anew, except that such new notice period shall be for three (3) Business Days (as opposed to five (5) Business Days)). After delivery of such written notice pursuant to the immediately preceding sentence, Parent shall promptly keep the Company informed of all material developments affecting the material terms of any such Parent Superior Proposal (and Parent shall provide the Company with copies of any additional written materials received that relate to such Parent Superior Proposal).

(f)              “Parent Superior Proposal” means any bona fide, written Parent Acquisition Proposal (other than a Parent Acquisition Proposal which has resulted from a violation of this Section 7.02) (with all references to “15%” in the definition of Parent Acquisition Proposal being deemed to be references to “50%” and clauses (ii)(2), (iii)(2) and (iv)(B)(2) being disregarded) on terms that the Board of Directors of Parent determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Parent Acquisition Proposal that the Board of Directors of Parent considers to be appropriate (including the identity of the Person making the Parent Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to consummation and availability of necessary financing), would result in a transaction (i) that, if consummated, is more favorable to Parent’s stockholders from a financial point of view (taking into account, among other items, the tax attributes of such transaction) than the Merger (taking into account any proposal by the Company to amend the terms of this Agreement), (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Parent Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Parent Acquisition Proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of Parent.

(g)              “Parent Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the Board of Directors or executive officers of Parent as of or prior to the date of this Agreement, and (ii) does not relate to or involve any Parent Acquisition Proposal; provided that (A) in no event shall any action taken by either party pursuant to the affirmative covenants set forth in Section 8.01, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Parent Intervening Event, and (B) in no event shall any event, change, effect, development or occurrence that would fall within any of the exceptions to the definition of “Company Material Adverse Effect” constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Parent Intervening Event.

(h)              Parent shall, and shall cause its Subsidiaries its and its Subsidiaries’ respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Parent Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about Parent that was furnished by or on behalf of Parent to return or destroy all such information.

(i)               Notwithstanding (i) any Parent Adverse Recommendation Change, (ii) the making of any Parent Acquisition Proposal or (iii) anything in this Agreement to the contrary, until termination of this Agreement (x) in no event may Parent or any of its Subsidiaries (A) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to a Parent Acquisition Proposal (other than a confidentiality agreement in accordance with Section 7.02(b)), (B) except as required by Applicable Law, make, facilitate or provide information in connection with any SEC or other Filings in connection with the transactions contemplated by any Parent Acquisition Proposal or (C) seek any Consents in connection with the transactions contemplated by any Parent Acquisition Proposal and (y) Parent shall otherwise remain subject to all of its obligations under this Agreement, including, for the avoidance of doubt, the obligation to hold the Parent Stockholder Meeting.

Section 7.03.      Obligations of Merger Sub. Until the Effective Time, Parent shall at all times be the direct or indirect owner of all of the outstanding shares of capital stock of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Promptly following the execution of this Agreement, Parent shall cause the sole stockholder of Merger Sub to execute and deliver a written consent adopting this Agreement in accordance with the Delaware Law and provide a copy of such written consent to the Company, and thereafter neither Parent nor any of its Subsidiaries shall amend, modify or withdraw such consent.

Section 7.04.      Director and Officer Liability. (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to Applicable Law) such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Organizational Documents, the governing or organizational documents of any Subsidiary of the Company and any indemnification agreements in existence as of the date hereof and disclosed in Section 7.04(a) of the Company Disclosure Schedule, each present and former director, officer or employee of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual Proceeding, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

(b)              For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that Parent may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to expend, on an aggregate basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap or such coverage is not otherwise available, then Parent shall cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an aggregate premium equal to the Premium Cap. In lieu of the foregoing, Parent or the Company, in consultation with, but only upon the consent of Parent, may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under the Company’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)              The provisions of this Section 7.04 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If Parent or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any other person or engages in any similar transaction, then in each such case, Parent will cause proper provision to be made so that the successors and assigns of Parent will expressly assume the obligations set forth in this Section 7.04.

Section 7.05.      Employee Matters. (a)  From the Closing Date through the first anniversary of the Closing Date (the “Benefits Continuation Period”), the Surviving Corporation shall provide, and Parent shall cause the Surviving Corporation to provide, to the individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time and to the extent they continue as employees of the Surviving Corporation, Parent or any of Parent’s Subsidiaries (including Subsidiaries of the Surviving Corporation) during all or a portion of the Benefits Continuation Period (the “Affected Employees”) (i) a base salary or base wage rate that is no less favorable than those provided to the Affected Employees immediately prior to the Effective Time, (ii) other compensation (including bonus and other annual or quarterly cash incentive compensation opportunities) that is no less favorable in the aggregate than that provided to the Affected Employees immediately prior to the Effective Time; and (iii) employee benefits that are no less favorable in the aggregate than the employee benefits provided to similarly situated employees of Parent as in effect from time to time; provided that, for purposes of each of the foregoing, defined benefit pension plan benefits, retiree medical benefits and retention or change in control payments or awards shall not be taken into account. Notwithstanding the foregoing, Affected Employees who are involuntarily terminated during the Benefits Continuation Period shall be entitled to receive the severance payments and benefits set forth in Section 7.05(a) of the Company Disclosure Schedule, subject to the Affected Employee signing and not revoking a release of claims in favor of Parent.

(b)              In the event any Affected Employee first becomes eligible to participate under any employee benefit plan, program, policy or arrangement of Parent or any of its Subsidiaries (each, a “Parent Plan”) following the Effective Time, Parent shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to such Affected Employee under any Parent Plan providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under the applicable Company Employee Plan such Affected Employee participated in immediately prior to coverage under such Parent Plan and (ii) provide such Affected Employee with credit for any copayments and deductibles paid under a Company Employee Plan prior to such Affected Employee’s coverage under any Parent Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the Company Employee Plan such Affected Employee participated in immediately prior to coverage under such Parent Plan in satisfying any applicable deductible or out-of-pocket requirements under such Parent Plan.

(c)              As of the Effective Time, Parent shall, or shall cause its Subsidiaries to, recognize all service of each Affected Employee prior to the Effective Time with the Company and its Subsidiaries and their respective predecessors for vesting and eligibility purposes under all applicable compensation and benefit plans and programs (but not for benefit accrual purposes, except under all applicable paid time off (other than any Parent employee sabbatical program) and severance plans and programs, as applicable). In no event shall anything contained in this Section 7.05(c) result in any duplication of benefits for the same period of service.

(d)              Effective as of immediately prior to the Effective Time, the Company shall terminate the Company 401(k) Plan, pursuant to resolutions of the Company’s Board of Directors that are reasonably satisfactory to Parent. In connection with the termination of such plans, Parent shall permit each Affected Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including all participant loans) in cash or notes (in the case of participant loans) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Affected Employee from such plan to an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of Parent or any of its Subsidiaries and shall make Affected Employees eligible for participation in such a plan of Parent or any of its Subsidiaries as of immediately after the Effective Time.

(e)              Nothing contained in this Section 7.05 or elsewhere in this Agreement, express or implied (i) shall cause either Parent or any of its Affiliates to be obligated to continue to employ any Person, including any Affected Employees, for any period of time following the Effective Time, (ii) shall prevent Parent or its Affiliates from revising, amending or terminating any Company Employee Plan or any other employee benefit plan, program or policy in effect from time to time, (iii) shall be construed as an amendment of any Company Employee Plan or Parent Plan, or (iv) shall create any third-party beneficiary rights in any director, officer, employee or individual Person, including any present or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual), except as provided in Section 7.04.

Article 8
Covenants of Parent and the Company

The parties hereto agree that:

Section 8.01.      Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case, such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions (including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary Filings (including Filings pursuant to the HSR Act and Filings that may be required by TD Bank in order to be permitted to receive the Merger Consideration) (and, absent the prior written consent of the other party, not withdrawing any such Filings) and resubmitting any such Filings as soon as is reasonably practicable in the event such filings are rejected for any reason whatsoever by the relevant Governmental Authority and (ii) using reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case, such different standard shall apply) to obtain all Consents required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Transactions). To the extent permitted by Applicable Law, the Company and Parent shall deliver as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by any Governmental Authority in connection with the Transactions. Without limiting the foregoing, none of the Company or Parent or their respective controlled Affiliates shall extend any waiting period or comparable period under the HSR Act or other Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed).

(b)             Each of the Company and Parent shall, to the extent permitted by Applicable Law (i) promptly notify the other party of any written communication made or received by the Company or Parent, as applicable, with any Governmental Authority relating to Antitrust Law (or any other Filings made pursuant to Section 8.01(a)) and regarding this Agreement, the Ancillary Agreements, the Merger or any of the other Transactions, and, if permitted by Applicable Law and reasonably practical, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate such other party’s (and any of their respective outside counsel’s) reasonable comments to such proposed written communication, (ii) not agree to participate in any in-person meeting or substantive discussion with any Governmental Authority in respect of any Filing, investigation or inquiry relating to Antitrust Law (or any other Filings made pursuant to Section 8.01(a)) and regarding this Agreement, the Ancillary Agreements or any of the Transactions unless, to the extent reasonably practicable, it consults with such other party in advance and, to the extent permitted by such Governmental Authority, gives such other party the opportunity to attend or participate, as applicable, and (iii) promptly furnish the other party with copies of all correspondence, filings and written communications between it and its Affiliates and Representatives, on the one hand, and such Governmental Authority or its respective staff, on the other hand, with respect to this Agreement, the Ancillary Agreements and the Transactions. Any materials exchanged in connection with this Section 8.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided, that the parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 8.01 as “outside counsel only.”

(c)              Notwithstanding anything to the contrary set forth in this Agreement, other than Section 8.01(d), and in furtherance and not in limitation of the foregoing, Parent shall, and shall cause its Affiliates and Subsidiaries to, use reasonable best efforts to resolve, avoid, or eliminate impediments or objections, if any, that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the Merger to occur as soon as possible but no later than the End Date; provided that Parent, its Affiliates or Subsidiaries shall not be required under any provision of this Agreement to (i) propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of Parent, Parent’s Subsidiaries, Parent’s Affiliates, or the Company or any of its Subsidiaries, or any interest therein, or agree to any other structural or conduct remedy, (ii) otherwise take or commit to take any actions that would limit Parent’s, Parent’s Subsidiaries, Parent’s Affiliates, or the Company’s or its Subsidiaries’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of Parent, Parent’s Subsidiaries, Parent’s Affiliates, or the Company or any of its Subsidiaries, or any interest or interests therein; (iii) take any action that would result in Parent either (A) being deemed to be “controlled” by TD Bank as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA or (B) being deemed to be in “control” of any of the TD Subsidiary Banks as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA, (iv) agree to any modification to the Amended and Restated IDA Agreement, other than any modifications that would solely reduce the amount of deposits swept to TD Subsidiary Banks thereunder or (v) agree to do any of the foregoing, in each case of clauses (i), (ii) and (v) (as it applies to clauses (i) and (ii)), if such action would reasonably be expected to have a material adverse effect on Parent, the Company and their respective Subsidiaries, taken as a whole, in each case measured on a scale relative to the size of the Company and its Subsidiaries, taken as a whole (any of the actions described in this proviso, other than proposing or negotiating (but not committing to or effecting) the actions as set forth in clause (i) of this proviso, a “Burdensome Condition”). Notwithstanding the foregoing, at the written request of Parent, the Company shall, and shall cause its Subsidiaries to, agree to take any action that would constitute a Burdensome Condition so long as such action is conditioned upon the occurrence of the Closing.

(d)             In the event any Proceeding by any Governmental Authority or other Third Party is commenced which questions the validity or legality of, or otherwise challenges, the Transactions, or seeks damages in connection therewith, Parent and the Company shall, subject to the provisions set forth in this Section 8.01(d), reasonably cooperate and use reasonable best efforts to defend against such Proceeding, and, if an injunction or other Order is issued in any such Proceeding, to use reasonable best efforts to have such injunction or other Order lifted or extinguished, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions; provided, that, unless Parent elects to do so, nothing in this Agreement shall require Parent to commence any litigation against, or defend any litigation commenced by, any Governmental Authority. Parent shall, in consultation with the Company, be entitled to direct the defense of the Transactions before any Governmental Authority and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Authorities regarding (x) the expiration or termination of any applicable waiting period relating to the Merger under the HSR Act, (y) any other Antitrust Law or (z) obtaining any Parent Governmental Authorization or Company Governmental Authorization or any other Consent from a Governmental Authority, so long as Parent’s actions in connection therewith are otherwise in accordance with Parent’s obligations under this Section 8.01.

(e)              As soon as reasonably practicable following the date hereof, the Company shall cause each TD Broker-Dealer to prepare and submit a FINRA Application consistent with the requirements of FINRA Rule 1017 seeking approval of the change of ownership and control of such TD Broker-Dealer contemplated by the Transactions and this Agreement. The Form of each FINRA Application shall be subject to the approval of Parent, which approval shall not unreasonably be withheld, conditioned or delayed. Parent shall (and shall cause its Affiliates to) timely provide to the Company all information required to complete the FINRA Application and respond to any further FINRA requests.

(f)              As soon as reasonably practicable following the date hereof, the Company shall cause TD AC to submit to DTCC, on behalf of each of DTC and NSCC, written notification regarding the change of ownership and control of TD AC contemplated by the Transactions and this Agreement (the “DTCC Notifications”) consistent with the requirements of the rules of each of DTC and NSCC.

(g)              At least thirty (30) days prior to the Closing Date, the Company shall cause the TD Broker-Dealers and the FCM Subsidiary to submit written notification regarding the change of ownership and control of such entities to any Self-Regulatory Organization of which it is a member and to each state or other U.S. jurisdiction in which it is registered to act as a Broker-Dealer (the “Other Regulatory Notification”).

(h)              The Company and Parent shall reasonably cooperate with each other and their respective Representatives in obtaining any other Consents that may be required in connection with the Transactions; provided that pursuing the Consents described in Section 6.06 and Section 8.01(a) to Section 8.01(g) shall be governed by Section 6.06 and Section 8.01(a) to Section 8.01(g), respectively. Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate or be construed to obligate the Company or any of its Affiliates or Parent or any of its Affiliates to, and without Parent’s prior written consent neither the Company nor any of its controlled Affiliates shall, make, or to cause to be made, any payment or other accommodation to any Third Party in order to obtain the Consent of such Third Party under any Material Contract.

(i)                The Company shall, and shall cause its controlled Affiliates to, use reasonable best efforts not to engage in, and to the extent applicable the Company will, and will as promptly as possible (and in any event prior to Closing) cause its controlled Affiliates to, use reasonable best efforts to divest or otherwise cease to engage in, if applicable, any activities permissible under section 4 of the BHC Act (12 U.S.C. § 1843) only for a bank holding company that has successfully elected to be treated as a financial holding company, including any activities only permissible under section 4(k) of the BHC Act (12 U.S.C. § 1843(k)).

Section 8.02.      Certain Filings; SEC Matters. (a) As promptly as practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and file with the SEC a proxy statement relating to the Company Stockholder Meeting and the Parent Stockholder Meeting (together with all amendments and supplements thereto, the “Joint Proxy Statement/Prospectus”) in preliminary form, and (ii) Parent shall prepare and file with the SEC a Registration Statement on Form S-4 which shall include the Joint Proxy Statement/Prospectus (together with all amendments and supplements thereto, the “Registration Statement”) relating to the registration of the shares of Parent Common Stock and Parent Nonvoting Common Stock to be issued to the stockholders of the Company pursuant to the Parent Share Issuance. The Joint Proxy Statement/Prospectus and Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Securities Exchange Act and other Applicable Law.

(b)              Each of the Company and Parent shall use its reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC as promptly as practicable after its filing, and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing and keep the Registration Statement effective for so long as necessary to consummate the Merger. Each of the Company and Parent shall, as promptly as practicable after the receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus and the Registration Statement received by such party from the SEC, including any request from the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus and the Registration Statement, and shall provide the other with copies of all material or substantive correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement or mailing the Joint Proxy Statement/Prospectus or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall provide the other party and its counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of the other party in connection with any such document or response. None of the Company, Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Registration Statement or the Joint Proxy Statement/Prospectus unless it consults with the other party in advance and, to the extent permitted by the SEC, allows the other party to participate. Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, and the issuance of any stop order relating thereto or the suspension of the qualification of shares of Parent Common Stock and Parent Nonvoting Common Stock for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and Parent shall use its reasonable best efforts to take any other action required to be taken by it under the Securities Act, the Securities Exchange Act, Delaware Law and the rules of the NYSE (solely in the case of Parent) and NASDAQ (solely in the case of the Company) in connection with the filing and distribution of the Joint Proxy Statement/Prospectus and the Registration Statement, and the solicitation of proxies from the stockholders of each of the Company and Parent thereunder. Subject to Section 6.03, the Joint Proxy Statement Prospectus shall include the Company Board Recommendation, and, subject to Section 7.02, the Joint Proxy Statement/Prospectus shall include the Parent Board Recommendation.

(c)              Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Laws and the rules and policies of the NYSE and the SEC to enable the listing of the Parent Common Stock being registered pursuant to the Registration Statement on the NYSE no later than the Effective Time, subject to official notice of issuance. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement (provided that in no event shall Parent be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).

(d)              Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, Filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC, the NYSE or NASDAQ in connection with the Transactions, including the Registration Statement and the Joint Proxy Statement/Prospectus. In addition, each of the Company and Parent shall use its reasonable best efforts to provide information concerning it necessary to enable the Company and Parent to prepare required pro forma financial statements and related footnotes in connection with the preparation of the Registration Statement and/or the Joint Proxy Statement/Prospectus.

(e)              If at any time prior to the later of the Company Approval Time and the Parent Approval Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to either of the Registration Statement or the Joint Proxy Statement/Prospectus, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of each of the Company and Parent.

Section 8.03.      Stockholder Meetings. (a) Following the execution of this Agreement, the Company shall, in consultation with Parent, set a record date for the Company Stockholder Meeting, which record date shall be prior to the date of effectiveness of the Registration Statement, and commence a broker search pursuant to Section 14a-13 of the Securities Exchange Act in respect thereof at least twenty (20) Business Days prior thereto. As promptly as practicable following the effectiveness of the Registration Statement, the Company shall, in consultation with Parent, in accordance with Applicable Law and the Company Organizational Documents, (i) duly call and give notice of a meeting of the stockholders of the Company entitled to vote on the Merger (the “Company Stockholder Meeting”) at which meeting the Company shall seek the Company Stockholder Approval, (ii) cause the Joint Proxy Statement/Prospectus (and all other proxy materials for the Company Stockholder Meeting) to be mailed to its stockholders and (iii) duly convene and hold the Company Stockholder Meeting. Subject to Section 6.03, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Company Stockholder Approval to be received at the Company Stockholder Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Company Stockholder Meeting. The Company shall not, without the prior written consent of Parent, adjourn, postpone or otherwise delay the Company Stockholder Meeting; provided, however, that Company may postpone or adjourn the Company Stockholder Meeting to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of the Company has determined in good faith after consultation with outside counsel is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting. If, on the date of the Company Stockholder Meeting, Parent reasonably determines in good faith that the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, the Company shall at its election or upon the written request of Parent adjourn the Company Stockholder Meeting until such date as shall be mutually agreed upon by the Company and Parent, which date shall be not less than five (5) days nor more than ten (10) days after the date of adjournment, and subject to the terms and conditions of this Agreement, shall continue to use its reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the Company Stockholder Approval. The Company shall be required to adjourn the Company Stockholder Meeting only one time pursuant to this Section 8.03(a).

(b)              Following the execution of this Agreement, Parent shall, in consultation with the Company, set a record date for the Parent Stockholder Meeting, which record date shall be prior to the date of effectiveness of the Registration Statement, and commence a broker search pursuant to Section 14a-13 of the Securities Exchange Act in respect thereof at least twenty (20) Business Days prior thereto. As promptly as practicable following the effectiveness of the Registration Statement, the Parent shall, in consultation with the Company, in accordance with Applicable Law and the Parent Organizational Documents, (i) duly call and give notice of a meeting of the stockholders of Parent entitled to vote on the Parent Share Issuance and the Parent Charter Amendment (the “Parent Stockholder Meeting”) at which meeting Parent shall seek the Parent Stockholder Approval, (ii) cause the Joint Proxy Statement/Prospectus (and all other proxy materials for the Parent Stockholder Meeting) to be mailed to its stockholders and (iii) duly convene and hold the Parent Stockholder Meeting on the same date and at the same time as the Company Stockholder Meeting. Subject to Section 7.02, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Parent Stockholder Approval to be received at the Parent Stockholder Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Parent Stockholder Meeting. Parent shall not, without the prior written consent of the Company, adjourn, postpone or otherwise delay the Parent Stockholder Meeting; provided, however, that Parent may postpone or adjourn the Parent Stockholder Meeting to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Parent Board has determined in good faith after consultation with outside counsel is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent’s stockholders prior to the Parent Stockholder Meeting. If, on the date of the Parent Stockholder Meeting, the Company reasonably determines in good faith that Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, Parent shall at its election or upon the written request of the Company adjourn the Parent Stockholder Meeting until such date as shall be mutually agreed upon by the Company and Parent, which date shall be not less than five (5) days nor more than ten (10) days after the date of adjournment, and subject to the terms and conditions of this Agreement, shall continue to use its reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the Parent Stockholder Approval. Parent shall be required to adjourn the Parent Stockholder Meeting only one time pursuant to this Section 8.03(b).

(c)              Each of the Company and Parent shall coordinate with the other regarding the record date and the meeting date for the Company Stockholder Meeting and the Parent Stockholder Meeting, it being the intention of the Company and Parent that the record date and meeting date for each such meeting of stockholders shall be the same.

(d)              Notwithstanding (x) any Company Adverse Recommendation Change or Parent Adverse Recommendation Change, (y) the public proposal or announcement or other submission to the Company or any of its Representatives of a Company Acquisition Proposal or the public proposal or announcement or other submission to Parent or any of its Representatives of a Parent Acquisition Proposal or (z) anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the obligations of the Company and Parent under Section 8.02 and this Section 8.03 shall continue in full force and effect.

Section 8.04.      Public Announcements. The initial press release concerning this Agreement, the Ancillary Agreements and the Transactions shall be a joint press release to be agreed upon by the Company and Parent. Following such initial press release, Parent and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation (and, to the extent applicable, shall reasonably in advance provide copies of any such press release, statement or agreement (or any scripts for any conference calls) to the other party and shall consider in good faith the comments of the other party); provided that the restrictions set forth in this Section 8.04 shall not apply to any release or public statement (a) made or proposed to be made by the Company in compliance with Section 6.03 with respect to the matters contemplated by Section 6.03, (b) made or proposed to be made by Parent in compliance with Section 7.02 with respect to the matters contemplated by Section 7.02, or (c) in connection with any dispute between the parties regarding this Agreement, any Ancillary Agreement or the Transactions.

Section 8.05.      Notices of Certain Events. Each of the Company and Parent shall promptly advise the other of (i) any notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (ii) any notice or other communication from any Governmental Authority in connection with the Transactions; (iii) any Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions; (iv) any change, event or fact that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of the Company, or a Parent Material Adverse Effect, in the case of Parent; or (v) any change, event or fact that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 8.05 shall not constitute the failure of any condition set forth in Article 9 to be satisfied unless the underlying change or event would independently result in the failure of a condition set forth in Article 9 to be satisfied.

Section 8.06.      Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act.

Section 8.07.      Transaction Litigation. Each of the Company and Parent shall promptly notify the other of any stockholder demands, litigations, arbitrations or other similar Proceedings (including derivative claims) commenced against it and/or its respective directors or officers relating to this Agreement, any Ancillary Agreement or any of the Transactions or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep the other party informed regarding any Transaction Litigation. Each of the Company and Parent shall cooperate with the other in the defense or settlement of any Transaction Litigation, and shall give the other party the opportunity to consult with it regarding the defense or settlement of such Transaction Litigation and shall give the other party’s advice due consideration with respect to such Transaction Litigation. Prior to the Effective Time, none of the Company nor any of its Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.08.      Stock Exchange Delisting. Each of the Company and Parent agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from NASDAQ and terminate its registration under the Securities Exchange Act; provided that such delisting and termination shall not be effective until the Effective Time.

Section 8.09.      Dividends. Each of the Company and Parent shall coordinate with the other regarding the declaration and payment of dividends in respect of Company Common Stock and Parent Common Stock and the record dates and payment dates relating thereto, it being the intention of the Company and Parent that no holder of Company Common Stock or Parent Common Stock shall receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of Company Common Stock, on the one hand, and shares of Parent Common Stock any holder of Company Common Stock receives pursuant to the Merger, on the other.

Section 8.10.      Governance Matters. (a) To the extent that such director representation is consistent with receipt of the Noncontrol Determinations, Parent shall, and shall cause the Board of Directors of Parent to, take all necessary action to cause (i) one individual designated by the Company (the “Company New Board Designee”) and (ii) two individuals designated by TD Bank (each, a “TD New Board Designee” and, together with the Company New Board Designee, the “New Board Designees”)) to be appointed to the Board of Directors of Parent as of the Effective Time, including, to the extent necessary, by increasing the size of the Board of Directors of Parent and appointing the New Board Designees to fill the resulting vacancies. Subject to Section 8.10(b), (i) the Company New Board Designee shall be Todd Ricketts and (ii) the TD New Board Designees shall be designated by TD Bank prior to the Closing.

(b)              Each of the New Board Designees shall meet (i) the director qualification and eligibility criteria of the Nominating and Corporate Governance Committee of the Board of Directors of Parent and (ii) any applicable requirements or standards that may be imposed by a Regulatory Agency for service on the Board of Directors of Parent, and shall otherwise be reasonably acceptable to the Nominating and Corporate Governance Committee of the Board of Directors of Parent (collectively, the “Eligibility Criteria”). If the Board of Directors of Parent determines prior to the Effective Time, after consultation in good faith with the Company or TD Bank, as applicable, that any New Board Designee designated by such Person does not meet the Eligibility Criteria or any New Board Designee is unwilling or unable to serve on the Board of Directors of Parent commencing on the Closing Date, the Company or TD Bank, as applicable, may propose another individual as a New Board Designee, who must satisfy the Eligibility Criteria. Parent acknowledges and agrees that, as of the date hereof, it does not know of any reason why the New Board Designees set forth in Section 8.10(a) would not satisfy the Eligibility Criteria as in effect as of the date hereof.

(c)              At the direction of Parent, (i) one New Board Designee selected by Parent shall be assigned to the class of directors whose term expires at the first annual meeting of Parent’s stockholders that occurs after the Effective Time, (ii) one New Board Designee selected by Parent shall be assigned to the class of directors whose term expires at the second annual meeting of Parent’s stockholders that occurs after the Effective Time and (iii) one New Board Designee selected by Parent shall be assigned to the class of directors whose term expires at the third annual meeting of Parent’s stockholders that occurs after the Effective Time.

Section 8.11.      State Takeover Statutes. Each of Parent, Merger Sub and the Company shall (a) take all action necessary so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover laws or regulations, or any similar provision of the Company Organizational Documents or the Parent Organizational Documents, as applicable, is or becomes applicable to the Merger or any of the other transactions contemplated hereby, and (b) if any such anti-takeover law, regulation or provision is or becomes applicable to the Merger or any other transactions contemplated hereby, cooperate and grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 8.12.      Tax Matters.

(a)              The Company shall use its reasonable best efforts to deliver to Wachtell, Lipton, Rosen & Katz (“WLRK”), counsel to the Company Special Committee, and Davis Polk & Wardwell LLP (“Davis Polk”), counsel to Parent, a tax representation letter substantially similar to the Company Tax Representation Letter, dated as of the Closing Date (and, if requested, dated as of the date the Registration Statement shall have been declared effective by the SEC), signed by an executive officer of the Company, containing representations of the Company, and Parent shall use its reasonable best efforts to deliver to WLRK and Davis Polk a tax representation letter substantially similar to the Parent Tax Representation Letter, dated as of the Closing Date (and, if requested, dated as of the date the Registration Statement shall have been declared effective by the SEC), signed by an executive officer of Parent, containing representations of Parent, in each case, as shall be reasonably requested in connection with any tax opinion regarding the U.S. federal income tax consequences of the Merger that may be contained or set forth in the Registration Statement or delivered to a party in connection with the Closing.

(b)              Each of Parent and the Company shall use its reasonable best efforts (i) to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code with respect to which Parent and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code and (ii) not to, and not permit or cause any of its respective Subsidiaries or Affiliates to, take or cause to be taken any action reasonably likely to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code.

(c)              Parent and the Company intend to report the Merger for U.S. federal tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Notwithstanding any provision in this Agreement to the contrary, none of Parent, the Company or any Subsidiary of either thereof shall have any liability or obligation to any holder of Company Common Stock should the Merger fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Article 9
Conditions to the Merger

Section 9.01.      Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver, provided that the condition set forth in Section 9.01(a) shall not be waivable) of the following conditions:

(a)              the Company Stockholder Approval shall have been obtained;

(b)              the Parent Stockholder Approval shall have been obtained;

(c)              no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Transactions shall be in effect, and no statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Authority or otherwise be in effect which prohibits or makes illegal consummation of the Merger or any of the other Transactions;

(d)              the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before the SEC; and

(e)              the shares of Parent Common Stock to be issued in the Parent Share Issuance shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 9.02.      Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent) of the following further conditions:

(a)              the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)              both (i) any applicable waiting period or periods under the HSR Act shall have expired or been terminated and (ii) the Parent Condition Regulatory Approvals shall have been made or obtained, as applicable, and shall be in full force and effect, in each case in this Section 9.02(b), without the imposition of a Burdensome Condition;

(c)              the Parties shall have received from the Federal Reserve Board a determination in form and substance reasonably satisfactory to Parent or, as determined by Parent in its sole discretion, other acceptable confirmation, that the consummation of the Merger will not result in Parent either (i) being deemed to be “controlled” by TD Bank as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA or (ii) being deemed to be in “control” of any of the TD Subsidiary Banks as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA (clauses (i) and (ii) together, the “Noncontrol Determinations”);

(d)              (i) the representations and warranties of the Company contained in Section 4.05(a) shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of the Company contained in Section 4.01 (other than the third sentence thereof), Section 4.02, Section 4.04(i), Section 4.05(c), Section 4.06(b), Section 4.28, Section 4.29 and Section 4.30 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (iii) the representations and warranties of the Company contained in Section 4.10(a)(ii) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing; and (iv) the other representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(e)              since the date of this Agreement, there shall not have occurred any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(f)               Parent shall have received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 9.02(a), Section 9.02(d) and Section 9.02(e).

Section 9.03.      Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:

(a)              each of Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)              both (i) any applicable waiting period or periods under the HSR Act shall have expired or been terminated and (ii) the Company Condition Regulatory Approvals shall have been made or obtained, as applicable, and shall be in full force and effect;

(c)              (i) the representations and warranties of Parent contained in Section 5.05(a) shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of Parent contained in Section 5.01 (other than the third sentence thereof), Section 5.02, Section 5.04(i), Section 5.21, Section 5.22 and Section 5.23 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (iii) the representations and warranties of Parent contained in Section 5.09(a)(ii) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing; and (iv) the other representations and warranties of Parent contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(d)              since the date of this Agreement, there shall not have occurred any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(e)              the Company shall have received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 9.03(a), Section 9.03(c) and Section 9.03(d).

Article 10
Termination

Section 10.01.  Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Company Stockholder Approval or the Parent Stockholder Approval):

(a)              by mutual written agreement of the Company and Parent;

(b)              by either the Company or Parent, if:

(i)               the Merger has not been consummated on or before November 24, 2020 (as such date may be extended pursuant to the following proviso, the “End Date”); provided, that, if on such date, one or more of the conditions to the Closing set forth in (A) Section 9.02(b), (B) Section 9.02(c), (C) Section 9.03(b) and (D) Section 9.01(c) (if, in the case of clause (D), the Applicable Law relates to any of the matters referenced in Section 9.02(b), Section 9.02(c) or Section 9.03(b)) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date) or waived, then the End Date shall be extended to and including May 24, 2021, if either the Company or Parent notifies the other party in writing on or prior to November 24, 2020, of its election to extend the End Date to May 24, 2021; provided that the right to terminate this Agreement or extend the End Date pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii)              there shall be in effect any Applicable Law in the U.S. or any of its territories that enjoins, prevents or prohibits the consummation of the Merger and, if such Applicable Law is an Order, such Order shall have become final and non-appealable;

(iii)             the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholder Meeting (including any adjournment or postponement thereof); or

(iv)             the Parent Stockholder Approval shall not have been obtained upon a vote taken thereon at the Parent Stockholder Meeting (including any adjournment or postponement thereof); or

(c)              by Parent, if:

(i)               a Company Adverse Recommendation Change shall have occurred; provided, that in no event shall Parent be entitled to terminate this Agreement pursuant to this Section 10.01(c)(i) following the receipt of the Company Stockholder Approval;

(ii)              any Governmental Authority that must provide a Consent to satisfy one or more of the conditions set forth in Section 9.02(b) and Section 9.02(c) has denied such Consent and such denial has become final and non-appealable (or on a final basis has determined not to grant such Consent without the imposition of a Burdensome Condition);

(iii)             a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.02(a) or Section 9.02(d) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by the Company within forty-five (45) days following written notice to the Company from Parent of such breach or failure to perform, but Parent may terminate this Agreement under this Section 10.01(c)(iii) only so long as Parent is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Parent would cause any condition set forth in Section 9.03(a) or Section 9.03(c) not to be satisfied; or

(iv)             the Company shall have breached any of its obligations under Section 6.03 or Section 8.03 in any material respect, other than in the case where (w) such breach is a result of an isolated action by a Representative of the Company (other than a director or officer of the Company), (x) such breach was not caused by, or within the knowledge of, the Company, (y) the Company takes appropriate actions to remedy such breach upon discovery thereof, and (z) Parent is not significantly harmed as a result thereof; provided that in no event shall Parent be entitled to terminate this Agreement pursuant to this Section 10.01(c)(iv) following the receipt of the Company Stockholder Approval; or

(d)              by the Company, if:

(i)               a Parent Adverse Recommendation Change shall have occurred; provided, that in no event shall the Company be entitled to terminate this Agreement pursuant to this Section 10.01(d)(i) following the receipt of the Parent Stockholder Approval;

(ii)              any Governmental Authority that must provide a Consent to satisfy one or more of the conditions set forth in Section 9.03(b) has denied such Consent and such denial has become final and non-appealable (or on a final basis has determined not to grant such Consent);

(iii)             if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.03(a) or Section 9.03(c) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by Parent or Merger Sub, as applicable, within forty-five (45) days following written notice to Parent from the Company of such breach or failure to perform, but the Company may terminate this Agreement under this Section 10.01(d)(iii) only so long as the Company is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by the Company would cause any condition set forth in Section 9.02(a) or  Section 9.02(d) not to be satisfied; or

(iv)             Parent shall have breached any of its obligations under Section 7.02 or Section 8.03 in any material respect, other than in the case where (w) such breach is a result of an isolated action by a Representative of Parent (other than a director or officer of Parent), (x) such breach was not caused by, or within the knowledge of, Parent, (y) Parent takes appropriate actions to remedy such breach upon discovery thereof, and (z) the Company is not significantly harmed as a result thereof; provided that in no event shall the Company be entitled to terminate this Agreement pursuant to this Section 10.01(d)(iv) following the receipt of the Parent Stockholder Approval.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02.      Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder or Representative of such party) to the other party hereto, except as provided in Section 10.03; provided that, subject to Section 10.03(f), neither Parent nor the Company shall be released from any liabilities or damages arising out of any (i) fraud by any party or (ii) the willful breach by any party of any provision set forth in this Agreement. The provisions of this Section 10.02, Section 10.03 and Article 11 (other than Section 11.14) shall survive any termination hereof pursuant to Section 10.01. In addition, the termination of this Agreement shall not affect the parties’ respective obligations under the Confidentiality Agreement.

Section 10.03.      Termination Fees. (a) If this Agreement is terminated:

(i)               by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(iv) or by the Company or Parent pursuant to Section 10.01(b)(iii) at a time when this Agreement was terminable by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(iv);

(ii)              by the Company or Parent pursuant to Section 10.01(b)(iii) and: (A) at or prior to the Company Stockholder Meeting a Company Acquisition Proposal shall have been publicly disclosed or announced or made known to the management or board of directors of the Company, or any Person shall have publicly announced an intention (whether or not conditional) to make a Company Acquisition Proposal and not irrevocably withdrawn such proposal at least five (5) days in advance of the Company Stockholder Meeting; and (B) on or prior to the first (1st) anniversary of such termination of this Agreement: (1) a transaction relating to a Company Acquisition Proposal (whether or not the same one) is consummated; or (2) a definitive agreement relating to a Company Acquisition Proposal (whether or not the same one) is entered into by the Company; or

(iii)             by the Company or Parent pursuant to Section 10.01(b)(i) (without the Company Stockholder Approval having been obtained) or by Parent pursuant to Section 10.01(c)(iii) (without the Company Stockholder Approval having been obtained) and: (A) at or prior to the time of termination of this Agreement, a Company Acquisition Proposal shall have been publicly disclosed or announced or made known to the management or board of directors of the Company, or any Person shall have publicly announced an intention (whether or not conditional) to make a Company Acquisition Proposal and not irrevocably withdrawn such proposal at least five (5) days in advance of the Company Stockholder Meeting; and (B) on or prior to the first (1st) anniversary of such termination of this Agreement: (1) a transaction relating to a Company Acquisition Proposal (whether or not the same one) is consummated; or (2) a definitive agreement relating to a Company Acquisition Proposal (whether or not the same one) is entered into by the Company, then, in each case, the Company shall pay to Parent, in cash at the time specified in the following sentence, a fee in the amount of $950,000,000 (the “Company Termination Fee”). The Company Termination Fee shall be paid as follows: (x) in the case of clause (i) of this Section 10.03(a), within three (3) Business Days after the date of termination of this Agreement; and (y) in the case of clause (ii) or (iii) of this Section 10.03(a), within three (3) Business Days after the earlier of the consummation of the applicable transaction and the date upon which the definitive agreement is entered into. For purposes of clauses (ii)(B) and (iii)(B) of this Section 10.03(a), “Company Acquisition Proposal” shall have the meaning assigned thereto in Section 1.01 except that references in the definition to “15%” shall be replaced by “50%” and clauses (ii)(2), (iii)(2) and (iv)(B)(2) shall be disregarded.

(b)              If this Agreement is terminated:

(i)               by the Company pursuant to Section 10.01(d)(i) or Section 10.01(d)(iv) or by Parent or the Company pursuant to Section 10.01(b)(iv) at a time when this Agreement was terminable by the Company pursuant to Section 10.01(d)(i) or Section 10.01(d)(iv);

(ii)              by the Company or Parent pursuant to Section 10.01(b)(iv), and: (A) at or prior to the Parent Stockholder Meeting a Parent Acquisition Proposal shall have been publicly disclosed or announced or made known to the management or board of directors of Parent, or any Person shall have publicly announced an intention (whether or not conditional) to make a Parent Acquisition Proposal and not irrevocably withdrawn such proposal at least five (5) days in advance of the Parent Stockholder Meeting; and (B) on or prior to the first (1st) anniversary of such termination of this Agreement: (1) a transaction relating to a Parent Acquisition Proposal (whether or not the same one) is consummated; or (2) a definitive agreement relating to a Parent Acquisition Proposal (whether or not the same one) is entered into by Parent; or

(iii)             by the Company or Parent pursuant to Section 10.01(b)(i) (without the Parent Stockholder Approval having been obtained) or by the Company pursuant to Section 10.01(d)(iii) (without the Parent Stockholder Approval having been obtained) and: (A) at or prior to the time of termination of this Agreement, a Parent Acquisition Proposal shall have been publicly disclosed or announced or made known to the management or board of directors of Parent, or any Person shall have publicly announced an intention (whether or not conditional) to make a Parent Acquisition Proposal and not irrevocably withdrawn such proposal at least five (5) days in advance of the Parent Stockholder Meeting; and (B) on or prior to the first (1st) anniversary of such termination of this Agreement: (1) a transaction relating to a Parent Acquisition Proposal (whether or not the same one) is consummated; or (2) a definitive agreement relating to a Parent Acquisition Proposal (whether or not the same one) is entered into by Parent, then, in each case, Parent shall pay to the Company, in cash at the time specified in the following sentence, a fee in the amount of $950,000,000 (the “Parent Termination Fee”). The Parent Termination Fee shall be paid as follows: (x) in the case of clause (i) of this Section 10.03(b), within three (3) Business Days after the date of termination of this Agreement; and (y) in the case of clause (ii) or (iii) of this Section 10.03(b), within three (3) Business Days after the earlier of the consummation of the applicable transaction and the date upon which the definitive agreement is entered into. For purposes of clauses (ii)(B) and (iii)(B) of this Section 10.03(b), “Parent Acquisition Proposal” shall have the meaning assigned thereto in the definition thereof set forth in Section 1.01 except that references in the definition to “15%” shall be replaced by “50%” and clauses (ii)(2), (iii)(2) and (iv)(B)(2) shall be disregarded.

(c)              If this Agreement is terminated by the Company or Parent pursuant to Section 10.01(b)(iii), the Company shall reimburse Parent and its Affiliates, no later than two Business Days after submission of documentation therefor, for 100% of their out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial advisors, experts and consultants) actually incurred or accrued in connection with or related to the Transactions (the “Company Expense Reimbursement”), up to an aggregate maximum reimbursement of $50,000,000. The Company Expense Reimbursement shall be credited against any Company Termination Fee that is payable in connection with such termination or that subsequently becomes payable.

(d)              If this Agreement is terminated by the Company or Parent pursuant to Section 10.01(b)(iv), Parent shall reimburse the Company and its Affiliates, no later than two Business Days after submission of documentation therefor, for 100% of their out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial advisors, experts and consultants) actually incurred or accrued in connection with or related to the Transactions (the “Parent Expense Reimbursement”), up to an aggregate maximum reimbursement of $50,000,000. The Parent Expense Reimbursement shall be credited against any Parent Termination Fee that is payable in connection with such termination or that subsequently becomes payable.

(e)              Any payment of the Company Termination Fee, the Parent Termination Fee, the Company Expense Reimbursement or the Parent Expense Reimbursement shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable.

(f)               The parties agree and understand that (x) in no event shall the Company be required to pay either the Company Termination Fee or the Company Expense Reimbursement on more than one occasion and in no event shall Parent be required to pay either the Parent Termination Fee or the Parent Expense Reimbursement on more than one occasion (but, for the avoidance of doubt, (1) subject to the last sentence of Section 10.03(c), the Company may be required to pay both the Company Termination Fee and the Company Expense Reimbursement and (2) subject to the last sentence of Section 10.03(d), Parent may be required to pay both the Parent Termination Fee and the Parent Expense Reimbursement), and (y) in no event shall Parent be entitled, pursuant to this Section 10.03, to receive an amount greater than an amount equal to (x) the Company Termination Fee plus (z) any Collection Expenses, and in no event shall the Company be entitled, pursuant to this Section 10.03, to receive an amount greater than the Parent Termination Fee plus any Collection Expenses. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud, (i) if Parent receives the Company Termination Fee from the Company pursuant to this Section 10.03 or if the Company receives the Parent Termination Fee from Parent pursuant to this Section 10.03, such payment (together with any Collection Expenses) shall be the sole and exclusive remedy of the receiving party against the paying party and its Subsidiaries and their respective former, current or future partners, stockholders, managers, members, Affiliates and Representatives and none of the paying party, any of its Subsidiaries or any of their respective former, current or future partners, stockholders, managers, members, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, and (ii) if (A) Parent or Merger Sub receive any payments from the Company in respect of any breach of this Agreement and thereafter Parent receives the Company Termination Fee pursuant to this Section 10.03 or (B) the Company receives any payments from Parent or Merger Sub in respect of any breach of this Agreement and thereafter the Company receives the Parent Termination Fee pursuant to this Section 10.03, the amount of such Company Termination Fee or Parent Termination Fee, as applicable, shall be reduced by the aggregate amount of such payments made by the party paying the Company Termination Fee or Parent Termination Fee, as applicable, in respect of any such breaches. The parties acknowledge that the agreements contained in this Section 10.03 are an integral part of the Transactions, that, without these agreements, the parties would not enter into this Agreement and that any amounts payable pursuant to this Section 10.03 do not constitute a penalty. Accordingly, if any party fails to promptly pay any amount due pursuant to this Section 10.03, such party shall also pay any costs and expenses (including reasonable legal fees and expenses) incurred by the party entitled to such payment in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the party failing to promptly pay such amount. Any amount not paid when due pursuant to this Section 10.03 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment (such interest, together with costs and expenses of enforcement as provided in the immediately preceding sentence, “Collection Expenses”).

Article 11
Miscellaneous

Section 11.01.      Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and e-mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given,

If to the Company, to:

TD Ameritrade Holding Corporation
200 South 108th Avenue
Omaha, Nebraska 68154
Attention: Stephen Boyle
Email:       Stephen.Boyle@tdameritrade.com

and

Strategic Development Committee of the Board of Directors
TD Ameritrade Holding Corporation
200 South 108th Avenue
Omaha, Nebraska 68154
Attention: Allan Tessler
Email:       atessler@wyom.net

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Edward D. Herlihy
                 Matthew M. Guest
                 Jacob A. Kling
Fax: (212) 403-2000

E-mail:  EDHerlihy@wlrk.com
              MGuest@wlrk.com
              JAKling@wlrk.com

If to Parent or Merger Sub and, post-closing, the Surviving Corporation, to:

The Charles Schwab Corporation
211 Main Street
San Francisco, CA 94105
Attention:  Peter Crawford
                 Peter Morgan
Email:      peter.crawford@schwab.com
                peter.morgan@schwab.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attn:    William L. Taylor
            Lee Hochbaum
Facsimile:     (212) 701-5800

E-mail:    william.taylor@davispolk.com
                lee.hochbaum@davispolk.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02.      Survival. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the covenants and agreements set forth in Article 2, Section 7.04 and this Article 11.

Section 11.03.      Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company or the stockholders of Parent under Applicable Law without such approval having first been obtained.

(b)              No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.      Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05.      Disclosure Schedule References and SEC Document References. (a) The parties hereto agree that each section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, shall be deemed to qualify the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable. The parties hereto further agree that (other than with respect to any items disclosed in Section 4.19(a) of the Company Disclosure Schedule, for which an explicit reference in any other section shall be required in order to apply to such other section) disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, to which the relevance of such disclosure would be reasonably apparent, notwithstanding the omission of a cross-reference to such other section or subsections.

(b)              The parties hereto agree that in no event shall any disclosure contained in any part of any Company SEC Document or Parent SEC Document entitled “Risk Factors”, “Forward-Looking Statements”, “Cautionary Statement Regarding Forward-Looking Statements”, “Special Note on Forward Looking Statements” or “Forward Looking Information” or containing a description or explanation of “Forward-Looking Statements” or any other disclosures in any Company SEC Document or Parent SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

Section 11.06.      Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c)) of a Governmental Authority by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

Section 11.07.      Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto, except for: (i) only following the Effective Time, the right of (x) the Company’s stockholders to receive the Merger Consideration in respect of shares of Company Common Stock pursuant to Section 2.03 and (y) the holders of Company Equity Awards to receive, as applicable, Assumed Stock Options, Assumed RSU Awards or Assumed PSU Awards pursuant to Section 2.05, (ii) the right of the Company Indemnified Parties to enforce the provisions of Section 7.04, and (iii) the right of TD Bank as an express third-party beneficiary to enforce the provisions of Section 8.10(a) to Section 8.10(c) to the extent related to TD Bank.

(b)              No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any Person after the Closing, and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any other wholly owned Subsidiary of Parent, which Subsidiary shall be a Delaware corporation; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub.

Section 11.08.      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.09.      Jurisdiction/Venue. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the Transactions, on behalf of itself or its property, in accordance with Section 11.01 or in such other manner as may be permitted by Applicable Law, and nothing in this Section 11.09 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law, (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute arises out of this Agreement or the Transactions, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the Transactions shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it shall not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

Section 11.10.      WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.10.

Section 11.11.      Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, including by facsimile or by email with .pdf attachments, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.12.      Entire Agreement. This Agreement, the Ancillary Agreements (as applicable) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

Section 11.13.      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.14.      Specific Performance. The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (i) for any breach of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except where this Agreement is terminated in accordance with Section 10.01, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree that (x) by seeking the remedies provided for in this Section 11.14, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including, subject to Section 10.03(f), monetary damages and (y) nothing contained in this Section 11.14 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.14 before exercising any termination right under Section 10.01 or pursuing damages nor shall the commencement of any action pursuant to this Section 11.14 or anything contained in this Section 11.14 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 10.01 or pursue any other remedies under this Agreement that may be available then or thereafter.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE CHARLES SCHWAB CORPORATION

By:	/s/ Walter W. Bettinger II
Name: Walter W. Bettinger II
Title: President and Chief Executive Officer

AMERICANO ACQUISITION CORP.

By:	/s/ Peter Crawford
Name: Peter Crawford
Title: Executive Vice President and Chief Financial Officer

TD AMERITRADE HOLDING CORPORATION

By:	/s/ Stephen J. Boyle
Name: Stephen J. Boyle
Title: Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TD AMERITRADE HOLDING CORPORATION

TD Ameritrade Holding Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

The undersigned, R. Scott McMillen, hereby certifies that:

A. He is the duly elected and acting Secretary of TD Ameritrade Holding Corporation, a Delaware corporation.

B. The text of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

1.	Name. The name of the Corporation is TD Ameritrade Holding Corporation

2.	Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 1209 North Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

3.	Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

4.	Authorized Capital. The aggregate number of shares of stock which the Corporation shall have the authority to issue is 100 shares, all of which are of one class and are designated as Common Stock and each of which has a par value of One Cent ($0.01).

5.	Bylaws. The board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein.

6.	Election of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

7.	Right to Amend. The Corporation reserves the right to amend any provision contained in this Certificate as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

8.	Unanimous Written Consent Required. If any action is to be taken by stockholders without a meeting, such action must be authorized by unanimous written consent signed by all of the holders of outstanding stock.

9.	Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the General Corporation Law of Delaware. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 10 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends in its entirety the Certificate of Incorporation of the corporation.

Dated: _______________, 20____

[●]

EXHIBIT B

AMENDMENT TO
FIFTH RESTATED CERTIFICATE OF INCORPORATION OF
THE CHARLES SCHWAB CORPORATION
(Effective [●])

(Originally incorporated on November 25, 1986,
under the name CL Acquisition Corporation)

It is hereby certified that

First. The name of this corporation (hereinafter called the “Corporation”) is THE CHARLES SCHWAB CORPORATION.

Second. The Fifth Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article FOURTH thereof and restating it in its entirety as follows:

“FOURTH.

(A)          This Corporation is authorized to issue three classes of stock: preferred stock, common stock and nonvoting common stock. The authorized number of shares of capital stock is Three Billion, Three Hundred Nine Million, Nine Hundred Forty Thousand (3,309,940,000) shares, of which the authorized number of shares of preferred stock is Nine Million, Nine Hundred Forty Thousand (9,940,000), the authorized number of shares of common stock is Three Billion (3,000,000,000) and the authorized number of shares of nonvoting common stock is Three Hundred Million (300,000,000). As used in this Fifth Restated Certificate of Incorporation, references to “common stock” refer to the class of voting shares of common stock, references to “Nonvoting common stock” refer to the class of nonvoting common stock, and the class of common stock together with the class of Nonvoting common stock are collectively referred to as the “Common Shares.” The stock, whether preferred stock, common stock or Nonvoting common stock, shall have a par value of one cent ($0.01) per share. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares of such class then outstanding plus the number of shares of such class reserved for issuance, including shares reserved for issuance upon the conversion or exercise of any security of the Corporation providing for the issuance or delivery of shares of such class upon the conversion or exercise thereof) by the affirmative vote of the holders of a majority of common stock.

(B)           Common Shares.

(1)               Dividends and Other Distributions. Subject to the preferences applicable to any series of preferred stock, if any, outstanding at any time, and subject to the proviso in the following sentence, the holders of Common Shares shall share equally and be treated identically, on a per share basis, in dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Shares out of assets or funds of the Corporation legally available therefor, including, without limitation, in respect of related declaration dates, record dates and payment dates. In furtherance and not in limitation of the foregoing, no dividend may be declared or paid with respect to shares of common stock unless an identical per share dividend is simultaneously declared and paid in respect of shares of Nonvoting common stock, and no dividend may be declared or paid with respect to shares of Nonvoting common stock unless an identical per share dividend is simultaneously declared and paid in respect of shares of common stock; provided, however, that in the event that any dividend is paid in the form of Common Shares or rights to acquire Common Shares, the holders of common stock shall receive common stock or rights to acquire common stock, as the case may be, and the holders of Nonvoting common stock shall receive Nonvoting common stock or rights to acquire Nonvoting common stock, as the case may be.

(2)           Voting Rights.

(a)               Except as otherwise provided by applicable law, this Restated Certificate of Incorporation or any certificate of designations, all of the voting power of the Corporation shall be vested in the holders of common stock, and each holder of common stock shall have one vote for each share of common stock held by such holder on all matters to be voted upon by the stockholders; provided, however, that, except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock). For the avoidance of doubt, the reference to “this Corporation’s common stock” in the definition of “Voting Stock” in paragraph (C)(12) of Article TENTH shall be deemed to be a reference to the common stock.

(b)               Nonvoting common stock shall not have any voting power (and shall not be included in determining the number of shares voting or entitled to vote on a given matter), except (i) that any amendment, alteration or repeal (including by merger, consolidation or otherwise) of any provision of this Restated Certificate of Incorporation in a manner that significantly and adversely affects the rights or preferences of the Nonvoting common stock contained in this Fifth Restated Certificate of Incorporation, relative to the effect of such amendment, alteration or repeal on the common stock, shall require the affirmative vote of a majority of the outstanding shares of Nonvoting common stock, voting separately as a class, or (ii) as otherwise required by applicable law. Each holder of Nonvoting common stock shall have one vote for each share of Nonvoting common stock held by such holder on all matters to be voted upon by the holders of Nonvoting common stock.

(3)           Liquidation. Subject to the preferences applicable to any series of preferred stock, if any outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of common stock and the holders of Nonvoting common stock shall be entitled to share equally, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Common Shares.

(4)           Subdivision or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Shares (including by way of a dividend payable in shares of common stock or Nonvoting common stock, but subject to the proviso to Section (B)(1) of this Article FOURTH), the outstanding shares of the other class of Common Shares will be subdivided or combined in the same manner proportionately and on the same basis per share.

(5)           Transfer Restrictions.

(a)               No holder of shares of Nonvoting common stock may transfer any shares of Nonvoting common stock except pursuant to (i) a Permitted Inside Transfer or (ii) a Permitted Outside Transfer.

(b)               Any attempt to transfer any shares of Nonvoting common stock not in compliance herewith shall be null and void, and the Corporation shall not, and shall cause the transfer agent, if any, for Nonvoting common stock not to, give any effect in the Corporation’s stock records to such attempted transfer.

(6)           Conversion of Nonvoting Common Stock.

(a)               Automatic Conversion Upon Permitted Outside Transfer. Upon any Permitted Outside Transfer, each share of Nonvoting common stock so transferred shall, automatically and without the act of the holder thereof, be converted into one share of common stock in the hands of the transferee, subject to paragraph (B)(6)(b) of this Article FOURTH. Such conversion shall take effect simultaneously with the applicable Permitted Outside Transfer.

(b)               Certain Conversion Terms. After any Permitted Outside Transfer, the new holder of the shares of Nonvoting common stock so converted shall present to the Corporation such evidence of transfer as the Corporation may reasonably request, and as soon as practicable after the presentation thereof and, if required, the payment of all transfer and similar taxes, the Corporation shall issue and register in book-entry form in the name of such holder the number of shares of common stock issuable upon such conversion. Each holder of Nonvoting common stock shall give prompt notice to the Corporation of any Permitted Outside Transfer of shares of Nonvoting common stock by such holder; provided that in the case of any shares of Nonvoting common stock that are sold by a holder thereof in an offering that is a widespread public distribution under an effective registration statement pursuant to the Securities Act of 1933, as amended, no further evidence or notice of transfer shall be required and each transferee shall receive shares of common stock in such transfer, subject to the concurrent delivery of the shares of Nonvoting common stock to the Corporation. All shares of common stock issued or delivered upon conversion of shares of Nonvoting common stock shall be validly issued, fully paid and non-assessable and shall be free of preemptive or similar rights and free of any lien or adverse claim created by the Corporation. The Corporation shall take all such actions as may be necessary to assure that all such shares of common stock issuable upon conversion of the Nonvoting common stock (i) will be listed or quoted on each securities exchange upon which the common stock is listed or quoted and (ii) will be so issued without violation of any applicable law or governmental regulation (insofar as such applicable law or governmental regulation applies generally to such issuance and not to unique circumstances related to the relevant holder) or any requirements of any securities exchange upon which shares may be listed or quoted (except, in the case of clauses (i) and (ii), for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of Nonvoting common stock or of common stock issued or issuable upon conversion of Nonvoting common stock in any manner which interferes with the timely conversion of Nonvoting common stock.

(c)               Effect of Conversion. Upon conversion as provided herein, each outstanding share of Nonvoting common stock so converted shall cease to be outstanding, dividends and distributions on such share shall cease to accrue or be due and all rights in respect of such share shall terminate, other than (i) the right to receive, upon compliance with paragraph (B)(6)(b) of this Article FOURTH, appropriate evidence of the share of common stock registered in book-entry form into which such share of Nonvoting common stock has been converted and (ii) on the appropriate payment date after the date of conversion, the amount of all dividends or other distributions payable with respect to such share of Nonvoting common stock with a record date prior to the date of conversion and a payment date subsequent to the date of conversion. The conversion of shares of Nonvoting common stock shall be made without charge to the holder or holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion.

(d)               Reservation of Common Stock. The Corporation shall, at all times when any shares of Nonvoting common stock are outstanding, reserve and keep available, free from preemptive rights, out of its authorized but unissued common stock, the full number of shares of common stock then issuable upon conversion of all then outstanding shares of Nonvoting common stock. Notwithstanding anything herein to the contrary, the Corporation may, at its election, deliver, upon conversion of Nonvoting common stock, treasury shares of common stock or other shares of common stock that the Corporation has reacquired, provided such shares comply with the third sentence of paragraph (B)(6)(b) of this Article FOURTH.

(7)            No Optional Conversion. At no time may any share of Nonvoting common stock be converted at the option of the holder thereof unless the Corporation ceases to be a savings and loan holding company and it does not control any insured depository institution for purposes of the Home Owner’s Loan Act of 1933 or Bank Holding Company Act of 1956, as applicable. For the avoidance of doubt, this paragraph (B)(7) of this Article FOURTH shall not affect the automatic conversion of Nonvoting common stock upon a Permitted Outside Transfer pursuant to paragraph (B)(6) of this Article FOURTH. If optional conversion is at any time permitted in accordance with the first sentence of this paragraph (B)(7) of this Article FOURTH, if any optional conversion of Nonvoting common stock is to be made in connection with a merger, consolidation, reclassification or other transaction in which the shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property or any dissolution or liquidation, the optional conversion of any shares of Nonvoting common stock may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated.

(8)            Equal Status. Except as expressly provided in this Article FOURTH, common stock and Nonvoting common stock shall have the same rights and privileges and rank equally, share ratably, be identical in all respect as to all matters and be treated equally by the Corporation in any merger (other than any merger to create a holding company in which the common stock and Nonvoting common stock are treated equally except that each receives securities that mirror their respective Common Shares), consolidation, share exchange pursuant to an exchange offer by the Corporation, share repurchase pursuant to a tender offer, tender offer pursuant to an agreement to which the Corporation is a party or other similar transaction; provided that, for the avoidance of doubt, the foregoing shall not prohibit the Corporation from making open market repurchases of common stock without repurchasing or offering to repurchase Nonvoting common stock.

(9)            The following definitions shall apply with respect to this Article FOURTH:

(a)               “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) has the meaning set forth in 12 C.F.R. § 238.2(e) or 12 C.F.R. § 225.2(e)(1), as applicable.

(b)               “Permitted Inside Transfer” means any transfer of shares of Nonvoting common stock by a holder thereof to an Affiliate of such holder; provided that, for the avoidance of doubt, if, following such transfer, the transferee ceases to be an Affiliate of the transferor, such transfer shall not be considered a Permitted Outside Transfer that results in the conversion of the Nonvoting common stock into common stock pursuant to paragraph (B)(6) of Article FOURTH.

(c)               “Permitted Outside Transfer” means any transfer of shares of Nonvoting common stock by a holder thereof (i) in a widespread public distribution (or to an underwriter solely for the purpose of conducting a widespread public distribution), (ii) in a transfer in which no relevant transferee (or group of associated transferees) acquires 2% or more of any “class of voting shares” (as defined in 12 C.F.R. § 238.2(r)(3) or 12 C.F.R. § 225.2(q)(3), as applicable) of the Corporation, (iii) to a transferee that would own or control more than 50% of any “class of voting shares” (as defined in 12 C.F.R. § 238.2(r)(3) or 12 C.F.R. § 225.2(q)(3), as applicable) of the Corporation without regard to any transfer of shares from the transferring holder or (iv) to the Corporation; provided that, notwithstanding anything to the contrary in this definition, any transfer of shares of Nonvoting common stock by a holder thereof in any transaction described in any of the foregoing clauses (i), (ii), (iii) or (iv) that is also a Permitted Inside Transfer shall constitute a Permitted Inside Transfer and not a Permitted Outside Transfer.

(C)              Preferred Stock. Shares of preferred stock may be issued from time to time in one or more series. The Board of Directors of this Corporation is hereby authorized to fix or alter the voting rights, powers, preferences and privileges, and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock; and to fix the number of shares constituting any such series and the designation thereof; and to increase or decrease the number of shares of any series of preferred stock (but not below the number of shares thereof then outstanding).”

Third. This Amendment to the Fifth Restated Certificate of Incorporation of The Charles Schwab Corporation amends Article FOURTH of the Fifth Restated Certificate of Incorporation of The Charles Schwab Corporation pursuant to Sections 242 of the Delaware General Corporation Law.